Exhibit 10.14

MARKET SQUARE

SAN FRANCISCO, CALIFORNIA

OFFICE LEASE

SRI NINE MARKET SQUARE LLC,

a Delaware limited liability company,

Landlord

and

TWITTER, INC.,

a Delaware corporation,

Tenant

DATED AS OF: April 20, 2011

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS:

A - Outline of Premises

B - Rules and Regulations

C - Form of Commencement Date Letter

D - Landlord’s Work and Base Building Description (Pre-Delivery Work, Overlap Work and Post Occupancy Work)

E - Form of Letter of Credit

F - Reserved

G - Dog Rules

H - Affiliate’s Waiver, Indemnity and Acknowledgement

I - Space Sharing Waiver, Indemnity and Acknowledgment

J - Outline of Expansion Increments

K - Outline of Reduced Expansion Increment on Fifth Floor

LEASE

THIS LEASE is made as of the 20th day of April, 2011 (the “Effective Date”), between SRI NINE MARKET SQUARE LLC, a Delaware limited liability company (“Landlord”), and TWITTER, INC., a Delaware corporation (“Tenant”).

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building (the “Building”) located at 1355 Market Street, San Francisco, California. The Building, the parcel(s) of land (the “Land”) on which the Building is located and the other improvements on the Land (including the walkways and landscaping) are referred to herein as the “Real Property.” The Real Property is a part of the office, retail and garage project commonly known as Market Square (the “Project”). The Project includes the Stevenson Building (defined in Section 4.g below), but the Stevenson Building is not included in the Real Property for purposes of this Lease.

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building, as well as the common areas of the other portions of the Project that are pertinent to Tenant’s occupancy or use of, or access to, the Premises and the Parking Facility (as defined in Paragraph 53 below) (collectively, the “Common Areas”). Tenant shall comply with all recorded covenants, conditions and restrictions (“CC&R’s”) currently or hereinafter affecting the Project and agrees that this Lease shall be subject and subordinate thereto; provided, however, that Tenant will not be required to comply with, and this Lease will not be subordinate to, any CC&R’s created after the Effective Date which have a materially adverse affect on Tenant’s use of or access to the Premises or Parking Facility, materially increase Tenant’s obligations hereunder or materially diminish Tenant’s rights hereunder, unless the same are mandated by law. Except to the extent that Tenant is granted the right to the use of an allocation of conduits or riser space pursuant to the terms of this Lease, all of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment serving the Building generally or other utilities or Building facilities are reserved solely to Landlord and Landlord shall, subject to the provisions of Paragraph 23 below, have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a. Floor(s) on which the Premises are located: 7th, 8th and 9th floors. The Premises are designated as Suites 700, 800 and 900. Landlord and Tenant agree that for the purpose of this Lease, the Premises are deemed to contain 162,906 rentable square feet of space, of which 26,748 rentable square feet is located on the 7th floor, 78,792 rentable square feet is located on the 8th floor and 57,366 rentable square feet is located on the 9th floor. Notwithstanding the above, Tenant may, by written notice to Landlord at any time prior to the Commencement Date, add to the Premises the balance of the rentable square footage on the 7th floor, in which event Suite 700 will be deemed to contain 78,792 rentable square feet of space and the total rentable square footage of the Premises will be 214,950 rentable square feet.

Landlord confirms and agrees that the Premises have been measured in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings (BOMA Z65.1-1996) with a load factor not to exceed twelve percent (12%) for full floor increments (the “BOMA Standard”). The aforementioned rentable square footage of the Premises shall not be re-measured during the initial Lease term or during any renewal term. However, if the BOMA Standard is revised prior to the date Tenant exercises a Renewal Option under Paragraph 60 below, then the Premises covered by the Renewal Option may be re-measured at the commencement of the subject Renewal Term in accordance with the revised BOMA Standard.

b. Lease term: Approximately six (6) years, commencing on the date (the “Commencement Date”) that the Overlap Work (as defined in Paragraph 4.b. below) is substantially completed by Landlord (without regard to any lack of completion by Tenant of the Tenant Improvements (as defined in Paragraph 4.c. below)), and ending on the date (the “Expiration Date”) that is the last day of the seventy-second (7th) full calendar month thereafter. Paragraph 58.d. below sets forth provisions regarding the automatic extension of the Lease term upon the addition to the Premises of each Expansion Increment, so that the entire Premises will have the same Expiration Date.

c. Monthly Rent: The amounts set forth below for the respective periods (based on 162,906 rsf for the Premises):

Annual Rent

Applicable Period	Monthly Rent	per RSF
First Lease Year	0	0
Second Lease Year	$203,632.50	$15.00
Third Lease Year	$363,144.63	$26.75
Fourth Lease Year	$485,324.13	$35.75
Fifth Lease Year	$495,505.75	$36.50
Sixth Lease Year	$522,656.75	$38.50

The “First Lease Year” shall be the period commencing on the Commencement Date (as defined in Paragraph 2.b. above) and ending on the last day of the twelfth (12th) full calendar month thereafter. Each period of twelve (12) full calendar months thereafter shall constitute a “Lease Year.” The above stated Monthly Rent amounts are based on the Premises containing 162,906 rentable square feet of space. If, prior to the Commencement Date, Tenant leases the remainder of the seventh (7th) floor as permitted in Paragraph 2.a. above, the above Monthly Rent amounts shall be adjusted to reflect such additional square footage.

d. Security: Letter of Credit in the initial amount of Twenty Dollars ($20.00) per rentable square foot of the Premises (which will total Three Million Two Hundred Fifty Eight Thousand One Hundred Twenty Dollars ($3,258,120.00) if the Premises total 162,906 rsf), subject to increases and decreases in accordance with Paragraph 6 below.

e. Tenant’s Share: 22.18%, which percentage is calculated by dividing the 162,906 rentable square feet of the Premises by the 734,467 rentable square feet of the Building. Landlord represents to Tenant that the aforementioned rentable square footage of the Building was determined in accordance with the BOMA Standard (for such purposes, the rentable square footage of the Building does not include any space below the ground floor, on the roof or outside the perimeter wall of the Building).

f. Base Year: The calendar year 2012.

Base Tax Year: The fiscal tax year ending June 30, 2013

g. Initial contemplated business use of Premises: Telecommunications and technology. Paragraph 8.a. below sets forth the permitted uses of the Premises.

h. Real estate broker(s): Shorenstein Management, Inc., and Jones Lang LaSalle.

3. Term; Confirmation of Premises and Relevant Dates. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b. above) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b. above). Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming (i) the Premises covered by this Lease as of the Commencement Date, (ii) the Commencement Date and (iii) the Expiration Date.

4. Delivery of Premises; Landlord’s Work; Tenant Improvements; Landlord’s Allowance; Early Access; Swing Space.

a. Delivery of Premises. Landlord shall deliver the Premises to Tenant with the Pre-Delivery Work (as hereinafter defined) completed, but otherwise in its as-is condition. The “Pre-Delivery Work” is the portion of Landlord’s Work (as defined in Paragraph 4.b. below) identified as Pre-Delivery Work on Exhibit D. The parties presently estimate that the Premises will be delivered to Tenant with the Pre-Delivery Work completed (“Delivery”) on or about September 1, 2011. If Landlord does not achieve Delivery on or before October 1, 2011 (the “Outside Delivery Date for Rent Abatement,” as such date may have been extended pursuant to the extension provisions below), and the Tenant Improvements are not Substantially Completed (as defined in Paragraph 4.c. below) on or before the date (“Tenant’s Target Completion Date”) that is the later of (i) June 1, 2012, or (ii) the scheduled completion date in the Construction Schedule (as defined in Paragraph 4.d.vi. below) due to Landlord’s failure to achieve Delivery on or before the

Outside Delivery Date for Rent Abatement, then for each day after Tenant’s Target Completion Date, that the Tenant Improvements are not Substantially Completed due to Landlord’s failure to achieve Delivery on or before the Outside Delivery Date for Rent Abatement (as the same may have been extended), Tenant shall receive one day of abatement of Monthly Rent (which abatement shall commence on the date immediately following the date Tenant’s free rent period provided for in Paragraph 2.c. above ends). Notwithstanding the foregoing, the aforementioned rent abatement is conditioned upon the Tenant Improvements consisting of improvements that could reasonably have been completed, using diligent and commercially reasonable efforts (but, as described below, not work on an overtime or “after-hours” basis), within an eight (8) month construction period, if Tenant’s Contractor used good faith and commercially reasonable and diligent efforts to Substantially Complete the Tenant Improvements within such period.

Notwithstanding the foregoing provisions regarding abatement of Monthly Rent, if the Tenant Improvements are not Substantially Completed on or before Tenant’s Target Completion Date, due in part to delays caused by (i) Tenant not having commenced the Tenant Improvements promptly following receipt of the Premises with the Pre-Delivery Work completed, (ii) changes made to Tenant’s plans after commencement of construction which delay the construction process originally provided for in the Construction Schedule, (iii) the inclusion in the Tenant Improvements of “long lead” materials (such as fabrics, paneling, carpeting or other items that are not readily available within industry standard lead times (e.g., custom made items that require time to procure beyond that customarily required for standard items, or items that are currently out of stock and will require extra time to back order) and for which suitable substitutes exist) and/or (iv) any other delays caused by Tenant or Tenant’s Contractor in commencing or completing the Tenant Improvements (each a “Tenant Caused Substantial Completion Delay”), then the rental abatement shall not apply to the extent the delay in Substantial Completion beyond Tenant’s Target Completion Date was caused by such Tenant Caused Substantial Completion Delays. For purposes of clause (iv) in the immediately preceding sentence, so long as Tenant’s Contractor meets or exceeds the milestone dates described in the Construction Schedule (as defined in Paragraph 4.d. below), no delay in the completion of the Tenant Improvements on the part of Tenant’s Contractor shall be deemed to have occurred. Tenant shall not be required to use overtime labor in order to Substantially Complete the Tenant improvements by Tenant’s Target Completion Date, if the failure to Substantially Complete the Tenant Improvements by such date will result from Landlord’s failure to achieve Delivery by the Outside Delivery Date for Rent Abatement, as opposed to resulting from a Tenant Caused Substantial Completion Delay(s). However, if Landlord is responsible for the delay in accordance with the foregoing provisions, and if Landlord agrees (at Landlord’s sole option) to pay the increase in Tenant’s construction costs that will result from use of overtime labor so that Tenant is able to Substantially Complete the Tenant Improvements on or before Tenant’s Target Completion Date, then Tenant shall, if reasonably feasible, employ overtime labor, provided that Landlord makes the funds for the increased construction costs (which will include, without limitation, the “overtime” portion of wages to laborers, as well as other costs (if any) necessarily and reasonably incurred as a result of the modification of the Construction Schedule, such as increased costs to expedite material deliveries, etc.) available for timely disbursement (in accordance with an industry-standard payment cycle) during the course of construction. Upon the request of Landlord or Landlord’s Contractor from time to time during Tenant’s construction of the Tenant Improvements, Tenant shall advise

Landlord of Tenant’s progress in Substantially Completing the Tenant Improvements and whether over-time labor would be required in order for Tenant to Substantially Complete the Tenant Improvements on or before Tenant’s Target Completion Date, so that Landlord can determine whether Landlord elects to pay for the overtime costs in order to enable Tenant to Substantially Complete the Tenant Improvements on or before Tenant’s Target Completion Date.

In addition to the foregoing, if Landlord fails to achieve Delivery on or before January 1, 2012 (the “Outside Delivery Date for Termination”), then Tenant may terminate this Lease by written notice to Landlord given within ten (10) Business Days following the Outside Delivery Date for Termination, but in any event prior to Delivery; in the event of such termination, the Letter of Credit (as defined in Paragraph 6 below) shall be returned by Landlord to Tenant. If Tenant is entitled to terminate this Lease pursuant to the foregoing, but does not exercise such termination right, Tenant shall still be entitled to the rent abatement pursuant to the provisions above. In the event of any delay in the completion of the Pre-Delivery Work resulting from Force Majeure (as defined below), Landlord shall promptly deliver notice to Tenant specifying the nature of the delay in question, and a good faith estimate of the anticipated length of the delay resulting therefrom (provided that Landlord will not be liable for any inaccuracy in the estimated delay contained in any such notice).

The Outside Delivery Date for Rent Abatement (initially, October 1, 2011, as provided above) and the Outside Delivery Date for Termination (initially, January 1, 2012, as provided above), will be extended by the length of any delays in the completion of the Pre-Delivery Work that result from strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of Landlord (“Force Majeure”) and/or delays resulting from the act or failure to act of Tenant or Tenant’s Contractor (a “Tenant Delay of Pre-Delivery Work”); provided, however, that (x) extension of the aforementioned dates on account of Force Majeure shall not exceed a total of ninety (90) days and (y) delays incurred by Landlord in obtaining permits required for Landlord’s Work shall not constitute Force Majeure delays for purposes of the foregoing. Notwithstanding the foregoing, in the event any act or omission of Tenant, in Landlord’s reasonable determination, constitutes a Tenant Delay of Pre-Delivery Work, Landlord will, promptly after determining that the act or omission will create a Tenant Delay of Pre-Delivery Work, deliver notice to Tenant specifying the action or omission in question, and if Tenant cures such action or omission within five (5) Business Days following a receipt of such notice, no Tenant Delay of Pre-Delivery Work shall be deemed to have occurred. Further, in any event, Landlord will use reasonable efforts, without additional cost to Landlord unless Tenant agrees in writing to reimburse Landlord for such costs, to mitigate the effects of any Tenant Delay of Pre-Delivery Work. If and to the extent the Landlord reasonably incurs a net increased cost (taking into account any cost saving Tenant might have facilitated by its actions) in the performance of Landlord’s Work as a direct result of any Tenant Delay of Pre-Delivery Work (as reasonably evidenced by Landlord, with supporting documentation), Tenant will be responsible for such reasonable increased costs and Landlord’s Allowance will be decreased by the amount of such reasonable increased cost.

The rent abatement and termination rights provided for above in this Paragraph 4.a. shall be Tenant’s sole remedy in the event of Landlord’s failure to achieve Delivery by the required dates.

b. Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense (without application of Landlord’s Allowance, as defined below) perform the work set forth on attached Exhibit D (“Landlord’s Work”). As provided in Paragraph 4.a. above, the portion of Landlord’s Work identified on Exhibit D as the “Pre-Delivery Work” shall be performed by Landlord prior to Delivery. The portion of Landlord’s Work that is not included in the “Pre-Delivery Work” is either “Overlap Work” (as defined in Exhibit D) which shall be performed by Landlord concurrently with the construction of the Tenant Improvements by Tenant’s Contractor (as defined below) or is “Post-Occupancy Work” (as defined in Exhibit D) which will be completed by Landlord at a later date in accordance with Exhibit D. The general contractor performing Landlord’s Work is referred to hereinafter as “Landlord’s Contractor.” The period during which the Pre-Delivery Work and the Overlap Work are being performed, which period expires upon the substantial completion of the Overlap Work, is referred to herein as the “Construction Period”. If substantial completion of the Overlap Work is delayed beyond May 1, 2012, due to delays resulting from the act or failure to act of Tenant or Tenant’s Contractor (a “Tenant Caused Overlap Work Delay”) then, for each day beyond May 1, 2012, that the Overlap Work is not substantially completed due to the Tenant Caused Overlap Work Delay, Tenant shall pay to Landlord a penalty equal to one (1) day of Monthly Rent at the rate in effect under Paragraph 2.c. above for the Third Lease Year. Notwithstanding the foregoing, in the event any act or omission of Tenant or Tenant’s Contractor, in Landlord’s reasonable determination, constitutes a Tenant Caused Overlap Work Delay, Landlord will, promptly after determining that the act or omission will create a Tenant Caused Overlap Work Delay, deliver notice to Tenant specifying the action or omission in question, and if Tenant cures such action or omission within five (5) Business Days following a receipt of such notice, no Tenant Caused Overlap Work Delay shall be deemed to have occurred. Further, in any event, Landlord will use reasonable efforts, without additional cost to Landlord unless Tenant agrees in writing to reimburse Landlord for such costs, to mitigate the effects of any Tenant Caused Overlap Work Delay. If and to the extent the Landlord reasonably incurs a net increased cost (taking into account any cost saving Tenant might have facilitated by its actions) in the performance of Landlord’s Work as a direct result of any Tenant Caused Overlap Work Delay (as reasonably evidenced by Landlord, with supporting documentation), Tenant will be responsible for such reasonable increased costs and Landlord’s Allowance will be decreased by the amount of such reasonable increased cost.

Landlord’s Work shall also include all work required to cause (i) the Base Building (as defined below) components of the Premises (prior to the construction of the Tenant Improvements) and (ii) the Base Building components, and all Common Areas (inclusive of restrooms), in the other areas of the Building that are anticipated to be in Tenant’s path of travel during the Lease term, to comply with Title 24 access requirements as of the date Landlord’s Work is completed. “Base Building” means the structural portions of the Building (including exterior walls and windows, columns, shafts (including elevator shafts), common stairwells, roof, foundation, floor/ceiling slabs and core of the Building), and all Building systems, including, without limitation, elevator, plumbing, heating, electrical, security, life safety and power (the “Building Systems”).

Except for Landlord’s Work, Landlord shall not be required to perform any work in the Premises to prepare them for Tenant’s occupancy and Tenant shall accept the Premises in their as-is condition.

The parties acknowledge that Landlord is in the process of renovating the infrastructure of the Building and modernizing the Building, which work includes the Landlord’s Work and the Base Building renovations specified in Exhibit D attached to this Lease and is otherwise limited to the addition of a landscaped plaza that will physically connect the Building to the Stevenson Building (the “Renovation Project”). The provisions of Paragraph 55 below (including, without limitation, the provisions regarding interference with Tenant’s access to the Premises and Service Interruptions) shall apply to Landlord’s work on the Renovation Project. Throughout the Renovation Project, Landlord shall use commercially reasonably efforts to minimize disruption to Tenant’s business at the Premises as a result of the work.

c. Tenant Improvements. Notwithstanding the fact that the Commencement Date of this Lease does not occur until the date set forth in Paragraph 2.b. above, following Delivery, Tenant shall commence construction of the improvements Tenant desires to make in the Premises prior to Tenant’s initial occupancy (the “Tenant Improvements”). For avoidance of doubt, (i) the Tenant Improvements shall consist of interior improvements necessary to facilitate the use by Tenant of the Premises for the use(s) permitted hereunder, and shall not include the installation of Building Systems or the modification of same; and (ii) Tenant is not acting as the agent of Landlord in its construction efforts and not performing any work of improvements within the Premises on behalf of Landlord. During the portion of the Construction Period following Delivery and prior to the Commencement Date, all of the provisions of the Lease shall apply to the activities of Tenant and its contractors, suppliers, employees and agents in the Premises and the Building, except that (i) no rent shall be due or accrue under this Lease prior to the date Tenant’s free rent under Paragraph 2.c. above has expired, and (ii) during the Construction Period, Tenant’s liability under this Lease for acts or failures to act will be limited as described in Paragraph 25.b.6. below. Except as otherwise expressly provided in this Paragraph 4 or Paragraph 9 below, all of the provisions of Paragraph 9 below (entitled “Alterations and Restoration”) shall apply to the construction of the Tenant Improvements. Notwithstanding anything to the contrary herein, the Alteration Operations Fee provided for in Paragraph 9.a. below shall be inapplicable to the construction of the initial Tenant Improvements and the Construction Management Fee provided for in Paragraph 4.e.iii. below shall instead apply. The architect selected by Tenant to prepare the plans and specifications and the general contractor selected by Tenant for the construction of the initial Tenant Improvements (“Tenant’s Contractor”) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. In order to facilitate Tenant’s design of the Tenant Improvements, on or before May 15, 2011, Landlord shall submit to Tenant Building plans and specifications described as “permit and pricing documents” prepared by RMW Architects and its consultants, dated on or about April 28, 2011, in the form of an AutoCad compatible drawing file (“Base Building Plans”) as well as a complete and current copy of all rules, regulations, instructions and procedures promulgated by Landlord with respect to design and/or construction of improvements within the Building, including contractor and insurance requirements (“Building Requirements”) sufficient to allow Tenant to complete Tenant’s plans for the Tenant Improvements.

Subject to Landlord’s reasonable approval of the plans and specifications for the Tenant Improvements in accordance with the provisions of Paragraph 9.a. below (and provided that the work complies with all applicable Legal Requirements) the Tenant Improvements may include, without limitation, the following:

i. The construction of a full-service kitchen and cafeteria, which improvements may include (x) connecting the kitchen equipment to existing mechanical, electrical, plumbing and fire suppressions systems in the Building, (y) making necessary modifications to the Base Building structure and/or envelope for passage and routing of required infrastructure and (z) the installation of equipment and pertinent infrastructure required for a functioning kitchen, including but not limited to food service equipment, exhaust systems, waste systems (including grease interceptors), food storage units, and similar installations, and

ii. The construction of internal stairways between floors of the Premises (although, in any event, Tenant shall retain the right to utilize the designated fire stairs for travel between floors of its Premises, subject to Legal Requirements and reasonable Building rules).

In no event shall Tenant or Tenant’s Contractor be given access to the Premises until Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the construction of the Tenant Improvements work and the insurance required under Paragraph 15 below. During the period that the Tenant Improvements are being performed concurrently with the Overlap Work, Tenant’s Contractor and Landlord’s Contractor shall cooperate with each other to ensure that their respective work can be performed in as efficient and cost effective a manner as possible.

The Tenant Improvements shall be deemed “Substantially Completed” by Tenant’s Contractor when they have been completed in accordance with the final plans (as reasonably approved by Landlord and Tenant), subject only to correction or completion of “punch list” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s use of the Premises for Tenant’s business and the subsequent performance of the completion of the work will not materially interfere with or impair the use of the Premises for Tenant’s business.

d. Construction Plans; Tenant’s Construction Schedule.

i. Selection of Architect; Construction Drawings. Tenant shall retain IA - Interior Architects (“Tenant’s Architect”) to prepare the plans and specifications for the Tenant Improvements, which plans and specifications shall be subject to Landlord’s prior written approval in accordance with Paragraph 9 below and the timelines described in this Paragraph 4.d.

ii. Space Plan. Tenant shall initially supply Landlord with four (4) copies of its proposed space plan for the Premises (the “Space Plan”). The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and any major equipment to be contained therein. Landlord shall advise Tenant within five (5) Business Days after Landlord’s receipt of the Space Plan if the same is unsatisfactory or incomplete in any respect (Landlord’s approval not to be unreasonably withheld or conditioned). If Tenant is so advised, Tenant shall cause the Space Plan to be revised by Tenant’s Architect to correct any deficiencies or other matters Landlord may reasonably require and re-submit the proposed Space Plan to Landlord. Landlord will approve or disapprove of the revised Space Plan in writing within two (2) Business Days after receipt thereof. This process will continue until the Space Plan is fully approved in writing by Landlord. Notwithstanding anything to the contrary above, if, when reviewing revised Space Plans, Landlord requires material revisions to design items that Landlord previously approved (and the material revisions to previously approved items are not triggered by the other revisions being made to the Space Plan), then the additional time (if any) required for Tenant’s Architect to revise the Space Plan to address those additional deficiencies shall constitute a Landlord Delay for purposes of Paragraph 4.h. below.

iii. Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall cause Tenant’s Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and submit the same to Landlord for Landlord’s approval (Landlord’s approval not to be unreasonably withheld or conditioned). Tenant shall supply Landlord with four (4) copies of the Working Drawings. Landlord shall advise Tenant in writing within ten (10) Business Days after Landlord’s receipt of the draft Working Drawings if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall cause Tenant’s Architect to revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require and re-submit the same to Landlord. Landlord will approve or disapprove the revised Working Drawings in writing within ten (10) Business Days following receipt thereof (provided that, if the modifications to the Working Drawings are of a nature that the revisions can be reviewed in a shorter period, Landlord shall use reasonable efforts to provide its approval or disapproval within such shorter period and within five (5) Business Days if reasonably possible). This process will continue until the Working Drawings are fully approved by Landlord. Notwithstanding anything to the contrary above, if, when reviewing revised Working Drawings, Landlord requires material revisions to items that Landlord previously approved (and the material revisions to previously approved items are not triggered by the other revisions being made to the Working Drawings), then the additional time (if any) required for Tenant’s Architect to revise the subject Working Drawings to address those additional deficiencies shall constitute a Landlord Delay for purposes of Paragraph 4.h. below. The final Working Drawings, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “Construction Drawings.” Tenant shall also submit the Working Drawings in the form of an AutoCad compatible drawing file.

iv. Permits. Promptly following Landlord’s approval of the Construction Drawings, Tenant will submit the same to the applicable governmental authorities for permit. Landlord will reasonably cooperate with Tenant in any such submission, with any and all costs reasonably incurred by Landlord in connection therewith being reasonably funded from Landlord’s Allowance.

v. Change Orders. If, after approval of the Construction Documents, Tenant desires to submit a change order to Landlord, Tenant will deliver notice of such proposed change order (as well as the applicable plan revisions) to Landlord together with a description of any change in the Construction Schedule resulting therefrom. Landlord will approve or disapprove the proposed change order in writing (Landlord’s approval no to be unreasonably withheld or conditioned) within five (5) Business Days following delivery of the same to Landlord.

vi. Tenant’s Construction Schedule. Promptly following Landlord’s and Tenant’s written approval of the Construction Drawings, Tenant’s selection of Tenant’s Contractor and the receipt of all bids from subcontractors, Tenant will prepare a construction schedule outlining the major milestones of planned progress of construction of the Tenant Improvements (the “Construction Schedule”) and deliver a copy of the Construction Schedule to Landlord.

e. Landlord’s Allowance.

i. Landlord’s Allowance. Notwithstanding anything to the contrary in Paragraph 9 below, as an inducement to Tenant to enter into this Lease, Landlord shall contribute toward the cost of the design, construction and installation of the Tenant Improvements (including, without limitation, Tenant’s Contractor’s fee and the Construction Management Fee provided for in Paragraph 4.e.iii. below) an amount not to exceed Forty Dollars ($40.00) per rentable square foot of the Premises (which totals Six Million Five Hundred Sixteen Thousand Two Hundred Forty Dollars ($6,516,240.00) based on 162,906 rsf for the Premises) (the “Landlord’s Allowance”); provided, however that not more than Ten Dollars ($10.00) per rentable square foot of the Premises (which totals One Million Six Hundred Twenty Nine Thousand Sixty Dollars ($1,629,060.00) based on 162,906 rsf for the Premises) of the Landlord’s Allowance may be applied to Tenant’s reasonable space planning, architectural and engineering costs for the design of the Tenant Improvements. No portion of the Landlord’s Allowance may be applied to the cost of equipment, trade fixtures, moving expenses, furniture, cabling, signage or free rent. Further, Tenant may only apply Landlord’s Allowance to portions of the Premises which are then the subject of a sublease, or are intended to be sublet, if the Tenant Improvements in such space are consistent with the general design and finish of the Tenant Improvements in the remainder of the Premises. Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Landlord’s Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met. Notwithstanding anything to the contrary in this Paragraph 4.e.i., Landlord’s Allowance shall be available for disbursement pursuant to the terms hereof only for the period commencing on the date hereof and ending on December 31, 2012 (the “Allowance Availability Period”). Accordingly, if any portion of the Landlord’s Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the last day of the Allowance Availability Period, such unused portion shall be forfeited by Tenant. The Allowance Availability Period shall be extended for any period that Tenant’s construction of the Tenant Improvements is delayed due to Force Majeure or, as provided in Paragraph 4.h. below, Landlord Delay. The Allowance Availability Period shall also be extended one day for each day beyond October 1, 2011, that Delivery has not been achieved for any reason other than a Tenant Delay of Pre-Delivery Work; except that in no event shall the Allowance Availability Period be extended under this sentence past the date that is six (6) months following the date of actual Substantial Completion of the Tenant Improvements.

Tenant acknowledges that Landlord’s Allowance is to be applied to Tenant Improvements generally covering the entire Premises outlined in Exhibit A. If Tenant elects to leave any substantial portion of the Premises unimproved, then the Landlord’s Allowance shall be adjusted on a pro-rata per rentable square foot basis to reflect the number of square feet actually being improved; provided that if Tenant, prior to the expiration of the Allowance Availability Period, subsequently elects to improve any such unimproved space, Landlord’s Allowance will be re-adjusted to reflect and include the rentable area of the space so improved, but the Allowance Availability Period shall not be extended.

ii. Disbursement of Landlord’s Allowance. Landlord shall disburse Landlord’s Allowance directly to Tenant’s Contractor and/or to the applicable subcontractors, as Tenant shall reasonably determine. Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a certificate from Tenant’s Architect certifying that the work evidenced by such invoices has been performed in accordance with the Construction Drawings, (C) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (D) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of the California Civil Code). No payment will be made for materials or supplies not located in the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of the California Civil Code) from Tenant’s Contractor and all subcontractors and suppliers involved in the Tenant Improvements.

If Tenant determines that Tenant has complied with the applicable requirements for a particular disbursement request submitted by Tenant under this Paragraph 4.e., and that Landlord has failed to timely make the required disbursement pursuant to this Paragraph 4.e., then Tenant may send Landlord a written notice (a “Disbursement Failure Notice”) stating why Tenant has determined that a particular disbursement was required and that Landlord failed to disburse the required sums within the required period. If Tenant delivers a Disbursement Failure Notice to Landlord and Landlord fails, within ten (10) Business Days following receipt of the Disbursement Failure Notice, to either (x) disburse the subject sums requested by Tenant to be disbursed or (y) notify Tenant in writing of the particular reasons that Landlord has determined that the requested sums are not yet required to be disbursed (for example, without limitation, that acceptable invoices were not included with the disbursement requests or that all of required lien waivers were not included with the disbursement request) then Tenant may send Landlord a second written notice in the same form as required above and, if Landlord does not comply with either (x) or (y) above within five (5) Business Days following receipt of the second written notice, then Tenant shall be entitled to fund the amount set forth in the subject disbursement request and deduct the subject sums together with interest at the Interest Rate from Tenant’s rental payments next due until such sums have been fully offset; provided that, concurrently with Tenant’s funding of the subject disbursement amount itself, Tenant shall notify Landlord in writing of the amount so funded by Tenant. Further, if Landlord, in accordance with (y) above, timely notifies Tenant in writing of Landlord’s particular reasons for not disbursing the requested sums and Tenant disagrees with Landlord that the requirements for disbursement were not met, then either party may submit the issue to the dispute resolution procedure provided for in Paragraph 4.n. below and the results of such procedure shall be binding. If and to the extent it is mutually determined by Landlord and Tenant (or is determined through the dispute resolution procedure in Paragraph 4.n. below) that Landlord failed to timely fund a monthly disbursement and such failure caused Tenant to reasonably incur any reasonable additional costs or any penalty or fee payable to Tenant’s Contractor or to Tenant’s vendors supplying materials or services with respect to the Tenant Improvements, Landlord will be responsible for such penalty or fee and Tenant shall request reimbursement therefor in accordance with the procedures set forth above for a disbursement of Landlord’s Allowance, with the total amount of such penalty or fee to be added to the Landlord Allowance amount available to Tenant; additionally, any delay in the construction of the Tenant Improvements resulting from such failure to fund a disbursement will be a Landlord Delay. At such time as Landlord pays the required funds to the appropriate parties, Tenant shall have no further right to continue such offset against rent payments under this Lease.

Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of Landlord’s Allowance (the “Excess Cost”). At such time as the Landlord’s Allowance has been entirely disbursed in accordance with the provisions above, Tenant shall pay the Excess Cost, if any, which payments shall be made in installments as construction progresses directly to Tenant’s Contractor and/or the applicable subcontractors. Tenant shall furnish to Landlord copies of receipted invoices for all payments made by Tenant for the Excess Costs and the lien waivers (as described above) for all such payments.

iii. Construction Management Fee. Landlord shall receive a construction management fee (the “Construction Management Fee”) equal to Fifty Cents ($.50) per rentable square foot of the Premises (which totals Eighty One Thousand Four Hundred Fifty

Three Dollars ($81,453.00) based on 162,906 rsf for the Premises) as compensation to Landlord for Landlord’s internal review of Tenant’s plans, general oversight of the construction, access, elevator usage during normal Business hours, and electricity consumed during construction. Landlord’s aforementioned review of Tenant’s plans and oversight of construction shall be solely for the benefit of Landlord and in no event shall approval of the plans by Landlord be deemed to constitute a representation by Landlord that the work called for in the plans complies with applicable codes and other Legal Requirements or release Tenant from Tenant’s obligation to supply plans which conform to applicable codes and other Legal Requirements and in no event shall Landlord’s aforementioned oversight of construction release Tenant from its obligation to retain such project management or other services as shall be necessary to ensure that the Tenant Improvements are performed properly and in accordance with the requirements of this Lease. The Construction Management Fee shall be paid from Landlord’s Allowance. At the time Landlord makes any disbursement of Landlord’s Allowance, Landlord shall retain from Landlord’s Allowance, as a partial payment of the Construction Management Fee, a proportionate amount of the Construction Management Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to ensure that the entire Construction Management Fee is retained over the course of construction of the Tenant Improvements on a prorata basis. At such time as Landlord’s Allowance has been entirely disbursed, if the entire Construction Management Fee has not yet been paid to Landlord, Tenant shall pay to Landlord a pro rata portion of each payment made by Tenant on account of the Tenant Improvements in order to ensure that the balance of the Construction Management Fee is paid to Landlord over the course of construction on a pro rata basis.

iv. Space Plan Allowance. In addition to Landlord’s Allowance, Landlord shall pay Tenant the total sum of Fifteen Thousand Dollars ($15,000.00) for reimbursement of Tenant’s architectural costs for an initial space plan. (Such sum includes the Five Thousand Dollars ($5,000.00) Landlord was obligated to pay upon execution of the letter of intent for this Lease.) Tenant shall cause Tenant’s architect to deliver to Landlord the completed space plan in both PDF and CAD formats.

f. Deleted.

g. Swing Space. Landlord will use diligent efforts (which efforts shall be subject to space availability), to provide Tenant with approximately two (2) full floors of short-term “Swing Space” on the second (2nd) and fifth (5th) floors in the building at 875 Stevenson Street (the “Stevenson Building”) where Tenant may move certain of its employees prior to Substantial Completion of the Tenant Improvements. If such Swing Space is available and Tenant desires to lease the same, the term of the lease of such Swing Space shall commence upon delivery of the Swing Space to Tenant (the “Swing Space Commencement Date”) and continue through and including the earlier of (x) the date Tenant vacates the Swing Space and (y) the date that is sixty (60) days after the date the Tenant Improvements are Substantially Completed, except that, if the Tenant Improvements are not Substantially Completed by the date nine (9) months following the Commencement Date (for any reason other than delays caused by Landlord), then, at the end of such nine (9) month period, the term of the lease of the Swing Space shall convert to a month-to-month lease which may be terminated by either party upon not less than thirty (30) days prior written notice to the other party of such termination. If Tenant leases the Swing Space, the rent for the Swing Space shall (i) for the initial nine (9) months following the Swing Space Commencement Date, be equal to the Operating Expenses (which, for purposes of the Swing Space, shall include the cost of providing electricity to the Swing Space, as reasonably determined by Landlord) and Tax Expenses applicable to the Swing Space (calculated by dividing the rentable square footage of the Swing Space by the total rentable square footage of the Stevenson Building, as reasonably calculated by Landlord, and without application of any base year amounts) and (ii) for the period of occupancy beyond the initial nine (9) months following the Swing Space Commencement Date, the sum of Twenty Four Dollars ($24.00) per rentable square foot per annum. During the term of Tenant’s lease of the Swing Space, all of the provisions of this Lease shall apply to Tenant’s occupancy of the Swing Space, but excluding any provisions which, by their nature, are not applicable to the Swing Space in the Stevenson Building, including, without limitation, the provisions regarding expansion options, rights of first refusal and renewal options. If Tenant leases any Swing Space, Landlord and Tenant shall execute a written instrument documenting Tenant’s lease of the subject Swing Space pursuant to this Paragraph 4.g.

h. Landlord Delay. Landlord’s (a) failure to comply with any time requirements expressly set forth in Paragraph 4.d. above with respect to Landlord’s obligation to provide notice of approval or disapproval of the Space Plan, Working Drawings or Change Orders, or (b) failure to achieve any of the dates set forth in Paragraph B of Exhibit D (Overlap Work); provided that such dates shall be extended by delays caused by Force Majeure and/or delays caused by Tenant (provided that there shall be no Tenant delay for purposes of the foregoing unless Landlord notified Tenant of the act or omission causing the Tenant delay and Tenant did not cure the same within five (5) Business Days after receipt of such notice) or (c) Landlord’s unreasonable interference with the completion of Tenant Improvements, including any failure or refusal of Landlord or Landlord’s agents or contractors to permit Tenant, its agents or contractors, access to and use of the Building or any Building facilities or services (including hoists, elevators, and loading docks) which access or use is reasonably required for the orderly and continuous performance of the work necessary to complete Tenant Improvements, are referred to collectively herein as “Landlord Delay” (provided that no Landlord Delay as described in clause (c) above will be deemed to have occurred unless and until Tenant has notified Landlord of the event which Tenant claims constitutes a Landlord Delay and Landlord has failed to cure such event within five (5) Business Days thereafter). Tenant will use commercially reasonable efforts to mitigate its damages and/or construction delays in the event of an alleged Landlord Delay. The parties acknowledge that the Overlap Work will be performed concurrently with portions of the Tenant Improvement work and, due to the need to coordinate such work, there might be instances where the performance of particular portions of the Tenant Improvements or Overlap Work are scheduled around other work. Provided that such scheduling is reasonable, short delays necessary to accommodate such coordination of the Tenant Improvements and Overlap Work shall not constitute a Landlord Delay, but the foregoing shall not excuse Landlord from its responsibility to meet any of the specific dates in Paragraph B of Exhibit D (subject to delays caused by Force Majeure and/or Tenant delays).

Notwithstanding anything to the contrary in this Paragraph 4, (x) if and to the extent the Tenant reasonably incurs a net increased cost (taking into account any cost saving Landlord might have facilitated by its actions, including any Landlord Delay) of design or construction of the Tenant Improvements as a direct result of any Landlord Delay (as reasonably evidenced by Tenant, with supporting documentation), Landlord will be responsible for such reasonable increased costs and Landlord’s Allowance will be increased by the amount of such reasonable increased cost and (y) if and to the extent that the Substantial Completion of any portion of the Tenant Improvements is delayed due to a Landlord Delay for more than thirty (30) days beyond the scheduled completion date that would have occurred without the Landlord Delay as reasonably evidenced by Tenant, with supporting documentation, then (A) the Allowance Availability Period for the pro-rata portion of Landlord’s Allowance that applies to the portion of the Premises for which the Landlord Delay applies will be extended one day for each day beyond such thirty (30) day period that Substantial Completion did not occur because of the Landlord Delay and (B) the free rent period provided for in Paragraph 2.c. above shall, as to only the portion of the Premises in which the subject Tenant Improvements are located, be extended one (1) day for each day beyond such thirty (30) day period the Tenant Improvements in that portion of the Premises were not Substantially Completed due to a Landlord Delay; provided, that for the purposes of this clause (y), the delay in Substantial Completion of the Tenant Improvements caused by Landlord Delay shall be offset by any action or response by Landlord that achieved a reduction in Tenant’s construction schedule (each day saved in Tenant’s construction schedule being a “Schedule Saving Day”) and any aggregate Landlord Delay described above shall first be offset against, and reduced on a day-for-day basis by, the aggregate number of Schedule Saving Days. In the event of a disagreement between Landlord and Tenant as to whether a Landlord Delay has occurred and/or as to the application of (x) or (y) of the immediately preceding sentence, either party may submit the issue to the dispute resolution procedure set forth in Paragraph 4.n. below.

This Paragraph 4.h. is inapplicable to delays in Delivery, whether caused by Landlord, Landlord’s Contractor or otherwise (such delays being expressly covered by Paragraph 4.a. above) and this Paragraph 4.h. only applies to delays in the commencement or Substantial Completion of the Tenant Improvements following Delivery.

i. Representatives.

(i) Tenant’s Representative. Tenant has designated Ed Axelsen and Norm Doerges as its sole representatives with respect to the design and completion of the Tenant Improvements, who, until further written notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant for purposes of this Paragraph 4.

(ii) Landlord’s Representative. Landlord has designated Todd Sklar and Paul Grafft as its sole representatives with respect to the design and completion of the Tenant Improvements, who, until further written notice to Tenant, shall each, individually, have full authority and responsibility to act on behalf of the Landlord for purposes of this Paragraph 4.

j. No Miscellaneous Charges. Neither Tenant nor the Contractor (or any subcontractor) shall be charged for parking (to the extent parking is available) or for the use of electricity (provided that the electricity usage is limited to typical construction use), water, HVAC, security elevators, and/or hoists during the construction of the Tenant Improvements or during Tenant’s move-in to the Premises.

k. Presence of Hazardous Materials. If at any point during construction of the Tenant Improvements, the Premises and/or the Common Areas reasonably anticipated to be utilized by Tenant during the Lease term are determined to contain Hazardous Materials in violation of applicable Legal Requirements, Landlord, at Landlord’s sole cost and expense, shall remove, encapsulate, contain, or otherwise dispose of such hazardous materials in accordance with applicable Legal Requirements. Any delay incurred by Tenant in the design or construction of the Tenant Improvements because of the presence of Hazardous Materials shall constitute a Landlord Delay for purposes of Paragraph 4.h. above.

l. Staging Area. During the period prior to the Commencement Date, and subject to space availability as determined by Landlord, Tenant shall have the right, without the obligation to pay rent, to use empty space in the Building designated by Landlord for the purposes of storing and staging its furniture and equipment only (each increment of such space being a “Staging Area”). With respect to the Staging Area, Tenant shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities for the Staging Area, subject to Landlord’s reasonable approval of the same. Tenant shall be obligated to remove all of the stored materials and its fencing and other facilities within ten (10) Business Days after Tenant’s receipt of written notice from Landlord that such Staging Area is needed by Landlord for construction of another tenant’s premises or work on the Base Building or Base Building Systems, in which event comparable space, to the extent available, shall be made available to Tenant as a substitute Staging Area. No utilities or services shall be provided to the Staging Area. Except to the extent inconsistent with this Paragraph 4.1., all of the provisions of this Lease shall apply to Tenant’s use of the Staging Area, including, without limitation, Paragraph 14 and 15 below.

m. Move-In Priority. Provided that Tenant has provided Landlord at least two (2) weeks’ prior written notice of Tenant’s move into the Building, Tenant shall have the use of all of the passenger and freight elevators of the Building during the four (4) day period (Friday through Monday) that Tenant moves into the Building. Such use shall be exclusive, unless Landlord or another tenant requires use of a passenger and/or freight elevator during such period, but such use by Landlord or such other tenant shall not materially interfere with Tenant’s move into the Building over such period in an orderly and efficient manner.

n. Resolution of Construction Related Disputes. In the event of a disagreement between Landlord and Tenant regarding completion of the Pre-Delivery Work or other portions of Landlord’s Work, the date of Substantial Completion of the Tenant Improvements, or the occurrence of an instance of Force Majeure, Landlord Delay, Tenant Delay of Pre-Delivery Work, Tenant Caused Substantial Completion Delay, or any other issues regarding the commencement, completion or delays in the performance of Landlord’s Work or the Tenant Improvements or regarding rent abatements or cost reimbursements due in connection Landlord’s Work or the construction of the Tenant Improvements, then if such disagreement is not resolved within thirty (30) days, either party may require that such disagreement be submitted by the parties to a dispute resolution procedure mutually and reasonably agreed to by the parties, which may be JAMS or another reputable dispute resolution group or may be a mutually agreed upon expert acting independently, provided that any expert retained in connection with the resolution of a dispute regarding completion of Landlord’s Work shall be an independent general contractor with not less than fifteen (15) years experience in construction projects such as the construction of Landlord’s Work and any expert retained in connection with the Substantial Completion of the Tenant Improvements, shall be an independent architect with not less than fifteen (15) years experience as an architect for projects such as, or similar to, the Tenant Improvements. The parties shall agree upon the dispute resolution procedure and expert(s) within thirty (30) days following the date that the parties have agreed to resolve such disagreement pursuant to this Paragraph 4.n. The decision reached through the dispute resolution procedure shall be binding on the parties. Each party shall bear one-half (1/2) of the cost of the dispute resolution procedure.

o. 7th Floor East Lobby; Multi-Tenant Floors. The parties acknowledge that the Premises on the seventh (7th) floor of the Building (as outlined on attached Exhibit A) include the East elevator lobby on such floor, which East elevator lobby is detailed on Exhibit A. If, at any time during the Lease term, the seventh (7th) floor will be a multi-tenant floor, then the East elevator lobby shall be deleted from the Premises and added back to the Building common areas so that Landlord can market for lease the portions of the rentable area of the seventh (7th) floor that are not a part of the Premises. In such event, Landlord and Tenant shall enter into an amendment to this Lease to reflect the deletion of the East elevator lobby from the Premises and reduce Tenant’s Monthly Rent and Tenant’s Share to reflect the reduction in the rentable square footage of the Premises. Similarly, if any floor on which Tenant initially leases the entire floor later becomes a multi-tenant floor, then Landlord shall recapture the elevator lobbies on such floor to be used and maintained as Common Areas in the manner provided in the immediately preceding sentence and Landlord and Tenant shall enter into an amendment to this Lease reflecting such recapture and the resulting reduction in the rentable square footage of the Premises.

5. Monthly Rent.

a. Commencing as of the first (1st) day of the Second Lease Year, and continuing thereafter on or before the first day of each calendar month during the Lease term, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the Lease term terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall, except as otherwise set forth in this Lease, be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder (which is at the rate of $15.00 per rentable square foot per annum), which amount shall be applied to the Monthly Rent first due and payable hereunder.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) ten percent (10%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

6. Letter of Credit. Subject to the final grammatical paragraph hereof, upon execution of this Lease, Tenant shall deliver to Landlord, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Twenty Dollars ($20.00) per rentable square foot of the Premises (which amount will total Three Million Two Hundred Fifty Eight Thousand One Hundred Twenty Dollars ($3,258,120.00) if the Premises consist of 162,906 rentable square feet of space), naming Landlord as beneficiary, which Landlord may draw upon to cure an Event of Default under this Lease (or any breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease). For avoidance of doubt, in no event shall Landlord draw upon the Letter of Credit without prior notice to Tenant. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such Event of Default. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, with a San Francisco, California, or New York, New York, service and claim point for the Letter of Credit, have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof). At any time after the Expiration Date of this Lease is determined, Tenant may amend the Letter of Credit to provide an outside expiration date for the Letter of Credit that is at least sixty (60) days following the Expiration Date of this Lease. Landlord shall sign any consent to such amendment that is required by the issuing bank for the issuance of the amendment and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. If, at any period while the Letter of Credit is required to be in effect hereunder, the financial condition of the issuing bank materially deteriorates from the financial condition as of the date of Landlord’s initial approval of the bank (as evidenced by a material drop in Standard & Poor’s financial services rating for such bank), then Landlord may, by written notice to Tenant, require that Tenant replace the Letter of Credit with a Letter of Credit issued by a major commercial bank then reasonably acceptable to Landlord. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge to Landlord (transfer fees shall be the responsibility of Tenant) and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit E, and otherwise be in form and content reasonably satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the Lease term (including any renewal or extension of the Lease term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall immediately replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirements of this paragraph so that the amount available to Landlord from the Letter(s) of Credit provided hereunder is the amount specified in Paragraph 2.d. above (as the same may have been increased or reduced pursuant to the final grammatical paragraph of this Paragraph 6); provided, however, that during the Construction Period, in no event may Landlord draw on the Letter of Credit, or will Tenant be required to replenish the Letter of Credit, beyond an amount which, together with any other sums paid by Tenant to Landlord hereunder, exceeds the limitation on liability described in Paragraph 25.b.6 below. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Landlord to draw upon the entire balance of the Letter of Credit then in effect. If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease, this Paragraph 6 shall be deemed a security agreement for such purposes and for purposes of Division 9 of the California Commercial Code, Landlord shall be deemed to hold a perfected, first priority security interest in such funds, and Tenant does hereby authorize Landlord to file such financing statements or other instruments as Landlord shall deem advisable to further evidence and/or perfect such security interest. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. Within sixty (60) days following the expiration or earlier termination of this Lease, Landlord shall return to Tenant the Letter of Credit then held by Landlord; provided, however, that (i) Landlord may first draw on the Letter of Credit in the amount determined by Landlord in good faith that is needed to cure any breach by Tenant under this Lease that exists as of such expiration or termination of the Lease and (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, to the extent the same limit the rights of Landlord to apply any security deposit or govern the time period in which any security deposit must be returned to Tenant, it being agreed that the terms of this Paragraph 6 shall govern Landlord’s right to apply, and obligation to return any security deposit, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the funds from the Letter of Credit to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

Notwithstanding the above, if any Expansion Increment or First Offer Increment is added to the leased Premises pursuant to Paragraph 58 or 59 below, the amount of the Letter of Credit required hereunder shall, effective as of the applicable Expansion Increment Commencement Date or First Offer Increment Commencement Date, be increased so that, based on the new total rentable square footage of the Premises with the subject Expansion Increment or First Offer Increment added thereto, the amount of the Letter of Credit is the same amount per rentable square foot of the Premises that was in effect on the date immediately prior to the date the subject Expansion Increment or First Offer Increment (as applicable) was added to the Premises (which amount per rentable square foot may have previously been reduced pursuant to the remaining provisions of this Paragraph 6). Further, if required pursuant to the provisions of Paragraph 13.h. below, the amount of the Letter of Credit shall be additionally increased by the sum of Ten Million Dollars ($10,000,000.00).

Tenant may from time to time during the Lease term, but not more than once during any twelve (12) month period, submit to Landlord for Landlord’s review, accurate and complete financial information showing Tenant’s then current financial situation. Upon Landlord’s receipt of such information, accompanied by Tenant’s written request that Landlord review the same (which written request shall expressly refer to this Paragraph 6), Landlord will review Tenant’s financial information and advise Tenant in writing of whether Landlord will permit a reduction in the amount of the Letter of Credit. Landlord’s evaluation shall take into account the following criteria (the “Security Criteria”): Tenant’s then current financial situation, Tenant’s payment history under this Lease, Tenant’s remaining financial obligations under the Lease and customary security requirements for comparable leases in comparable buildings in San Francisco with comparable improvements. Tenant acknowledges that Landlord is under no obligation to agree to a reduction in the amount of the Letter of Credit if Landlord concludes, based on Landlord’s good faith review of Tenant’s financial information, that the amount of the Letter of Credit in place is the proper amount of security taking into account the Security Criteria. Notwithstanding the foregoing, at such time during the initial Lease term that Tenant’s total obligation for Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereof for the remainder of the initial Lease term is less than the required face amount of the Letter of Credit, then, upon Tenant’s written request, Landlord shall be required to agree to a reduction of the amount of the Letter of Credit to such remaining obligation regardless of the Security Criteria, except that Tenant shall not be entitled to the reduction if there exists a monetary default by Tenant under this Lease or a material breach of any non-monetary obligation under this Lease, but Tenant shall be entitled to such reduction upon the cure of such breach. Further, notwithstanding anything to the contrary herein, Tenant may request such reductions as frequently as quarterly once Tenant’s total obligation under Paragraphs 5 and 7 of the Lease for the remainder of the initial Lease term are less than the required amount of the Letter of Credit. If Tenant exercises a Renewal Option under Paragraph 60 below, the amount of the Letter of Credit during the renewal term shall be governed by Paragraph 60.b. below.

Notwithstanding the first sentence of this Paragraph 6, upon the execution of this Lease, Tenant may deposit with Landlord a cash payment equal to the required amount of the Letter of Credit, which cash payment shall be held by Landlord as security for Tenant’s obligations under this Lease. Tenant shall replace the cash security deposit with the Letter of Credit (in the form required above) not later than sixty (60) days following the date of this Lease and Tenant’s failure to deliver the Letter of Credit (in the required form) by such date shall constitute an Event of Default under Paragraph 25.a. below entitling Landlord to the remedies in Paragraph 25.b. below. During the period that Landlord holds the cash payment as security, the provisions in the first grammatical paragraph of this Paragraph 6 that apply to the cash held by Landlord after a liquidation of the Letter of Credit shall apply to the security. At such time as Landlord receives the Letter of Credit (in the required form) Landlord shall refund to Tenant the cash security, less any amounts applied by Landlord from such funds on account of any Event of Default. Notwithstanding anything to the contrary in Paragraph 4.e. below, Landlord shall not be required to make any disbursements of Landlord’s Allowance until the Letter of Credit has been received by Landlord in the required form and failure to disburse Landlord’s Allowance during such period shall not constitute a Landlord Delay for any purpose under the provisions of Paragraph 4.

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses. From and after the Commencement Date, Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f above, over the Operating Expenses incurred by Landlord during the Base Year (“Base Operating Expenses”). The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property (prorated, as provided in exclusion (ix) below, if applicable); (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees (all similarly prorated, if applicable); (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees (all similarly prorated, if applicable); (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required hereunder or by the holder of any Superior Interest (as defined in Paragraph 21 below), and costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; provided, however, that (A) any earthquake insurance deductible paid by Landlord shall be amortized over the following period and only the annual amortized portion will be included in Operating Expenses for a given year during such period: (i) a deductible payment up to $600,000.00 shall be amortized over three (3) years, (ii) a deductible payment between $600,001.00 and $1,000,000.00 shall be amortized over four (4) years, (iii) a deductible payment between $1,000,001.00 and $1,500,000.00 shall be amortized over six (6) years, (iv) a deductible payment between $1,500,001.00 and $2,000,000.00 shall be amortized over seven (7) years and (v) a deductible payment of $2,000,001.00 and above shall be amortized over a period of eight (8) years; and (B) for purposes of this item (4), no deductible for insurance other than earthquake insurance shall exceed the greater of $100,000.00 or the market range of deductibles carried by operators of other similar buildings in San Francisco; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment but excluding taxes relating to the purchase of capital items if cost of the purchase of such item is not otherwise included in Operating Expenses; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees; provided, however, such management fees shall not exceed three percent (3%) of gross revenues from the Real Property; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial services (but excluding the cost of janitorial services to the premises of any tenant of the Building), window cleaning, guard, extermination, water treatment, rubbish removal (excluding janitorial services to the premises of any tenant o the Building), plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses properly allocated between the Real Property and any other properties for which the same are used; (14) fees and expenses for painting the exterior of the Building or the Common Areas and the cost of maintaining the sidewalks, landscaping and other Common Areas; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property, but excluding the cost of electricity provided to the premises of tenants of the Building as well as any other of the foregoing utilities to the extent provided to premises of tenants of the Building if Tenant pays directly for such utilities that are consumed in the Premises); (16) the cost of any capital improvements or capital replacements or capital repairs made by Landlord to the Real Property or capital assets acquired by Landlord during or after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) or amendment to the same which was not in effect during the Base Year or with which the Real Property was not required to comply during the Base Year; (17) the cost of any capital improvements or capital replacements or capital repairs made by Landlord to the Building or capital assets acquired by Landlord during or after the Base Year for (x) the protection of the health and safety of the occupants of the Real Property (provided, however, that similar improvements are being made by comparable landlords of comparable buildings in San Francisco with comparable improvements) or (y) that are designed to reduce other Operating Expenses (“Cost-Saving Capital Expenditures”) (provided, however, that, with regard to Cost-Saving Capital Expenditures, the costs thereof may only be included in Operating Expenses if, at the time such costs were incurred, Landlord reasonably anticipated (and upon Tenant’s written request, Landlord shall deliver to Tenant a written statement and explanation of Landlord’s calculation of the anticipated savings) that the annual saving in Operating Expenses that would result from such expenditure would be equal to or exceed the annual amortized amount of the cost to be included in Operating Expenses pursuant to this Paragraph 7.a.); (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in Common Areas or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property and not to leasing); provided, however, that leasing or rental costs of a rotating or other art program for the Common Areas commensurate with the levels and types of costs incurred by owners of comparable buildings shall be included in Operating Expenses; (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations; and (20) the fair market rent or rental value of any Building management (but not leasing) office, not to exceed 3,000 rentable square feet in size (provided, however, that if and to the extent that occupants of said building management office provide management services for other buildings or properties in addition to the Building (for example, without limitation, the Stevenson Building), then the rent for the Building management office (as well as the cost of furniture, etc., described in clause (18) above with respect to the Building management office) shall be equitably allocated among those properties serviced by such Building management office). If the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Real Property under such agreement. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as determined by Landlord in accordance with generally accepted property management practices, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Notwithstanding the foregoing, Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) financing or refinancing costs, including all interest, principal, points and other fees or expenses incurred in the application for or obtaining any loan; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ and other professional fees and expenses incurred in connection with lease negotiations with current or prospective Building tenants, lease disputes with past, current or prospective Building tenants, the enforcement of leases affecting the Real Property, the sale or refinancing of all or any part of the Real Property, the defense of Landlord’s title to or interest in the Real Property, or disputes with past, current or prospective employees of Landlord or Landlord’s agents; (vii) the cost (including any amortization thereof) of any equipment, improvements, replacements, repairs or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to Paragraphs 7.a.(16) and (17) above); (viii) the cost (including architectural, engineering and permit costs) of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord’s agents above the rank of Property Manager or the cost of labor and employees with respect to personnel not located at the Building on a full-time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel; (x) advertising and promotional expenditures; (xi) real estate broker’s or other leasing or sales commissions; (xii) penalties or other costs incurred and actually paid by Landlord due to a violation by Landlord of any or all of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xiii) subject to the provisions of item (4) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds (or would have been reimbursed had Landlord maintained the insurance coverage required hereunder), and other work paid from insurance or condemnation proceeds or covered by applicable warranties, or, in the event of a casualty that is not covered by Landlord’s insurance, the costs of repairing the damage caused by such casualty that are in excess of Three Hundred Fifty Thousand Dollars ($350,000.00); (xiv) overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in San Francisco with comparable improvements; (xv) charitable and political contributions; (xvi) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except equipment that is not affixed to the Building and is used in providing janitorial services, and except to the extent such costs would otherwise be includable pursuant to items (16) and (17) as set forth in the immediately preceding paragraph; (xvii) costs directly and solely attributable to the garage for the Building, including, without limitation, payroll for clerks, attendants, book keeping, parking, insurance premiums, parking taxes, parking management fees, parking tickets, janitorial services, striping and painting of surfaces; (xviii) any expense for which Landlord is contractually entitled to be reimbursed by a tenant or other party

(other than through a provision similar to the first paragraph of this Paragraph 7.a.), including, without limitation, payments for Excess Services; (xix) the cost of services made available at no additional charge to any tenant in the Building but not to Tenant; (xx) the cost of any hazardous substance abatement, removal, or other remedial activities, provided, however, Operating Expenses may include the costs attributable to those abatement, removal, or other remedial activities taken by Landlord in connection with the ordinary operation and maintenance of the Building, including costs of cleaning up any minor chemical spills, when such removal or spill is directly related to such ordinary maintenance and operation; (xxi) costs related solely to the sale of all or part of the Real Property; (xxii) Landlord’s general corporate overhead and administrative expense; (xxiii) any bad debt loss or rent loss or reserves for same; (xxiv) costs, penalties or fines arising from Landlord’s violation of any Legal Requirement, except to the extent such costs reflect costs that would have been reasonably incurred by Landlord absent such violation; (xxv) costs of compliance with applicable building codes to the extent the Building does not comply with such building codes as of the expiration of the Base Year and such compliance is required as of the expiration of the Base Year; (xxvi) any costs incurred in installing, operating, maintaining or owning any specialty facility or concession not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord’s operation, repair, maintenance and providing of required services for the Building, including, but not limited to any observatory, broadcasting facility (other than the Building’s music system and life support systems), luncheon club, cafeteria, athletic or recreational club or facility, including, without limitation, compensation paid to clerks in retail concessions; (xxvii) the cost of services or utilities provided to tenants of the Building (or to unoccupied office or retail space in the Building) but for which Tenant pays for directly rather than as a part of Operating Expenses; (xxviii) reserves for any Operating Expenses; (xxix) consulting costs and expenses paid by Landlord unless they relate exclusively to the improved management or operation of the Building or (xxx) the cost of repairs to the portions of Building Systems that are located within and exclusively serve a particular tenant’s premises to the extent that Landlord does not repair those same portions of the Building Systems that are located in and exclusively serve the Premises.

b. Tax Expenses.

i. From and after the Commencement Date, Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Tax Year specified in Paragraph 2.f above, over Tax Expenses incurred by Landlord during the Base Tax Year (“Base Taxes”).

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense or any taxes directly payable by Tenant or any other tenant in the Building under the applicable provisions in their respective leases (for example, Paragraph 18 below and similar provisions in other leases). If any Tax Expense can be paid by Landlord in installments (without penalty or interest), then, for the purpose of calculating Tenant’s obligation to pay Tax Expenses, any such Tax Expense shall be deemed to be paid by Landlord in the maximum allocable number of installments, regardless of the manner in which Landlord actually pays such Tax Expense. If Landlord receives a refund of Tax Expense for any calendar year during the Lease term for which Tenant paid Additional Rent on account of Tax Expenses, Landlord shall pay to Tenant, or credit against subsequent payments of rent due hereunder, an amount equal to Tenant’s Share of the refund, net of any reasonable expenses incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord’s receipt of such refund or its receipt of such credit against future Tax Expenses. Landlord’s obligation to so refund to Tenant any such refund or credit of Taxes shall survive such expiration or termination.

ii. Notwithstanding anything to the contrary in Paragraph 7.b.i. above, if a reassessment of the Real Property for the purposes of determining Tax Expenses after the Base Tax Year is caused by a sale, refinancing or other transfer of the Real Property or any interest therein, then following such sale, refinancing or other transfer, Tenant’s Share of increases in Tax Expenses shall be limited to the sum of (a) Tenant’s Share of the increases in Tax Expenses for such period that would have resulted absent such sale or transfer, assuming that the taxing authority had imposed the maximum taxing rate allowable absent such sale or transfer (including the effect of any authority to impose cumulative unused tax increases in the absence of a sale or transfer), plus (b) the following percentage of that portion of the increase in Tax Expenses which is solely due to a reassessment based upon the such sale or transfer of the Real Property:

Applicable period of Term	Percentage

First through Fourth Lease Years	0

Fifth Lease Year through Expiration Date	100%

“Lease Year” shall have the meaning set forth in Paragraph 2.c. above.

c. Adjustment for Occupancy Factor; Allocation of Operating Expenses and Tax Expenses; Earthquake Insurance Coverage. Notwithstanding any other provision herein to the contrary, in the event the Building is not, during the Base Year or any calendar year during the Lease term, at least ninety-five percent (95%) occupied, for the entire year, by tenants or subtenants conducting business therein, an adjustment shall be made by Landlord in computing those components of Operating Expenses for such year which would vary with variations in occupancy levels so that the Operating Expenses shall be computed for such year as though the Building had been at least ninety-five percent (95%) occupied, for the entire year, by tenants or subtenants conducting business therein. Further, and without limitation of the foregoing, with regard to the management fees included in Operating Expenses under item (9) of Paragraph 7.a. above, the management fees for the Base Year and any subsequent year shall be adjusted to reflect what the management fees would have been if the Building had been ninety-five percent (95%) occupied for the entire year by tenants paying market rent, with appropriate adjustments made to reflect effective rents for those tenants (if any) receiving large amount of free rent during the subject year. Additionally, with respect to the calculation of such adjustments, it is acknowledged by the parties that Tenant may be the only occupant of the Building on-line during a substantial portion of the Base Year, and, as a consequence, applicable components of Operating Expenses may trend upwards as the Base Year progresses, and Tenant’s occupancy (and the occupancy by subsequent tenants) occurs. Accordingly, if components of Operating Expenses which are subject to adjustment pursuant to the provisions of this Paragraph 7.c., as calculated on a per rentable square foot basis, increase as the Base Year progresses and Landlord’s maintenance and repair activity increases (either on a monthly or quarterly basis); then, for the purposes of performing the adjustment required by this Paragraph 4.c and extrapolating a cost of operation of the Building over the full year, Landlord shall use the per rentable square foot cost applicable to the period as and when the Building is most nearly in full operational mode and at the highest occupancy level during the Base Year, and will assume away any periods during which Landlord’s maintenance and operations were effectively idle due to a lack of Building occupancy, the intent being to as closely as possible model the costs that would be incurred in a fully operational, ninety five percent (95%) occupied, Building. In addition, if any particular work or service includable in Operating Expenses pursuant to Paragraph 7.a. above is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from

Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease. In determining the Tax Expenses for the Base Tax Year, Tax Expenses shall include the results of any reassessment of the Real Property based upon (i) Landlord’s acquisition of the Real Property, (ii) the completion of Landlord’s Work and (iii) the completion of the Renovation Project. If one or more of such reassessments are not completed until after the Base Year, retroactive adjustments to the Base Year (and, as a consequence, amounts paid or payable as Tenant’s Share of Tax Expenses in excess of Base Tax and associated reconciliation payments), may be necessary.

Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants in the Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. Further, if, for cost efficiencies, a particular Operating Expense is incurred by Landlord for the Building and the Stevenson Building, collectively, Landlord shall reasonably and proportionately allocate such Operating Expense between the buildings and the portion of the Operating Expense reasonably allocated to the Building (but not the portion allocated to the Stevenson Building) shall be included in Operating Expenses hereunder.

If Landlord does not maintain earthquake insurance coverage on the Project during the entirety of the Base Year, Operating Expenses for any calendar year following the Base Year shall not include premiums payable for earthquake insurance coverage unless Base Operating Expenses are retroactively adjusted to include the amount which would have been payable by Landlord as premiums for earthquake insurance coverage had Landlord maintained earthquake insurance coverage on the Project during the entirety of the Base Year.

d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that except as expressly modified above, the Monthly Rent paid to Landlord throughout the Lease term shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Base Tax Expenses and Base Operating Expenses, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant written notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. Upon Tenant’s written request after receipt of such written notice, Landlord shall provide Tenant with a detailed statement of such estimate of Additional Rent for the upcoming calendar year, which detailed statement shall be in form comparable to an Annual Statement Detail (as defined in Paragraph 7.f below) and include a line-item breakdown of component costs and Landlord’s method of calculating of any so-called “gross-up” in estimating Operating Expenses pursuant to Paragraph 7.c above. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, which is at least thirty (30) days following Landlord’s delivery of such revised estimate, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year subsequent to the Base Year, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year (“Landlord’s Statement”). After receipt of Landlord’s Statement, Tenant may request in writing for Landlord to provide Tenant with a detailed explanation of Landlord’s Statement (an “Annual Statement Detail”), including (a) a line-item breakdown showing major categories and subcategories of costs included in the Operating Expenses; (b) the method of calculation of any “gross-up” of Operating Expenses performed by Landlord pursuant to Paragraph 7.c above; (c) the basis for Landlord’s determination of anticipated savings to be realized in the subject calendar year by any Cost Saving Capital Expenditures the cost of which are included as a portion of Operating Expenses; and (d) an explanation in reasonable detail of any capital item included in Operating Expenses (including the period of amortization used by Landlord in calculating the annual amount of the cost of such item to be included in Operating Expenses). Landlord shall deliver the Annual Statement Detail to Tenant within thirty (30) days following Tenant’s written request for the Annual Statement Detail. Subject to Paragraph 7.h. below regarding Tenant’s audit rights, Landlord’s Statement shall be final and binding upon Landlord and Tenant (except that the Tax Expenses included in such statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses affecting the calculation of such Tax Expenses). The statement shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally recognized certified public accounting firm selected by Landlord. If Landlord’s Statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of Monthly Rent and estimated Additional Rent or, following the expiration or termination of this Lease, Landlord shall refund such excess to Tenant promptly upon determining the amount thereof. If Landlord’s Statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of Landlord’s Statement.

g. Proration for Partial Lease Year. If the Lease term commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

h. Tenant’s Audit Right. Landlord shall maintain at all times during the Lease term, full, complete and accurate books of account and records prepared in accordance with generally accepted accounting principles with respect to Operating Expenses and Tax Expenses. If Tenant wishes to review Landlord’s books and records which are the basis of a Landlord’s Statement, Tenant shall give Landlord written notice of such desire within six (6) months following Tenant’s receipt of Landlord’s Statement, provided that, if Tenant requested an Annual Statement Detail prior to the end of the fifth (5th) month following Tenant’s receipt of Landlord’s Statement and Landlord did not deliver an Annual Statement Detail to Tenant prior to the end of the sixth (6th) month following the initial delivery of Landlord’s Statement to Tenant, then Tenant shall have a period of thirty (30) days following Tenant’s receipt of the Annual Statement Detail to notify Landlord of a desire to inspect the books and records for the subject calendar year. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to dispute the applicable Landlord’s Statement. Promptly after the receipt of such written notice from Tenant, (I) Landlord shall deliver to Tenant, or otherwise make available for Tenant’s review at Landlord’s office in San Francisco, California, Landlord’s books and records regarding Landlord’s Statement as may be reasonably required by Tenant to ascertain Landlord’s compliance with this Paragraph 7 and (II) Landlord and Tenant shall endeavor in good faith to resolve any clarification requested, or dispute raised, by Tenant. If such efforts do not succeed, Tenant shall have the right to cause a nationally recognized independent certified public accounting firm designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, to be paid on an hourly and not a contingent fee basis, to audit Landlord’s Statement, provided that Tenant (i) notifies Landlord in writing of Tenant’s intention to exercise such audit right within two (2) months following the date upon which Landlord delivers or makes available to Tenant the information described in clause (I) above, (ii) actually begins such audit within two (2) months following the notice from Tenant to Landlord advising Landlord that Tenant will require an audit (provided that such 2-month period within which the audit must be commenced shall be extended by the length of any delay in the commencement of the audit that is caused by Landlord) and (iii) diligently pursues such audit to completion as quickly as reasonably possible. Landlord agrees to make available to Tenant’s auditors, at Landlord’s office in San Francisco, the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord’s offices. Tenant shall bear all of Tenant’s costs of such audit, plus Landlord’s actual copying costs, except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Tenant’s Share of Operating Expenses or Tax Expenses payable by Tenant pursuant to the terms of this Lease of five percent (5%) or more, and Landlord’s auditors concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Tenant’s Share of Operating Expenses or Tax Expenses payable by Tenant pursuant to the terms of this Lease, Landlord shall reimburse Tenant for such overpayment within thirty (30) days after the audit is agreed to or confirmed. Further, if the agreed or confirmed audit shows an aggregate overstatement of Tenant’s Share of Operating Expenses or Tax Expenses of five percent (5%) or more for the subject year, then, notwithstanding anything to the contrary in this Paragraph 7.h., Tenant may also audit the two (2) calendar years immediately prior to the calendar year that was the subject of the audit.

Upon written request by Tenant to Landlord at any time following the last day of the Base Year and after which Landlord has completed Landlord’s calculation of Base Operating Expenses and Base Taxes (and Landlord shall use reasonable efforts to complete such calculation within one hundred fifty (150) days following the last day of the Base Year), Landlord shall deliver to Tenant for Tenant’s review a Landlord’s Statement (but in the level of detail of an Annual Statement Detail) setting forth Landlord’s calculation of Base Operating Expenses and Base Taxes, and, upon receipt of such Landlord’s Statement, Tenant shall have the right to review Landlord’s books and records and, if necessary, audit Landlord’s books and records, with respect to the calculation of Base Operating Expenses and Base Taxes, with such review and/or audit to be in accordance with the provisions above in this Paragraph 7.h. as they apply to Tenant’s review and audit of Landlord’s Statement for a particular calendar year and, once the review and/or audit process has been completed (in accordance with the applicable provisions above regarding the final agreement upon, or confirmation of, the results) for Landlord’s Statement for the Base Year, Tenant shall not be permitted to re-evaluate the Base Operating Expenses or the Base Taxes at a later date unless additional information pertinent to the gross-up has been obtained and requires an adjustment to Landlord’s Statement for the Base Operating Expenses and/or there is an adjustment to Base Taxes by the taxing authority.

Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Paragraph 7.h. shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 7 within the time stipulated in Paragraph 7.e. for payment (including, without limitation, the contested amounts) (provided, however, that if Tenant notifies Landlord of Tenant’s intent to exercise the rights set forth in this Paragraph 7.h., if any amount is then due and unpaid by Tenant which would preclude Tenant’s exercise of the right set forth herein, Landlord shall provide Tenant with notice of such amounts and Tenant shall have ten (10) days in which to pay such outstanding amounts and reinstate Tenant’s right pursuant to the provisions of this Paragraph 7.h. and, upon such payment, the two (2) month period within which Tenant must commence the audit (if at all) shall commence) and (ii) Tenant executing, prior to the commencement of the audit, a commercially reasonable confidentiality agreement in form and substance reasonably satisfactory to Landlord in which Tenant shall agree to keep confidential, and not disclose to any other party (excluding Tenant’s auditors, partners, lenders or legal counsel as may be required in the normal course of Tenant’s business or in enforcing the terms of this Lease), the results of any such audit or any action taken by Landlord in response thereto.

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises shall be used solely for general, executive and administrative office purposes for the initial contemplated business use set forth in Paragraph 2.g. above or for general, executive and administrative office purposes for any other business which is not inconsistent with the standards of operation for office buildings in San Francisco that are comparable to the Building and have comparable improvements, provided such other office use is not a use which conflicts with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property or violate any provision of this Lease, and for no other purpose; for example, but without limitation, Tenant shall have the right to devote a reasonable portion of the Premises towards the operation of a fitness center for Tenant’s employees (including shower facilities) subject to such reasonable rules and regulations regarding such operations as Landlord may implement for such fitness center and/or the installation of a data center for Tenant’s operations. Notwithstanding the foregoing, Tenant’s employees will have the right to bring licensed pet dogs into the Premises at any time, subject to applicable Legal Requirements and Landlord’s reasonable written regulations (as the same may be prepared and reasonably amended from time to time) regarding dogs in the Building, including, without limitation, those regarding animal waste, noise, animal behavior and limitations on the use of Common Areas. The existing Building rules regarding dogs in the Project are attached as Exhibit G, which rules are subject to reasonable modification from time to time, in Landlord’s reasonable judgment. Further, Tenant may operate within the Premises a full cooking kitchen and/or a cafeteria, provided that such kitchen and cafeteria are used only by Tenant’s employees, clients and guests and are not open to the public generally. Further, if, at any time while the kitchen is in operation, Landlord reasonably determines that odors are emitted from the Premises and noticeable in common areas of the Project, in the premises of other tenants or at neighboring buildings, Landlord may notify Tenant thereof and Tenant shall, at Tenant’s sole cost and expense, promptly use reasonable efforts to correct the problem to Landlord’s reasonable satisfaction (such as modifying the HVAC and/or exhaust system for the Premises if the same is required to remedy such odors). Tenant shall, at its sole cost, store and cause to be removed daily to the appropriate areas of the Building, as designated by Landlord, all of Tenant’s wet and dry refuse resulting from the operation of the kitchen and/or cafeteria. Tenant shall utilize the refuse containers designated by Landlord or, at Landlord’s option, Landlord may require Tenant to obtain Tenant’s own containers, provided the same comply with Landlord’s reasonable specifications for the same and Landlord provides space for such containers (at no additional cost to Tenant). Tenant shall pay Tenant’s pro-rata share of the cost for the disposal of wet refuse and dry refuse from the Building.

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Project, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Project or any of the contents of the Building (unless Tenant agrees to pay the increased portion of the insurance premium resulting from Tenant’s use for the period that such insurance premium is increased as a result of Tenant’s activities, which payment shall constitute additional rent under this Lease), or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant (other than the mere occupancy and use of the Premises for customary general office purposes in accordance with the terms of this Lease) is the sole cause of any such increase in premium rates, Tenant shall pay to Landlord the amount of such increase within thirty (30) days following notice from Landlord accompanied by reasonable detailed back-up documentation. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project or injure or annoy them, or use or suffer or permit the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Project. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

b. Compliance with Law.

(i) Tenant’s Obligations. Subject to Landlord’s obligations set forth in Paragraph 8.b(ii) below, Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Project required to effect such compliance (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost). Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Project unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (iii) Tenant’s particular employees or employment practices. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement. Tenant, at Tenant’s expense, may contest by appropriate proceedings in good faith the legality or applicability of any Legal Requirement affecting the Premises, provided that (i) the Real Property or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non-compliance or contest is not prohibited under any Encumbrance and Tenant posts any security required under such Encumbrance in connection with such contest (or the non-compliance that is the subject thereof), (iv) such non-compliance or contest shall not result in a fine or other monetary penalty to Landlord or prevent Landlord from obtaining any and all permits and licenses then required by applicable Laws in connection with the operation of the Building or leasing or improving space in the Building, and (v) the certificate of occupancy (or comparable certificate or order) for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). If Tenant initiates a Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. If, at any time during the Compliance Challenge, it becomes apparent that any of (i) through (v) will apply, Tenant shall cease the Compliance Challenge and comply with the Legal Requirement. The provisions of Paragraph 14.b. below shall apply with regard to any Claims arising from the Compliance Challenge.

(ii) Landlord’s Obligations. Landlord, at its sole cost and expense (subject to the inclusion of such costs in Operating Expenses to the extent such costs are properly included pursuant to Paragraph 7.a. above), shall be responsible for correcting any violations of Legal Requirements with respect to (x) the Premises and (y) the Common Areas that are reasonably anticipated to be in Tenant’s path of travel during the Lease term, provided that Landlord’s obligation with respect to the Premises shall be limited to violations that arise out of the condition of the Premises upon Delivery and prior to the installation of any Tenant Improvements, Alterations, furniture, equipment and other personal property of Tenant (except that Landlord, rather than Tenant, shall be required to correct any violations of Legal Requirements existing as of Delivery that must be corrected in order for Tenant to construct customary office improvements in the Premises). Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment to the extent required under this Paragraph 8.b.(ii).

c. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Project by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids) customarily used in the conduct of general business office activities and cleaning supplies or products customarily used in the conduct of janitorial activities (collectively, “Common Office and Cleaning Chemicals”), provided that the Handling of such Common Office and Cleaning Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office and Cleaning Chemicals in a manner that may cause the Premises or the Project to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Project or any other property of whatever nature located on the Project to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

Throughout the Lease term, Landlord shall operate the Building in compliance with all applicable Hazardous Materials Laws. The costs of such compliance shall be included in Operating Expenses only to the extent expressly permitted under Paragraph 7.a. above. Notwithstanding the foregoing, if the violation of Hazardous Materials Laws is located outside of the Premises and is the responsibility of another tenant of the Building to correct, then Landlord shall use commercially reasonable efforts to cause such tenant to promptly correct the violation (any such cost involved in requiring a third party tenant to comply with its obligations with respect to Hazardous Materials Laws shall not be included within Operating Expenses).

d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building; provided, however, that the provisions of Paragraph 8 b.(ii) above as well as the final paragraph of Paragraph 8 c. above are for the benefit of Tenant.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9.

If Tenant desires any Alteration (other than a Cosmetic Alteration, as defined below), Tenant must obtain Landlord’s prior written approval of such Alteration, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to respond to any request by Tenant for approval of Alterations for which Landlord’s approval is required hereunder within ten (10) Business Days following receipt of Tenant’s written request for approval, which request must be accompanied by plans (in reasonable form) for the proposed Alteration (the “Plans”). Landlord’s response shall be in writing and, if Landlord withholds its consent to any Alterations described in any such Plans, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval the basis for such disapproval, and the changes to Tenant’s Plans which would be required in order to obtain Landlord’s approval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of any such Plans within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF PARAGRAPH 9.a. OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS DESCRIBED HEREIN, AND TENANT MAY, SUBJECT TO THE PROVISIONS OF PARAGRAPH 9.a. OF THE LEASE, COMMENCE THE ALTERATIONS DESCRIBED IN THE PLANS.” If Landlord fails to respond to such Second Request within ten (10) Business Days after receipt by Landlord, the plans in question shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any Plans, Tenant may revise Tenant’s Plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such Plans to Landlord. Landlord’s review and approval (or deemed approval) of such revised Plans shall be governed by the provisions set forth above in this Paragraph 9.a.). The procedure set out above for approval of Tenant’s Plans will also apply to any change, addition or amendment to Tenant’s Plans.

Notwithstanding anything to the contrary contained elsewhere in this Paragraph 9, Tenant shall have the right, without Landlord’s consent, to make any Alteration to the Premises that meets all of the following criteria (a “Cosmetic Alteration”): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work) or otherwise consists of de minimus work such as the installation of light fixtures or additional circuits, (b) Tenant provides Landlord with ten (10) days’ advance written notice of the commencement of such Alteration, (c) such Alteration does not affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any structural portion of the Building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises in any material way, does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced (if applicable given the type of work) and is performed in a workmanlike manner and in accordance with all applicable Legal Requirements, and (e) the work does not involve opening the ceiling. At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations, including the obligation to perform work required by Paragraph 8.b(i) above). At Tenant’s option, Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. (The immediately preceding two (2) sentences are inapplicable to Tenant’s construction of the initial Tenant Improvements pursuant to Paragraph 4.c. above.) Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord during the course of such construction an amount (the “Alteration Operations Fee”) equal to five percent (5%) of the so-called “hard” cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall not include architectural and engineering fees or permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Tenant shall also reimburse Landlord for Landlord’s actual expenses such as electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and commercially reasonable charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications, and for other miscellaneous costs reasonably incurred by Landlord as result of the work (other than supervision costs, which the parties agree are covered by the Alteration Operations Fees provided for above).

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications). Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the Alterations in a form acceptable to Landlord. In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) if not cured within any applicable cure period described in Paragraph 25.a. below, shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

b. At Landlord’s sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of such Alterations, ordinary wear and tear and damage from casualty not required to be repaired by Tenant pursuant to the terms of this Lease excepted; provided, however, that (i) if so requested by Tenant in writing (which writing shall expressly refer to this Paragraph 9.b.) at the time Tenant requests approval for an Alteration, Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alteration as to whether the Alteration is a Specialty Alteration (as defined below) and if so, whether Landlord will require Tenant to remove the Alteration at the expiration or earlier termination of this Lease and (ii) in no event may Landlord require Tenant to remove any Alterations (including the Tenant Improvements, as defined in Paragraph 4.c. above) that do not constitute Specialty Alterations. The removal of the Specialty Alterations required by Landlord to be removed pursuant to the foregoing and the restoration of the Premises shall be performed by a general contractor selected by Tenant and reasonably approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Paragraph 9 without the necessity for further reference thereto. “Specialty Alterations” are improvements that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard, including, without limitation, customized elevator call buttons, raised flooring, internal stairways, supplemental HVAC systems, fire suppression systems that are customarily installed for computer rooms but not for ordinary office space, racking systems, rolling or high density filing systems, cafeteria and other private eating and cooking facilities (other than customary break-room/kitchen areas) and all specialty systems and installations relating thereto, restrooms or shower areas facilities (other than the restrooms that are part of the Base Building) and auditoriums.

Notwithstanding the foregoing, if Landlord desires to have Tenant leave in place at the expiration or earlier termination of this Lease any Specialty Alteration(s) that Landlord previously notified in writing Tenant (in accordance with the provisions above) must be removed at the expiration or earlier termination of this Lease, then Landlord shall notify Tenant thereof no later than three (3) months prior to the expiration or earlier termination of this Lease. If such notice is so given, Tenant shall not remove the subject Specialty Alteration(s) and in no event shall Tenant be required to pay any sums to Landlord on account of Landlord permitting such Specialty Alteration to remain in place.

The parties acknowledge that the Pre-Delivery Work and the Overlap Work do not constitute Alterations and are not covered by this Paragraph 9.

10. Repair.

a. Except as specifically provided in this Lease, following completion of the Pre-Delivery Work and the Overlap Work, Tenant accepts the Premises as being in good condition and repair. Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and drop ceilings of the Premises, those portions of the Base Building located within and exclusively serving the Premises (including Base Building restrooms located on floors on which the Premises are comprised of the full floor), and improvements and Alterations) in good condition and repair; provided that Tenant shall not be responsible for repairs to the extent such repairs are (i) necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) Landlord’s obligation pursuant to Paragraph 10.b. below. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

b. Repairs to the Premises due to fire, earthquake, acts of God or the elements shall be governed by Paragraph 26 below, and repairs to the Premises due to a governmental taking shall be governed by Paragraph 27 below. Landlord shall repair the Premises if they are damaged due to item (i) described in Paragraph 10.a. above (subject to Paragraph 16 below). Further, Landlord shall, at Landlord’s sole cost and expense, repair and maintain in good condition and repair the Base Building and Building Systems and cause them to comply with the standards of operation that are required as a part of Landlord’s Work (as set forth in Exhibit D hereto), except that, as to portions of the Building Systems that are located within and exclusively serve the Premises, Landlord shall only be required to maintain and repair the same during the first twelve (12) months following the Commencement Date and only if Tenant gives notice of disrepair to Landlord promptly upon discovery by Tenant (with disrepair of such portions of the Building Systems after the end of such twelve (12) month period being covered by Paragraph 10.a. above); provided, however, that to the extent repairs which Landlord is required to make pursuant to the foregoing are necessitated by the negligence or deliberate misconduct of Tenant or Tenant’s agents, employees or contractors, then Tenant shall reimburse Landlord for the cost of such repair to the extent Landlord is not reimbursed therefor by insurance. Landlord shall in no event be obligated to repair any wear and tear to the Premises.

11. Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an abandonment under this Lease nor an Event of Default so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease and maintains the insurance coverage required pursuant to Paragraph 15 of this Lease. Upon the expiration or earlier termination of this Lease, or if Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens. Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant’s interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon ten (10) Business Days’ written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately upon Landlord’s demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by Tenant or any of the foregoing performed for Tenant if Tenant is responsible for the payment of the cost of such Alterations, repairs or work.

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, and (subject to Paragraphs 13.h and 13.i below) neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting requiring Landlord’s consent pursuant to this Paragraph 13 which takes place without Landlord’s prior written consent shall, if not cured within the period described in Paragraph 25 below, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services beyond that which would be incurred if the subject portion of the Premises were used for customary general office and administrative purposes, or generate additional foot traffic, elevator usage or security concerns in the Building over and above the level of foot traffic or elevator usage which would exist if the subject portion of the Premises were used for customary general office and administrative purposes, or would reasonably be anticipated to create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced in any material way, (ii) the space will be used for a school or training facility (other than for a training facility for Tenant’s employees, advertisers or aligned entities), an entertainment, sports or recreation facility (other than an in-house fitness center for Tenant’s employees), retail sales to the public (unless Tenant’s permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum) (subject to Tenant’s right to use the 9th Floor Deck for purposes expressly permitted under Paragraph 63), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant (or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant) is a current tenant of the Building or has negotiated with Landlord within the preceding three (3) months (or is currently negotiating with Landlord) to lease space in the Project, and in each instance Landlord has adequate available space in the Project to meet such tenant’s space requirements; (iv) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building; (v) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate with whom Landlord has engaged in litigation regarding lease default matters or who has asserted a legal claim against Landlord or an affiliate of Landlord, or against whom Landlord or any affiliate of Landlord has asserted a legal claim; (vi) Landlord reasonably determines that the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Project, or with the terms of any easement, CC&R’s, or other agreement affecting the Project; (vii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; (viii) Landlord reasonably determines that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease or (ix) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under his Lease shall have occurred and be continuing, provided that, upon the cure of such breach, Landlord shall reconsider such request for approval in accordance with the terms hereof, unless Tenant has withdrawn such request. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance but not before it, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange (including, without limitation, any initial public offering of Tenant’s stock), shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity (provided that this item (iv) is inapplicable to any entity that is a corporation or limited liability company at the time such entity becomes a tenant or subtenant under this Lease); or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise). Subject to Paragraph 13.h. below, the assignment or sublease transactions in (i) and (ii) above are exempt from the requirement of obtaining Landlord’s consent to the assignment or sublease. Further, as to the transactions covered by items (iii) or (v) above, Landlord’s options in Paragraph 13.d. below shall be limited to approval of the transaction or the termination of the Lease.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord will apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee (other than an assignment to an Affiliate in accordance with Paragraph 13.h. below), it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and any Affiliate thereof to which this Lease has been assigned in accordance with Paragraph 13.h. below and may not be transferred.

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial or cleaning services in Common Areas, and rubbish removal service). Notwithstanding the foregoing, provided that neither the Tenant nor the proposed subtenant or assignee requests substantial changes to Landlord’s standard form of consent in connection with the proposed assignment or sublease, the aggregate of the costs and expenses charged to Tenant pursuant to this Paragraph 13.b. shall not exceed Three Thousand Five Hundred Dollars ($3,500.00) for any single proposed assignment or sublease.

c. Consideration to Landlord. In the event of any assignment or sublease (excluding any assignment or sublease meeting the requirements of Paragraph 13.h. below), Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent actually paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on a straight line amortized basis over the term of the sublease or assignment, (i) brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), (ii) reasonable marketing costs (other than brokerage commissions), if any, (iii) reasonable legal fees incurred by Tenant in connection with such assignment or subletting (provided that Tenant shall submit to Landlord evidence reasonably acceptable to Landlord of such legal fees actually paid by Tenant, which evidence shall include copies of the applicable attorney bills), (iv) any improvement allowance or construction costs incurred by Tenant in connection with the assignment or sublease and (v) any free rent or other rental concessions granted to the proposed transferee (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting

Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c. shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c.

d. Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Transfer Notice”), which Transfer Notice, in the case of a proposed sublease, shall designate the space proposed to be sublet. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within twenty (20) days after receipt of Tenant’s notice) (i) in the event of an assignment of the Lease (other than a transaction meeting the requirements of Paragraph 13.h below), to terminate this Lease in its entirety, or (ii) in the event of a sublease (other than a transaction meeting the requirements of Paragraph 13.h below) that will result in more than one-half (1/2) of the Premises then covered by the Lease being covered by one or more subleases, or in the event of a sublease with a term (including all renewal terms under the proposed sublease) that covers seventy-five percent (75%) or more of the remainder of the then current Lease term, to terminate this Lease as to the portion of the Premises covered by the proposed sublease, or (iii) to approve or reasonably disapprove the proposed assignment or sublease, conditional upon Landlord’s subsequent written approval of the specific sublease or assignment obtained by Tenant. If Landlord exercises any option to sublet or to terminate described under (i) or (ii) above, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Tenant. If Landlord exercises its option described in (iii) above, then Tenant shall have six (6) months thereafter (provided, however, if, as of the end of such six (6) month period Tenant is then actively negotiating with a particular proposed assignee or subtenant, then the six (6) month period shall be extended, for that particular assignee or subtenant only, until such time as those negotiations are concluded) to submit to Landlord, for Landlord’s written approval, Tenant’s proposed sublease or assignment agreement (in which the proposed subtenant or assignee shall be named, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall provide such approval or disapproval within twenty (20) days of receipt of the required information with regard to the sublease. If Tenant fails to submit the specific assignment or sublease and other required information within such time, or if the terms of the specific assignment or sublease submitted by Tenant vary from the terms set forth in the Transfer Notice approved by Landlord pursuant to (iii) above, then Tenant shall be required to submit a new Transfer Notice for Landlord’s evaluation pursuant to the procedures set forth in this paragraph. If Landlord fails to deliver to Tenant notice of Landlord’s consent to a proposed Transfer within the required twenty (20) day period, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO PARAGRAPH 13.D. OF LEASE - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent to, the proposed assignment or sublease within such five (5) Business Day period, Landlord shall be deemed to have approved the assignment or sublease in question. If Landlord at any time timely delivers notice to Tenant of Landlord’s withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. If Landlord fails to exercise any such option to sublet or to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein. If Landlord exercises its option under (ii) to terminate the Lease as to space proposed to be sublet, any costs of demising the portion of the Premises affected by such termination shall be borne one-half by Tenant and one-half by Landlord. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, subject to Landlord’s rights under the provisions of this Paragraph 13), (ii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iii) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease and for the performance of all of the terms and provisions of this Lease applicable to the sublet space, and the subtenant also agrees not to violate any provision of the Lease. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

g. Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h. Affiliates. Notwithstanding anything to the contrary in Paragraphs 13.a., 13.c. and 13.d., but subject to Paragraphs 13.b., 13.e. and 13.f, Landlord’s consent shall not be required and the termination rights in Paragraph 13.d.(i) and (ii) above shall be inapplicable to (x) an assignment of this Lease or a sublet of the Premises or any portion thereof, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a merger or purchase of all or substantially all of Tenant’s stock) or (y) an assignment resulting from a transfer of Control covered under item (ii) of the third grammatical paragraph of Paragraph 13.a. above (with the resulting assignee or subtenant under (x) or (y) being referred to hereinafter as an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting (or promptly following such transaction if prior public disclosure would violate applicable law), together with evidence that the requirements of this Paragraph 13.h. have been met, (ii) on the first occasion that any transaction described in clause (x) or (y) above occurs, Tenant causes the amount of the Letter of Credit to be increased by the sum of Ten Million Dollars ($10,000,000.00), (iii) the Affiliate (or the management of the Affiliate if the Affiliate is a newly formed entity) has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first class office Building, (iv) intentionally deleted, (v) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord, on the terms of the sublease, in the event that this Lease is terminated for any reason, (vi) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate (provided that, if the assignment is the result of a merger or otherwise occurs by operation of law, Tenant shall satisfy this requirement by providing Landlord with copies of the documentation evidencing such merger or other relevant occurrence), (vii) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (viii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease in the form of attached Exhibit H.

i. Space Sharing. Notwithstanding anything to the contrary in this Paragraph 13, Tenant may from time to time permit start-up or “incubator” entities to occupy space within the Premises and such occupancy shall not be deemed to be a sublease so long as (i) no more than fifteen percent (15%) of the Premises (but in no event more than 25,000 rentable square feet of space) is collectively so used at any one time and Tenant originally named herein (and/or an Affiliate thereof to which this Lease has been assigned or portions of the Premises sublet in accordance with Paragraph 13.h. above) continues to conduct business in not less than two-thirds of the Premises, and (ii) the space occupied by such parties is not separately demised from the balance of the Premises (i.e. separated from the balance of the space by a wall or other constructed device and having separate entrances to the common areas) and (iii) the use of the space is in compliance with Paragraph 8.a. of this Lease. The rights set forth in this paragraph are personal to the Tenant originally named herein and to any Affiliate to which Tenant has assigned the Lease in accordance with Paragraph 13.h. above, and shall not inure to the benefit of any other successor, assignee or subtenant of the original Tenant hereunder. Tenant shall be fully responsible for the conduct of such parties within the Premises and the Real Property, and Tenant’s indemnification obligations set forth in Paragraph 14 of this Lease shall apply with respect to the conduct of such parties. Tenant shall supply Landlord with the terms of any such space sharing arrangement. Notwithstanding anything to the contrary above, if such arrangement indicates that the sums payable thereunder to Tenant for the value of the use of the space exceed the Monthly Rent and Additional Rent payable under Paragraphs 5 and 7 hereof for such space, that particular space sharing arrangement will be deemed to be a sublease solely for the purpose of applying the provisions of Paragraph 13.c. above. Further, notwithstanding the foregoing, Tenant shall not permit any party to occupy space in the Premises (or conduct business in the Premises) pursuant to the above until Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for space sharing arrangements in the form of attached Exhibit I (the “Acknowledgment”). Concurrently with the delivery of the Acknowledgement to Landlord, Tenant shall delivery to Landlord a processing fee of Five Hundred Dollars ($500.00).

14. Indemnification of Landlord.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Project from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Project, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Project, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord’s gross negligence or willful misconduct.

b. Subject to the limitation described in Paragraph 25. b.6. below regarding Tenant’s liability during the Construction Period, Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees” (provided that, during the Construction Period, the Indemnitees will be limited to SRI Nine Market Square LLC) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Premises, or (b) the negligent or intentional acts or omissions of Tenant or any other Tenant Parties in, on or about the Real Property other than the Premises, or (c) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the Lease term, or (d) any breach or Event of Default under this Lease by Tenant, or (e) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

Notwithstanding anything to the contrary set forth in this Paragraph 14.b. or elsewhere in this Lease, in no event shall Tenant be liable to Landlord for any consequential or remote damages, except for (i) damages expressly provided for in Paragraph 20.c. of this Lease with regard to Tenant’s failure to timely surrender the Premises to Landlord as provided in Paragraph 20.c., (ii) damages caused to Landlord by the loss of a sale or financing due to Tenant’s failure to timely deliver any subordination agreement as provided in Paragraph 21 below, any agreement as provided in Paragraph 22 below, or any estoppel certificate as provided in Paragraph 29 below, in each case where such failure shall continue after the five (5) Business Day notice and cure period set forth in Paragraph 25.a.3. below. In no event shall lost rent or other damages of Landlord provided for in Paragraph 25.b. below be deemed consequential or remote damages.

c. Landlord shall hold Tenant and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors and employees (collectively, “Tenant’s Indemnitees”) harmless from and indemnify them against any Claim incurred by them in connection with or arising from any injury, illness, or death to any person or damage to any property to the extent (i) such injury, illness, death or damage is caused by the negligence or willful misconduct of Landlord or its agents, contractors, officers, directors or employees, and (ii) such Claim is not included within the risks insured against under the insurance that Tenant is required to carry under Paragraph 15 below. The provisions of this Paragraph 14.c. shall survive the termination of this Lease with respect to any injury, illness, death or damage occurring prior to such termination. In case any action or proceeding be brought against Tenant or any of Tenant’s Indemnitees by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Paragraph 14.c. or elsewhere in this Lease, in no event shall Landlord be liable for any consequential or remote damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property in the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general business office activities and function.

d. All of the indemnification obligations set forth in this Paragraph 14 are subject to the waiver of subrogation provisions of Paragraph 16 below.

15. Insurance.

a. Tenant’s Insurance; Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the Lease term (and, if Tenant occupies or conducts activities in or about the Premises prior to the Lease term or after the Lease term, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury and property damage, One Million Dollars ($1,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, One Million Dollars ($1,000,000.00) for personal and advertising injury, with a Two Million Dollars ($2,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, plus a Seven Million Dollars ($7,000,000.00) policy of umbrella/excess coverage; provided that the foregoing coverage amounts may be provided though any combination of primary and umbrella/excess coverage policies; (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any Alterations that are of a scope, quality and/or cost that is above the scope, quality and/or cost customarily installed by Landlord (or landlords of comparable buildings in San Francisco) for tenants using their premises for general office and administrative uses (“Above Building Standard Alterations”) and installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of One Million Dollars ($1,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right from time to time, but not more often than once in any twelve (12) month period, and not prior to the expiration of the Second Lease Year to increase the foregoing amount of liability coverage from time to time as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby; provided, however, such increased amounts shall not materially exceed the greater of (a) those amounts customarily required by institutional owners of comparable buildings in San Francisco with comparable improvements or (b) those amounts required to provide Landlord with the same relative protection as the amounts set forth above as of the date of this Lease. Landlord may require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties reasonably designated by Landlord shall be additional insureds; in particular, the parties acknowledge that Landlord will require that Tenant’s general contractor performing the Tenant Improvements, and any subcontractors performing the Tenant Improvements, include all of the following as additional insureds in their respective policies of insurance: SRI Nine Market Square LLC, Shorenstein Realty Services, L.P., Shorenstein Properties LLC, Shorenstein Company LLC, Shorenstein Management Inc., and their respective Members, Partners, Executive Officers, Directors, Stockholders.

b. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company authorized to due business in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VII” or higher in the most recent edition of Best’s Insurance Guide. Each insurer must agree to endeavor to provide thirty (30) days’ prior written notice to Landlord of cancellation or non-renewal (ten (10) days for non-payment of premium). The liability policies and any umbrella/excess coverage policies carried pursuant to clauses (i) and (v) of Paragraph 15.a. above shall (i) protect Tenant as the named insured and shall protect Landlord and all the other Indemnitees and any other parties designated by Landlord, as additional insureds (except that Tenant shall not be required to add as an additional insured any party that does not have a direct or indirect financial or ownership interest in Real Property or otherwise have an insurable interest with regard to the operation of the Real Property, if Tenant’s insurance carrier declines to add such party as an additional insured as a result of the absence of such interest), (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policy carried under item (ii) of Paragraph 15.a. above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. Each such insurance policy required of Tenant pursuant to this Paragraph 15, or a certificate thereof, shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least fifteen (15) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. If a claim has been filed and, in connection therewith, an issue arises regarding the coverage provided under any of the above required policies, Landlord may inspect and/or copy the relevant insurance policy; provided, however, if Landlord desires to inspect and/or copy a policy pursuant to the foregoing and the policy contains information irrelevant to the coverage issue and/or also covers property other than the Premises, then Tenant shall not be required to release the portions of the policy that are irrelevant to the coverage issue or that relate to such other properties if they are not required for Landlord to reasonably assess the coverage issue.

c. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

d. Landlord’s Insurance. During the term hereof, Landlord shall keep the Building (excluding Specialty Alterations and all Above Building Standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term) insured through reputable insurance underwriters against perils covered by then-available standard forms of “special form” (previously known as “all risk”) insurance policies, as such policies are in use from time to time for comparable buildings in San Francisco with comparable improvements (excluding, at Landlord’s option, perils such as earthquake, flood and other standard exclusions), with a deductible provision deemed commercially reasonable by Landlord (but which, in any event, will not materially exceed that which prudent, efficient operators of similar buildings in San Francisco would carry from time to time in the exercise of reasonable business judgment), in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the Building (excluding the land and the footings, foundations and installations below the basement level), or such greater percentage as shall be required to preclude Landlord from being deemed a coinsurer, without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection.

16. Mutual Waiver of Subrogation Rights. Notwithstanding any other provision of this Lease to the contrary, each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Project that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried, by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant and Landlord shall be deemed to be carrying any of the insurance policies required to be carried by them pursuant to Paragraph 15 but not actually carried by them. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities.

a. Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 8 A.M. to 7 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”) (and thereafter during Non-Business Hours, subject to the provisions set forth below regarding Excess Services) heat, ventilation and air conditioning (“HVAC”) required for the comfortable use and occupancy of the Premises for ordinary general office purposes, which HVAC system shall meet the requirements specified in Exhibit D (ii) twenty four (24) hours a day, each day of the Lease term, domestic hot and cold water for the Base Building restroom(s) and for use (in customary amounts) in any plumbing fixtures located in the Premises, (iii) twenty four (24) hours a day each day of the Lease term, elevator service to the floor(s) of the Premises by non-attended automatic elevators for general office pedestrian usage, and (iv) twenty four (24) hours a day each day of the Lease term, security at the Building that is at least commensurate with the overall level of security customarily provided in comparable buildings in San Francisco with comparable improvements, provided that such security shall in any event include (i) a manned lobby desk twenty four (24) hours a day each day of the year, (ii) evening roving guard service, (iii) office elevators and lobbies secured after hours by a card access system, and (iv) monitored and digitally recorded security cameras (including pan, tilt and zoom features), provided that, such electronic equipment may be replaced with other equipment which is commensurate with the types of equipment then being installed by owners of similar buildings in San Francisco as technology and customary practices evolve over time. Tenant may install a security system within the Premises, provided that Tenant complies with the provisions of Paragraph 9 above in performing such installation. In no event shall any such system installed by Tenant interfere in any manner with the security system for the Project. Notwithstanding anything to the contrary in this Lease (subject to any temporary shutdown for repairs, for security purposes, for compliance with any legal restrictions, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, acts of terror, or other causes beyond the reasonable control of Landlord), Tenant shall have access to the Building (including the Parking Facility, as defined below) 24 hours a day each day of the year. Throughout the Lease term, Landlord shall operate the Building in a manner consistent with comparable buildings in San Francisco.

From and after the Commencement Date, Tenant may use the above services in excess of that provided in Basic Services, including during additional hours (“Excess Services”), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures reasonably established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey). Excess Services shall be made available to Tenant at Landlord’s actual cost (i.e., the actual cost to Landlord for providing the service in question, without mark-up for profit).

b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate (which shall be the actual cost to Landlord, as reasonable determined by Landlord, without any mark-up for profit), of any Excess Services used by Tenant, which rate is subject to adjustment to reflect increases in Landlord’s actual cost of providing the Excess Services, (ii) the actual cost to Landlord (without mark-up for profit) of installing, operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities (excluding any meters Landlord is required to install as part of Landlord’s Work under Paragraph 4.b. above), and (iii) the actual cost to Landlord (without mark-up for profit) of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.

c. Electricity; Utility Connections. Electricity for the Premises is not part of Basic Services. Tenant shall contract directly with the public utility company furnishing electric service to the Project and shall pay for all charges for electric current consumed on the Premises. Tenant shall not connect or use any apparatus or device in the Premises which would (i) cause Tenant’s electrical demand load to exceed 1.4 watts per useable square foot for overhead lighting or 3.5 watts per useable square foot for convenience outlets and miscellaneous equipment loads (the parties acknowledge that an additional 5.0 watts per usable square foot of electric current is available for operation of the Base Systems and such wattage is not a part of the aforementioned wattage restriction applicable to Tenant) or (ii) exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial Tenant Improvements or subsequent Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is reasonably, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d. Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the HVAC system is adversely affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by a number of persons that exceeds the occupancy levels for which the HVAC system was designed (as specified in attached Exhibit D) (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then Landlord may notify Tenant (such notice to contain reasonably detailed evidence of the effect of Tenant’s actions on the temperature balance), and thereafter, Landlord and Tenant shall meet and confer in good faith in an effort to determine the most cost efficient manner of mitigating any such adverse affect on temperatures obtained by the HVAC system. If, however, within thirty (30) days following such meeting, Landlord and Tenant have not reached agreement as to a mutually acceptable mitigation measure, then, following notice to Tenant, at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord reasonably deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e. Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to Force Majeure. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of

Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in or failure or inability to provide any of the services or utilities described in Paragraph 17.a. (each a “Service Interruption”) is (i) within the reasonable control of Landlord or its agents or employees to correct and continues for five (5) or more consecutive Business Days after Landlord becomes aware thereof, whether by Tenant’s written notice to Landlord or otherwise, or (ii) outside of Landlord’s reasonable control to correct and continues for thirty (30) or more consecutive days after Landlord becomes aware thereof, whether by Tenant’s written notice or otherwise, and Tenant is unable to conduct, and does not conduct, any business in a material portion of the Premises as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above, which abatement shall commence as of the first (1st) day after the expiration of such five (5) Business Day or thirty (30) day period (as applicable) and to terminate upon the cessation of the Service Interruption and which abatement shall be based on the portion of the Premises rendered unusable for Tenant’s business by the Service Interruption. The abatement and termination rights set forth above shall be inapplicable to any Service Interruption that is caused by (x) damage from fire or casualty (it being acknowledged that such situation shall be governed by Paragraph 27 below) or (y) to any other Service Interruption described in this Paragraph 17.e. to the extent caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

f. Governmental Controls. In the event any governmental authority having jurisdiction over the Project or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Project or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Project or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Project or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

g. Janitorial Services; Refuse Removal; Extermination Services. Tenant shall maintain the Premises in a clean and sanitary condition appropriate for a first class building and shall be responsible for providing janitorial services to the Premises at Tenant’s sole cost and expense. Tenant shall ensure that the janitors used by Tenant shall not cause any labor disturbance in or at the Project. Tenant shall comply with Landlord’s rules and procedures concerning temporary storage of refuse and the time and manner of disposal thereof in the designated areas of the Building. If Landlord determines that the Premises are not being maintained in accordance with the foregoing standards, Landlord may notify Tenant, specifying in reasonable detail the basis for Landlord’s determination that Tenant’s janitorial services are inadequate, and, after delivery of such notice, Landlord shall have the right to provide janitorial services to the Premises, at Tenant’s sole cost and expense. In addition, Tenant shall procure and maintain during the term of this Lease, at Tenant’s sole cost and expense, a contract providing for extermination services to the Premises as frequently as Landlord reasonably deems necessary. Tenant shall submit such contract to Landlord for Landlord’s prior approval.

h. Supplemental Cooling. Throughout the Lease term, Tenant shall be entitled to Tenant’s pro-rata share of the supplemental cooling capacity that is available to tenants of the Building from the Base Building cooling system. The supplemental cooling capacity shall be the excess cooling capacity beyond that needed to provide Base Building HVAC to the Building. Tenant shall pay to Landlord an amount equal to Landlord’s actual cost (without mark-up) of providing to Tenant the supplemental cooling capacity utilized by Tenant, such cost to be reasonably determined by Landlord. In the event of any inconsistency between this Paragraph 17.h and Exhibit D, Exhibit D shall control.

18. Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be reasonably modified or amended by Landlord from time to time (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations; provided, however, that Landlord shall use reasonable efforts to enforce the Rules and Regulations and to do so in a non-discriminatory manner. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender; Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Specialty Alterations that Tenant is required by Landlord to remove pursuant to Paragraph 9.b. above and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Specialty Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant in writing; provided, however, if Landlord has consented to the holdover in writing, but Landlord and Tenant did not agree in writing on the rent during the holdover period, the monthly rent during the holdover period shall be the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s written consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to (i) for the first thirty (30) days of such holdover, one hundred fifty percent (150%) of the Monthly Rent and one hundred percent (100%) of the Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination and (ii) for the holdover period from and after the end of such thirty (30) day period, such percentage applied to Monthly Rent shall increase to two hundred percent (200%).

c. Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises; provided, however, that as a condition to Tenant’s obligations under this Paragraph 20.c., Landlord shall give written notice of the existence of a prospective successor tenant for the Premises (or any portion thereof) or the existence of any other matter which might give rise to a claim by Landlord under the foregoing indemnity, at least thirty (30) days prior to the date Landlord shall require Tenant’s surrender of the Premises, and Tenant shall not be responsible to Landlord under the foregoing Indemnity if Tenant shall surrender the Premises on or prior to the later of (i) the date immediately following the expiration or earlier termination of this Lease, or (ii) the expiration of such thirty (30) day period (Landlord’s notice may be given prior to the scheduled expiration date of this Lease).

21. Subordination and Attornment. As used herein and elsewhere in this Lease, an “Encumbrance” is any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein that is executed or recorded, including any future modification, amendment or supplement to any of the foregoing, and any advances made thereunder. Landlord represents and warrants to Tenant that, as of the date of this Lease, no Encumbrance exists on the Real Property.

If an Encumbrance is created following the date of this Lease, then this Lease shall be subject and subordinate to such Encumbrance only upon delivery to Tenant of a non-disturbance agreement executed by the holder of the Encumbrance on such holder’s then current form providing that if Tenant is not in default under this Lease beyond any applicable grace period, that such party will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof, but subject to and including such further matters and conditions to the foregoing as may be required by the holder of the Encumbrance in such holder’s standard form. Tenant shall, within ten (10) Business Days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Encumbrance created after the date of this Lease, provided that the non-disturbance provisions provided for in this Paragraph 21 are included in such document. If Tenant fails to execute and deliver to Landlord the required document within the required ten (10) Business Day period and does not execute and deliver the document to Landlord within five (5) Business Days following Landlord’s additional written notice to Tenant that the document was not received, then Tenant agrees that Landlord shall have the right to execute and deliver such instrument in lieu of Tenant and Tenant shall be bound thereby. Any and all charges imposed by the holder of the Encumbrance to issue the non-disturbance agreement shall be borne by Tenant.

If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein upon notice from Landlord or Purchaser of such transfer, subject to the express terms of any applicable non-disturbance agreement.

22. Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds an Encumbrance should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease and giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed (provided that in no event shall such agreement prohibit Tenant from exercising its non-termination remedies against Landlord for such breach pursuant to the terms of this Lease), and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall; within ten (10) Business Days after Landlord’s request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the Lease term, increase the rent payable by Tenant hereunder, increase Tenant’s non-monetary obligations hereunder (other than in a non-substantial manner, such as requiring that Tenant send additional copies of notices to one or more additional parties) or diminish Tenant’s rights hereunder (other than in a non-substantial manner). Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor within such ten (10) Business Day period, and subsequent failure to deliver the agreement or modification within five (5) Business Days following Landlord’s second written request for the agreement or modification, may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing. If Tenant receives a non-disturbance agreement from a particular lender under Paragraph 21 above, then, in the event of any inconsistency between the terms of that agreement and the terms of this Paragraph 22, the terms of the non-disturbance agreement shall govern as to that lender.

23. Entry by Landlord. Landlord may, at any and all reasonable times, and upon one (1) Business Day’ prior notice (provided that notice may be for a shorter period if necessary due to work required by a governmental authority and that no such prior notice shall be required in the event of an emergency or if Landlord is responding to a work order or other request by Tenant for particular services, or for any previously scheduled provision of services to the Premises) to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) perform any service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or (during the final twelve (12) months of the Lease Term) tenants, (d) post notices of non-responsibility, and (e) alter, improve or repair the Premises (to the extent such work is required or permitted hereunder to be performed by Landlord) or any other portion of the Project. Provided Tenant makes a representative available by the end of the applicable notice period provided for above and excluding any entry in the event of an emergency, Tenant may require that Landlord or any representative of Landlord entering the Premises pursuant to the provisions of this Paragraph 23, be accompanied at all times by a representative of Tenant. Landlord and its agents shall hold all information, data, and materials they view or access while on the Premises in strict confidence and shall not disclose such materials to any third person without Tenant’s prior written consent. All access shall be subject to Tenant’s then security and access protocols and procedures provided such protocols and procedures are reasonable, do not cause Landlord to incur additional expense and allow Landlord to achieve the permitted purpose for the entry into the Premises. Notwithstanding the foregoing, in the event of an actual emergency (i.e., imminent danger to persons or property, as determined by Landlord’s representative in good faith) where it is not possible through reasonable means to coordinate access to the Premises with Tenant, Landlord may make such access without a Tenant representative present but only (i) to the extent necessary (as determined by Landlord’s representative on site in good faith) to address the emergency and (ii) if Landlord uses diligent and good faith to immediately notify Tenant of the access. Under no circumstances may Landlord remove Tenant’s equipment, records, data, or other materials from the Premises without Tenant’s prior written authorization. Landlord shall not be permitted to touch or operate any of Tenant’s computer, telecommunications, and other equipment located in the Premises. Notwithstanding anything to the contrary herein, Landlord shall not be responsible for the conduct of any fire department personnel or similar government personnel that enters the Premises. In connection with any alteration, improvement or repair performed during Landlord’s entry under this Paragraph 23, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the work to be performed. Except as expressly set forth herein to the contrary, in no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant. Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional material expense and shall, in any event, perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by operators of other comparable buildings in San Francisco (except to the extent an emergency and/or Legal Requirements require otherwise, as determined by Landlord in good faith). If work is performed during non-Business Hours, Landlord shall clean up the work area prior to the commencement of the next Business Day. Landlord will use reasonable efforts to provide Tenant with five (5) days prior notice (or, if five (5) days prior notice cannot be given under the circumstances, as much prior notice as reasonably possible under the circumstances) of any action hereunder that will substantially interfere with Tenant’s ability to (i) conduct business in the Premises or the 9th Floor Deck, (ii) gain access to and from the Premises or the 9th Floor Deck, or (iii) use or have access to and egress from the Parking Facility. To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then in the course of making any such installation or repair: (x) Landlord shall not reduce Tenant’s usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; (y) Landlord shall box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) Landlord shall repair all damage caused by the same and restore such area(s) of the Premises to the condition existing immediately prior to such work. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

Notwithstanding the foregoing, Tenant, at its own expense, may provide its own locks to a reasonably sized area within the Premises (“Secured Area”). Tenant need not furnish Landlord with a key to the Secured Area, but upon the expiration or earlier termination of Tenant’s right to possession to the Premises, Tenant shall surrender all such keys to Landlord. If Landlord requires access to a Secured Area in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines, in good faith, that an emergency in the Building or the Premises, including, without limitation, a suspected fire, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area.

Notwithstanding the foregoing provisions of this Paragraph 23, if any such entry or work by Landlord is (i) necessitated due to reasons (a) within the reasonable control of Landlord or its agents or employees and continues for five (5) or more consecutive Business Days, or (b) outside of Landlord’s reasonable control and continues for thirty (30) or more consecutive days, and during the period of entry or work, all or a substantial part of the Premises are rendered unusable due to such entry or work such that Tenant is unable to, and does not, conduct its business in a material portion of the Premises, then Tenant shall be entitled to an abatement of Monthly Rent and Additional Rent commencing as of the first (1st) day after the expiration of such five (5) Business Day or thirty (30) day period (as applicable) and terminating upon the cessation of such entry or work and the delivery of such Premises to Tenant in broom-clean condition; any such abatement shall be based on the portion of the Premises rendered unusable due to such entry or work. The foregoing provisions shall not apply to any entry or work necessitated due to (i) damage from fire or other casualty which shall be governed by Paragraph 26 or (ii) the negligence or willful misconduct of Tenant or its agents, employees or contractors.

24. Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors as an alternative to bankruptcy, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b. Tenant fails within ninety (90) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other similar Legal

Requirement, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay when due Monthly Rent, Additional Rent or any other rent within five (5) days following written notice from Landlord that the same is past due; or

2. Intentionally deleted; or

3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above within the initial ten (10) Business Day period required for delivery of the same, and does not deliver the same within five (5) Business Days following Landlord’s second written request for delivery of the subject agreement or document; or

4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above and such violation is not cured within the cure period required under Paragraph 24; or

5. Tenant’s fraud; or

6. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above and fails to cure the same within ten (10) Business Days following notice from Landlord; or

7. The default by any guarantor of Tenant’s obligations hereunder of any provision of such guarantor’s guaranty, or the attempted repudiation or revocation of any such guaranty of this Lease by such guarantor, or the application of items 4 or 5 of this Paragraph 25.a. with the reference to “Tenant” therein being deemed to refer instead to such guarantor (as of the date of this Lease, there is no third party guarantor of this Lease); or

8. Intentionally deleted; or

9. Tenant fails to comply with any other provision of this Lease in the manner required pursuant to this Lease within thirty (30) days after written notice from Landlord of such failure (or if the noncompliance cannot by its nature be cured within the 30 day period, if Tenant fails to commence to cure such noncompliance within the 30 day period or thereafter fails to diligently prosecute such cure to completion); except that such thirty (30) day period for the commencement of the cure shall be shortened to the shorter time period set forth in Landlord’s written notice to Tenant if such shorter time period is reasonably necessary to protect the health, safety or quiet enjoyment of the Building by its tenants and occupants or to prevent further damage or loss to Landlord or the Real Property or to avoid a violation (or continuance of any violation) of any Legal Requirement.

b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled

Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any Specialty Alterations from the Premises if Landlord previously notified Tenant of the requirement to remove the same pursuant to Paragraph 9.b. above or, if Tenant, fails to do so within ten (10) Business Days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

6. Notwithstanding any other provision of this Lease to the contrary, during the Construction Period, Tenant’s liability for Tenant’s actions or failures to act under this Lease shall be limited to (a) Tenant’s Share of 89.95% of Landlord’s Project Costs (defined below) as of the date of the applicable act or failure to act (the “Occurrence Date”) (defined below) (exclusive of any Force Majeure Costs (defined below)), minus (b) the sum of (i) any payments previously paid by Tenant to Landlord hereunder which have been future valued at 7.8% to the Occurrence Date and (ii) the present value of any future payments made by Tenant to Landlord hereunder that Tenant is obligated to make, discounted at 7.8%, but in each case excluding any Excluded Payments (defined below). For purposes of this Paragraph 25.b.6:

(w) “Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by Landlord to restore the Building in connection with a Force Majeure Event (defined below) (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the Building and (b) to the extent the Building is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Building as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to Landlord conducted by an independent appraiser selected by Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the Building to substantially the same condition as immediately prior to the Force Majeure Event; and

(x) “Force Majeure Event” means any event which is beyond the direct or indirect control of Tenant, including, but not limited to, civil unrest, hurricanes, cyclones, tornadoes, or other acts of God or of public enemies, strikes, lockouts or other labor disputes, transportation embargo, act of terrorism, sabotage, war, blockade, rebellion, insurrection or riot, epidemic; landslide, lightning, acts of terrorism, sabotage, earthquake, flood or other acts of nature, fire or explosion, or failure of any public utility, or any law, administrative regulation, order or directive enacted or made by any court or governmental authority or by Landlord, Landlord’s employees, agents or contractors; and

(y) “Project Costs” shall mean the sum of (i) the cost to Landlord to acquire the Building (excluding any land acquisition costs) plus (ii) the cost incurred by Landlord as of the Occurrence Date to improve the Building (including, without limitation, costs incurred in the performance of Landlord’s Work and the Renovation Project) which are properly capitalizable under US GAAP.

(z) “Excluded Payments” shall mean payments that are not required to be included in the calculation of the Tenant’s “maximum guaranty amount” under ASC 840-40-55-8, and its related guidance or interpretations.

By way of example, if, as of the Occurrence Date, (i) Landlord’s Project Costs equal $100,000,000.00 (assuming $65,000,000.00 as the purchase price for the Building and $35,000,000.00 of subsequent costs to improve the Building) and (ii) Tenant’s only previous payment to Landlord hereunder is the prepayment of Monthly Rent required by Paragraph 5.a above in the amount of $203,632.50, (iii) there has been no draw upon the Letter of Credit, and (iv) as there are no payments due from Tenant to Landlord hereunder prior to the expiration of the Construction Period, Tenant’s liability would be limited to: (x) 22.18% of $89,950,000.00 (i.e., 89.95% of Project Costs), or approximately $19,951,000.00, less approximately $203,632.50, or approximately $19,747,000.00.

Notwithstanding the foregoing provisions of this Paragraph 25.b.6, the limitation on Tenant’s liability described herein shall not apply to any claims brought by SRI Nine Market Square LLC relating to (i) fraud, misappropriation of funds, illegal acts or willful misconduct on the part of Tenant or (ii) the bankruptcy of Tenant.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26. Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, Landlord shall, within sixty (60) days following the date of the damage, give Tenant written notice of Landlord’s reasonable estimate of the time required from the date of the damage to repair the damage (the “Damage Estimate”). Landlord shall use commercially reasonable efforts to diligently proceed to repair the damage and this Lease shall remain in full force and effect if (i) the damage is caused by a peril covered by Landlord’s insurance (or required under this Lease to be covered by Landlord’s insurance), the proceeds from such insurance are sufficient (without considering any deductible amounts) to repair the damage (an “Insured Casualty”), and the Damage Estimate is two hundred seventy (270) days from the date of the casualty or less, or (ii) the damage is caused by a peril not covered (and not required to be covered) by Landlord’s insurance or the proceeds from Landlord’s insurance are not sufficient (without considering any deductible amounts) to repair the damage (an “Uninsured Casualty”), and the Damage Estimate is one hundred eighty (180) days from the date of casualty or less. If the Damage Estimate is more than two hundred seventy (270) days, in the case of an Insured Casualty, or more than one hundred eighty (180) days, in the case of an Uninsured Casualty, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either (a) diligently proceed to repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice (provided, however, that as a condition to Landlord’s termination of this Lease, Landlord must concurrently terminate the leases of all other tenants of the Building similarly affected by the damage in question with whom Landlord has similar termination rights). Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures, and other personal property, nor any Specialty Alterations or Above Building Standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of Specialty Alterations and Above Building Standard Alterations by Tenant shall be performed in accordance with Paragraph 9 above regarding Alterations.

If the damage is to the Premises or if the Building is so damaged that access to or use and occupancy of the Premises is materially impaired, the Damage Estimate is more than three hundred sixty-five (365) days, and Landlord does not give notice terminating this Lease within the sixty (60) day period provided above, then Tenant may give notice to Landlord, within fifteen (15) calendar days after the expiration of the aforesaid sixty (60) day period, terminating this Lease as of the date specified in Tenant’s termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of Tenant’s termination notice. If this Lease was not terminated pursuant to the above and Landlord is required by the terms hereof to repair the subject damages, then, if Landlord does not complete the repairs by the date that is three hundred sixty-five days (365) days following the date of the damage (such period to be extended by any delays caused by Tenant or its agents), then Tenant may terminate this Lease by providing Landlord with written notice of such termination within thirty (30) days after the end of such 365-day period, but in any event, prior to the date the repairs are completed, which written notice shall specify the termination date, which termination date shall not be before the date of such notice nor more than thirty (30) days after the date of such notice.

Notwithstanding anything to the contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the date on which Landlord reasonably anticipates the repairs of such damage will be completed is during the last twelve (12) months of the Lease term, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other, in the case of Landlord together with the Damage Estimate, or, in the case of Tenant, within thirty (30) days of Tenant’s receipt of the Damage Estimate, and this Lease shall terminate as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice. Notwithstanding the foregoing, if Landlord exercises its right to terminate this Lease pursuant to the provisions of this subparagraph and Tenant has an unexpired, unexercised option to renew the term of this Lease, Tenant may cause Landlord’s termination exercise to be rescinded by exercising such option to renew within ten (10) Business Days following delivery of notice of Landlord’s exercise of its right to terminate this Lease, provided that all other conditions for the effectiveness of the exercise of such option to renew are satisfied.

Notwithstanding anything to the contrary in this Paragraph 26, if damage which would otherwise lead to a right to terminate this Lease results from the willful misconduct of Landlord or Tenant, the party from whose misconduct such damage results shall have no right to terminate this Lease.

If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and

Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises; provided, however, if the damage results from the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors or licensees, then Tenant’s Monthly Rent and Additional Rent will not abate unless Tenant reimburses Landlord for the deductible required under Landlord’s property damage/rental loss insurance. Tenant’s abatement period provide for herein shall continue until Tenant has been given reasonably sufficient time (as reasonably determined by Landlord, taking into account customary construction time frames for the construction of tenant improvements in space of similar size in comparable buildings in San Francisco) and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures, data and telecommunications cabling and equipment and to move in to the Premises over the course of one (1) full weekend (during which weekend Tenant shall be provided with the exclusive use (except for de-minimus use by others) of the Building’s freight elevator).

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28. Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, (i) no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease and (ii) the liability of Landlord for its obligations under this Lease shall be limited solely to an amount equal to the lesser of (x) Landlord’s interest in the Building and (y) the equity interest Landlord would have in the Building if the Building were encumbered by independent secured financing equal to eighty percent (80%) of the value of the Building. In addition, in the event of any conveyance of title to the Real Property and the assumption by the transferee of the obligations of Landlord hereunder, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from Landlord, Tenant shall execute and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, and subsequently fails to deliver said statement within five (5) Business Days following delivery of a second written request by Landlord, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

At any time from time to time, upon not less than ten (10) Business Days’ prior notice from Tenant, Landlord shall similarly execute and deliver to Tenant a statement similar to that described in the immediately preceding paragraph, which may be relied upon by any entity providing financing to Tenant and/or any potential assignee or subtenant of Tenant.

30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf after ten (10) days’ prior written notice to Tenant that Landlord intends to make payment or perform such obligation (provided that if the failure is other than the non-payment of Rent and Tenant commences to cure the failure prior to the expiration of such ten (10) day period following delivery of Landlord’s notice to Tenant that Landlord intends to perform the obligation, and Tenant thereafter diligently continues with such cure to completion, Landlord shall not perform such obligation itself, unless Landlord determines that Landlord must take immediate action to protect the health or safety of persons or property or the rights of other tenants Building under their respective leases). Tenant shall pay to Landlord, within ten (10) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant. If such sum is not paid by Tenant within the required ten (10) day period, interest shall accrue on such sum at the Interest Rate from the end of such ten (10) day period until paid by Tenant. Further, Tenant’s failure to make such payment within such ten (10) day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31. Late Charge; Late Payments. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant; provided, however, that Tenant shall be entitled of notice of non-payment and a five (5) day grace period, prior to the imposition of such late charge, on the first (1st) occasion in any calendar year in which Tenant fails to timely pay any installment of Monthly Rent or Additional Rent hereunder. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees: Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing-signed by the waiving party. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant or of Tenant upon any default by Landlord shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant (i) prior to the date Tenant occupies the Premises, at: 795

Folsom Street, San Francisco, California 94107, Attn: Ed Axelsen, with a copy to 795 Folsom Street, San Francisco, California 94107, Attention: Legal Department and (ii) following the date Tenant occupies the Premises, at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; AND both prior to and following the date Tenant occupies the Premises, Landlord shall also deliver a copy of any such notice (which notice is a courtesy notice and shall not be deemed a “notice” for any purpose of this Lease) to Shartsis Friese LLP, One Maritime Plaza, 18th Floor, San Francisco, California 94111, Attention: Jonathan M. Kennedy. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; provided, however, that if such notice is delivered on a weekend, holiday, or after 5:00 p.m. on a business day, such notice shall be deemed given on the next-succeeding business day; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35. Intentionally Deleted.

36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any Affiliate thereof) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such Affiliate’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or intended to be sublet or that has been vacated by such party (or never physically occupied by such party for the conduct of such party’s business), other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations over a reasonable period or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof

37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name; provided, however, in no event shall Landlord name the Building after another tenant of the Building or Project during the Lease term, as the same may be extended.

42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Lease. Pursuant to a separate written agreement, Landlord shall pay the commission due the aforementioned brokers in connection with this Lease and Tenant shall have no liability therefor.

46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval. Tenant shall reimburse Landlord for all of Landlord’s costs incurred in reviewing the proposed action or consent

(whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys’ or consultants’ fees and expenses, within ten (10) days after Landlord’s delivery to Tenant of a statement of such costs. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b. To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas and facilities and other tenancies and premises in the Project and to create additional rentable areas through use or enclosure of Common Areas; however, such actions shall not adversely affect Tenant’s access to, or use or enjoyment of, the Premises for the permitted use or Tenant’s access to, or use of, the Parking Facilities.

c. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

48. Financial Statements. At any time during the Lease Term (but not unless there exists a continuing Event of Default, the Building is the subject of a refinancing or sale, or Landlord is evaluating Tenant’s financial strength in connection with the determination of whether the Letter of Credit will be reduced), within thirty (30) days after Landlord’s request and following Landlord’s execution and delivery of a commercially reasonable non-disclosure agreement, Tenant shall furnish to the representatives of Landlord who have executed said non-disclosure agreement, Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Notwithstanding anything to the contrary above, during any period that Tenant is a publicly traded entity and Tenant’s financial information is available to the public on the internet, (i) Tenant shall not be required to provide any financial information under this Paragraph 48 and (ii) the non-disclosure provisions above shall be inapplicable.

49. Deleted.

50. Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law, the Securities Exchange Commission or any applicable securities exchange or in connection with any action brought to enforce this Lease.

51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Project are found in the utility areas of the Project not generally accessible to Project occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Project may contain hazardous substances. Although smoking is prohibited in the public areas of the Project, these areas may, from time to time, be exposed to tobacco smoke. Project occupants and other persons entering the Project from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances.

52. Signage Rights; Directories.

a. Prohibitions. Except to the extent expressly provided in this Paragraph 52, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior of the Building or in the Common Areas or in any area of the Building, Premises or Project which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

b. Interior Signage and Directories.

i. Subject to compliance with applicable Legal Requirements, the Building signage criteria and Landlord’s prior written consent which will not be unreasonably withheld, conditioned or delayed, (x) in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall desire and (y) in the case where Tenant occupies less than an entire floor in the Building, directional signage on the floor and signage at the entrance to the Premises shall be in accordance with the Building’s signage program with all initial Building-standard signage to be at Landlord’s cost (changes in such signage requested by Tenant will be at Tenant’s cost). All signage described in this Paragraph 52 shall be treated as Tenant’s personal property under the provisions of Paragraph 20.a. above with respect to Tenant’s obligations at the expiration or early termination of this Lease.

ii. Tenant shall be entitled to Tenant’s proportionate share of the tenant directory board or monitor located in the main lobby of the Building. Such signage shall initially be provided at Landlord’s cost; changes to such signage will be at Tenant’s cost) to the extent Landlord incurs a cost in making such change.

c. Exterior Blade Sign; Twitter Store Front Live Feed.

i. Exterior Blade Sign. Subject to the approval of the City of San Francisco and compliance with any other applicable Legal Requirements, throughout the Lease term (as the same may be extended) Tenant may use the blade side on Market Street previously used by SF Mart for Tenant’s name and logo (the “Blade Sign”). The Blade Sign shall contain only Tenant’s name and logo, and any and all modifications thereto shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided the Blade Sign is appropriate for comparable buildings in San Francisco with comparable improvements and does not conflict with the signage program for the Building, as the same may be modified from time to time.

During the period that the Blade Sign is installed at the Building, Tenant shall, at Tenant’s sole cost, maintain the Blade Sign in a good and first class condition appropriate for comparable buildings in San Francisco with comparable improvements and in accordance with all applicable Legal Requirements; provided, however, at Landlord’s election, Landlord may perform any such cleaning, maintenance, repair or modification of the Blade Sign or other portions of the Real Property required to effect compliance with Legal Requirements, in which event, Tenant shall pay the actual costs of such work to Landlord within thirty (30) days after receipt of Landlord’s invoice therefor.

ii. Twitter Store Front Live Feed. Subject to applicable Legal Requirements, throughout the Lease Term, Landlord shall make available to Tenant storefront space (the “Live Feed Equipment Area”) on the first floor of the Building facing Market Street for use by Tenant for a Twitter live feed. The size of the Live Feed Equipment Area shall be mutually and reasonably agreed upon by the parties, provided that the space shall not consist of more than the entire window frontage of one (1) window bay, as well as space behind such window bay to a depth of ten feet (10’), unless otherwise expressly agreed in writing by Landlord. Tenant’s use of the Live Feed Equipment Area shall be limited to the equipment presenting the live feed and the hardware or other installations required to house the equipment (collectively the “Live Feed Equipment”). The Live Feed Equipment installations shall be uncluttered and visually attractive and appropriate for ground level space in a first-class retail/office building, in keeping with the character and standards of the Building and in conformity with the standards of practice maintained among similar buildings in the vicinity of the Building. Landlord may, from time to time during the Lease term, relocate the Live Feed Equipment Area to other Market Street store front space in the Building, provided that (i) Landlord may not relocate the Live Feed Equipment more than once in any six (6) month period and (ii) the relocation space must have visibility exposure to Market Street that is reasonably comparable to the original location. Landlord shall bear all expenses incurred to relocate the Live Feed Equipment from the original Live Feed Equipment Area to the relocated Life Feed Equipment Area.

iii. Removal of Blade Sign and/or Live Feed Equipment. If (i) at any time during the Lease term, Tenant is in monetary breach under this Lease and such monetary breach is not cured within thirty (30) days following Landlord’s written notice to Tenant of such monetary breach, or (ii) as of the end of the Fourth Lease Year (as defined in Paragraph 2.c. above) the original Tenant named herein (and/or an Affiliate to which the Lease has been assigned or portions of the Premises have been sublet under Paragraph 13.h. above) is not in occupancy and conducting business in a minimum of 300,000 rentable square feet of space in the Building, then Landlord may notify Tenant of Landlord’s intent to terminate Tenant’s rights to the Blade Sign and/or use of the Live Feed Equipment and if Tenant does not cure the monetary breach or the occupancy deficiency described above within ten (10) Business Days following such notice, Landlord may terminate Tenant’s right to the Blade Sign and/or to use the Live Feed Equipment, which termination shall be effected by written notice from Landlord to Tenant given at any time prior to the date Tenant cures Tenant’s monetary breach or leases the required minimum rentable square footage, as applicable. If Tenant’s right to the Blade Sign and/or to use the Live Feed Equipment Area is terminated pursuant to the foregoing, Tenant shall, within fifteen (15) days following such termination, remove the Blade Sign and/or Live Feed Equipment (as applicable, based on the termination notice) and perform the restoration work in accordance with the immediately following grammatical paragraph; provided, however, if Landlord requests that, notwithstanding the fact that Tenant’s right to the Blade Sign has been terminated by Landlord, the Blade Sign remain in place until such time as replacement signage is installed for another tenant, then Tenant shall not remove the Blade Sign in accordance with the immediately following grammatical paragraph until requested by Landlord. Tenant’s subsequent cure of the monetary breach, or subsequent lease of the required square footage, shall not reinstate Tenant’s right to the Blade Sign if Landlord previously terminated Tenant’s right pursuant to the foregoing.

Upon the expiration or earlier termination of this Lease, or if Tenant is required by Landlord pursuant to the immediately preceding grammatical paragraph to remove the Blade Sign and/or the Live Feed Equipment during the Lease term, or if Legal Requirements no longer permit the Blade Sign or Live Feed Equipment for any reason, Tenant shall, at Tenant’s sole cost and expense, remove the Blade Sign or Live Feed Equipment (as applicable) and repair and restore the affected areas of the Building and Real Property to their original condition at the time the Blade Sign or Live Feed Equipment was installed, ordinary wear and tear excepted; provided, however, at Landlord’s election upon written notice to Tenant, Landlord may perform the foregoing removal and restoration work, in which event Tenant shall pay the actual third-party costs of such work (without any mark-up or construction management fee) to Landlord within thirty (30) days after receipt of Landlord’s invoice therefor.

53. Parking.

a. Commencing upon the Commencement Date and continuing throughout the Lease term, Landlord shall make available for lease to Tenant in the parking facility for the Building (the “Parking Facility”), on an unassigned, non-exclusive and unlabelled basis, the greater of (i) one hundred (100) parking spaces or (ii) one (1) parking space for each 3,000 rentable square feet of space then leased by Tenant hereunder from time to time. For the first twenty-four (24) months of the Lease term, Tenant shall not pay any fee for the aforementioned parking spaces. Commencing on the expiration of such 24-month period and continuing through the end of the Fifth Lease Year (as defined in Paragraph 2.c. above), Tenant shall pay Landlord or the operator of the Parking Facility, as directed by Landlord, the sum of One Hundred Ninety-Five Dollars ($195.00) per month for each parking space. After the end of Fifth Lease Year and continuing through the end of the Lease term (as the same may be extended) Tenant shall pay for the parking spaces at the rate or charge in effect from time to time for parking in the Parking Facility. Subject to the foregoing, Tenant acknowledges that the monthly and hourly rates or charges in effect may vary from time to time based on, among other things, the time of day, type of parking (e.g., valet, self-park, or tandem) and general rate increases. The aforementioned parking charges shall be in addition to all taxes, assessments or other impositions imposed by any governmental entity in connection with Tenant’s use of the parking spaces, which taxes shall be paid by Tenant, or if required to be paid by Landlord, shall be reimbursed to Landlord by Tenant (in either case as rent) concurrently with the payment of the parking charges described above. If the Parking Facility provides space for motorcycle parking, Tenant shall be entitled to lease the same, subject to availability and at the parking charge in effect from time to time for motorcycle parking in the Parking Facility.

Notwithstanding anything to the contrary in above, Tenant shall not be required to accept all of the parking spaces allocated to Tenant above and shall only pay for those parking spaces actually accepted by Tenant. Tenant shall advise Landlord of the number of parking spaces Tenant desires from time to time. If Tenant desires to lease a parking space(s) not previously accepted by Tenant, Tenant shall advise Landlord thereof in writing and Landlord shall make such parking spaces available to Tenant hereunder; provided, however, if Landlord has to terminate another tenant’s month-to-month parking space to make the requested parking space available to Tenant, Landlord shall have a period of up to thirty-five (35) days to make the subject space available to Tenant.

b. Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder (unless Landlord and Tenant agree to a different system by which Tenant advises Landlord of which employees of Tenant are entitled to receive or use parking passes for the Parking Facility), and shall cause each such individual to execute the standard waiver form for garage users used in the Parking Facilities. If the parking charge for a particular parking space is not paid when due, and such failure continues for thirty (30) days after written notice to Tenant of such failure, then in addition to any other remedies afforded Landlord under this Lease by reason of nonpayment of rent, Landlord may terminate Tenant’s rights under this Paragraph 53 as to such parking space.

c. The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Project and users of the Parking Facilities. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the reasonable control of Landlord. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the Parking facilities is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord or Landlord’s designee from time to time for the Parking Facilities. Subject to Tenant’s rights as set forth in this Paragraph 53, Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facilities at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof; provided that no such modification will diminish the number of spaces available to Tenant.

d. The parking rights provided to Tenant pursuant to this Paragraph 53 are provided to Tenant solely for use by officers, directors, and employees of Tenant, and such rights may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion; provided, however, that such rights may be assigned on a pro-rata basis to any assignee or subtenant that is leasing or subleasing space as permitted, and in accordance with, Paragraph 13 above.

e. Landlord shall make available for visitors and retail customers of the Building not less than one hundred (100) visitor parking spaces in the Parking Facility and Landlord may charge a reasonable and customary fee for such visitor parking.

54. Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

55. Renovation of the Project and Other Improvements. Tenant acknowledges that portions of the Building or Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. It is agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant except as specifically set forth in this Lease. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building, Premises, and/or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or the Project, restrict access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or the Project. Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for temporary loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith (other than the gross negligence or willful misconduct of Landlord, Landlord’s agents, employees or contractors).

Notwithstanding anything to the contrary above, if, as a result of the Renovation Work, Tenant is not able to reasonably access the Premises or any material portion thereof, and, as a result does not conduct business in such area for a period in excess of one (1) Business Day, then Tenant shall be entitled to an abatement of Monthly Rent and Additional Rent for the subject area commencing as of the first (1st) day after the expiration of such one (1) Business Day period and terminating upon the date Tenant is able to reasonably access the subject area. The aforementioned rent abatement applies only if Tenant is unable to physically access the Premises. If Tenant is able to physically access the Premises, but there is a Service Interruption (as defined in Paragraph 17.e. above) caused by the Renovation Work, then the provisions of Paragraph 17.e. above that are applicable to a Service Interruption that is within Landlord’s reason able control to correct shall apply, but the seven (7) Business Day wait period provided for therein shall be reduced to two (2) consecutive Business Days for purposes of this paragraph. Further, the foregoing rent abatement shall not apply to any entry or work necessitated due to (i) damage from fire or other casualty which shall be governed by Paragraph 26 or (ii) the negligence or willful misconduct of Tenant or its agents, employees or contractors.

56. Quiet Enjoyment. If, and so long as, Tenant pays the rent and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

57. No Discrimination. Tenant covenants by and for itself and its successors, heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or assignees of the Premises.

58. Expansion Options.

a. Expansion Option; Expansion Option Notice. Subject to the terms of this Paragraph 58, throughout the First, Second and Third Lease Years (as defined in Paragraph 2.c. above) Tenant shall have the option (the “Expansion Option”) to lease (i) 50,000 rentable square feet on the seventh (7th) floor of the Building (provided that Tenant has not already leased the entire seventh (7th) floor of the Building as of the Commencement Date), (ii) 80,000 rentable square feet of space on the sixth (6th) floor of the Building, and (iii) 80,000 rentable square feet of space on the fifth (5th) floor of the Building, which expansion space may be leased by Tenant, at Tenant’s election, in increments of 30,000 rentable square feet, 50,000 rentable square feet or 80,000 rentable square feet (each an “Expansion Increment”). The Expansion Increments are outlined on attached Exhibit J. Tenant may not lease an Expansion Increment on the fifth (5th) floor unless Tenant has leased all of the space on the sixth (6th) and seventh (7th) floors of the Building and Tenant may not lease an Expansion Increment on the sixth (6th) floor unless Tenant has leased all of the space on the seventh (7th) floor. If Tenant desires to lease an Expansion Increment, Tenant shall notify Landlord thereof in writing (“Expansion Option Notice”), which Expansion Option Notice shall specify the particular Expansion Increment being leased by Tenant.

If Tenant delivers an Expansion Option Notice to Landlord for a particular Expansion Increment, Landlord shall deliver the subject Expansion Increment to Tenant in the condition required below not sooner than two (2) months (unless otherwise agreed by Tenant in writing), and not later than three (3) months, following Tenant’s delivery of the Expansion Option Notice (the “Expansion Increment Delivery Window”). Each Expansion Increment shall be delivered to Tenant with Landlord’s Work (as defined in Paragraph 4.b. above) completed, but otherwise in its as-is condition (although Landlord shall be required to fund the Improvement Allowance for each Expansion Increment, as provided for in Paragraph 58.c. below). The term of the Lease for each Expansion Increment shall commence upon the delivery of the subject Expansion Increment to Tenant in the required condition (the “Expansion Increment Commencement Date”). Notwithstanding the foregoing, Landlord shall not be liable to Tenant, nor shall Tenant’s lease of the subject Expansion Increment be void or voidable, if Landlord is unable to deliver the subject Expansion Increment to Tenant within the Expansion Increment Delivery Window due to delays caused by Force Majeure (as defined in Paragraph 4.a. above), but Landlord shall use commercially reasonably efforts to deliver the Subject Expansion Increment to Tenant as soon as commercially reasonably possible following the required delivery date. However, if Landlord does not deliver the applicable Expansion Increment to Tenant on or prior to the date that is ninety (90) days after the expiration of the applicable Expansion Increment Delivery Window (the “Outside Expansion Increment Date”) for any reason other than delays caused by Tenant or Force Majeure, then Tenant shall be entitled to a per diem credit against Monthly Rent for the applicable Expansion Increment, to be applied following the Expansion Increment Rent Commencement Date in an amount equal to the Monthly Rent for the Expansion Increment from the Outside Expansion Increment Delivery Date through the date of delivery of such Expansion Increment.

b. Minimum Expansion Requirement. If Tenant has not exercised the Expansion Option for (or otherwise expanded the Premises by) a minimum of 50,000 rentable square feet of space by the end of the Second Lease Year, the Expansion Option for the space on the fifth (5th) floor of the Building described in clause (iii) of the first grammatical paragraph of Paragraph 58.a. above, shall be reduced to 30,000 rentable square feet of space (which reduced Expansion Increment on the fifth (5th) floor would be as outlined on attached Exhibit K). Further, if Tenant has not exercised the Expansion Option for (or otherwise expanded the Premises by) the aforementioned minimum of 50,000 rentable square feet of space by the end of the thirtieth (30th) calendar month following the Commencement Date, then the Expansion Option shall no longer apply to the fifth (5th) floor. If, prior to the Commencement Date, Tenant added to the Premises the remainder of the leasable area on the seventh (7th) floor of the Building, as permitted in Paragraph 2.a. above, Tenant shall be deemed to have satisfied the requirements of this Paragraph 58.b. in their entirety.

c. Improvement Allowance. For each Expansion Increment leased by Tenant pursuant to this Paragraph 58, Landlord will provide Tenant with an improvement allowance equal to Forty Dollars ($40.00) per rentable square foot of the Expansion Increment (the

“Expansion Improvement Allowance”). The provisions of Paragraph 4.d.i. through iii. above shall apply to the Expansion Improvement Allowance and Landlord’s disbursement thereof, except that the Allowance Availability period (as defined in paragraph 4.d.i.) as to a particular Expansion Increment shall be the twelve (12) month period commencing on the Expansion Increment Commencement Date.

d. Extension of Lease Term. As provided in Paragraph 58.a. above, the Expansion Increment Commencement Date for each Expansion Increment is the date the Expansion Increment is delivered to Tenant with Landlord’s Work completed. Effective as of the Expansion Increment Commencement Date for each Expansion Increment, the Lease term as to the entire Premises then covered by the Lease (including all Expansion Increments previously added to the Premises) shall automatically be extended through and including the last day of the sixtieth (60th) full calendar month following the Expansion Increment Rent Commencement Date for such Expansion Increment.

e. Rent. Monthly Rent under Paragraph 2.c. and 5 of the Lease for each Expansion Increment leased by Tenant shall commence on the date (the “Expansion Increment Rent Commencement Date”) that is six (6) months following the Expansion Increment Commencement Date for the subject Expansion Increment. For the first twelve (12) full calendar months following the Expansion Increment Rent Commencement Date (which shall additionally include the partial calendar month during which the Expansion Increment Rent Commencement Date occurred if the Expansion Increment Rent Commencement Date is other than the first day of a calendar month), the Monthly Rent for each Expansion Increment shall be at the rental rate set forth below, depending on the calendar year in which Expansion Increment Rent Commencement Date occurs.

Calendar Year in which Expansion Increment Rent Commencement Date Occurs	Annual Rate per RSF of Expansion Increment

2012	$31.00

2013	$32.00

2014	$34.00

2015	$34.00

Starting on the first day of the thirteenth (13th) full calendar month following each Expansion Increment Rent Commencement Date, and annually thereafter, the Monthly Rent for the subject Expansion Increment shall increase to reflect a rate increase One Dollar ($1.00) per rentable square foot per annum.

f. Accelerated Possession for Construction Purposes. Notwithstanding anything to the contrary in this Paragraph 58, for cost efficiency in construction, Tenant may exercise the Expansion Option for an entire 80,000 rentable square foot Expansion Increment for the purpose of constructing improvements in the entire Expansion Increment at one time, but, upon delivery of the Expansion Increment with Landlord’s Work completed, the Lease term shall only commence on the portion of the Expansion Increment in which Tenant will initially conduct business (the “Initially Leased Increment”), but in no event may the Initially Leased Increment consist of less than 30,000 rentable square feet of space. If Tenant’s Expansion Option Notice covers an entire 80,000 rentable square foot Expansion Increment, the Expansion Option Notice shall specify whether Tenant will be initially conducting business in the entire Expansion Increment or only in the Initially Leased Increment and, if Tenant will initially conduct business in only the Initially Leased Increment, the size of the Initially Leased Increment (not to be less than 30,000 rentable square feet). If this Paragraph 58.f. applies, then, notwithstanding anything to the contrary in Paragraph 58.e. above, the Expansion Increment Rent Commencement Date for only the Initially Leased Increment shall be the date six (6) months following the date the entire 80,000 rentable square foot Expansion Increment was delivered to Tenant with Landlord’s Work completed, and the Expansion Increment Rent Commencement Date for the remainder of the 80,000 rentable square feet of the Expansion Increment that was not a part of the Initially Leased Increment shall be (i) as to the next 25,000 rentable square feet of space (or, if Tenant next occupies more than 25,000 rentable square feet of additional space, the amount so occupied), on the earlier of the date Tenant commences business in any portion of such space or the date six (6) months after the Expansion Increment Rent Commencement Date for the Initially Leased Increment and (ii) as to the remainder of the Expansion Increment, on the earlier of the date Tenant commences business in any portion of such space or the date twelve (12) months after the Expansion Increment Rent Commencement Date for Initially Leased Increment. By way of example, Tenant may elect to exercise the Expansion Option with respect to the entire 80,000 rentable square feet on the sixth (6th) floor of the Building, and construct improvements therein, but to initially occupy only 30,000 rentable square feet of such space. In such event, the Expansion Commencement Date shall occur as of the delivery of the Expansion Increment to Tenant with Landlord’s Work completed and if such delivery occurred on June 1, 2012, the Expansion Increment Rent Commencement Date for such 30,000 rentable square feet would be December 1, 2012. Thereafter, the Expansion Increment Rent Commencement Date with respect to the next 25,000 rentable square feet of such Expansion Increment (or, if Tenant next occupies more than 25,000 rentable square feet, the amount so occupied) shall commence as of the earlier to of (x) the date Tenant commences business operations in such additional portion of the Expansion Increment or (y) June 1, 2013, and with respect to the remainder of the Expansion Increment, the Expansion Increment Rent Commencement Date for such space shall be the earlier of the date Tenant commences business operations within such space, or December 1, 2013.

g. Additional Provisions. If Tenant leases an Expansion Increment pursuant to this Paragraph 58, Landlord and Tenant shall promptly enter into an amendment of this Lease adding the Expansion Increment to the Premises on the terms set forth in this Paragraph 58. The provisions of Paragraph 7 of the Lease shall apply in full to each Expansion Increment, with Tenant’s Share calculated by dividing the rentable square footage of the Expansion Increment by the rentable square footage of the Building. The Base Year for each Expansion Increment shall be the calendar year in which the Expansion Increment Commencement Date occurs and the Base Tax Year for each Expansion Increment shall be the fiscal tax year during which the Expansion Increment Commencement Date occurs.

Subject to Paragraph 58.b. above, Tenant may only lease the Expansion Increments for the original Tenant’s initial exclusive use (which shall be for a period of not less than one (1) year from the subject Expansion Increment Commencement Date), although, after such initial occupancy of the Expansion Increments, Tenant may subsequently sublease any portion of any Expansion Increment in accordance with the provisions of Paragraph 13 above

Notwithstanding anything to the contrary in this Paragraph 58, if on the date of exercise of the Expansion Option as to a particular Expansion Increment or the date immediately preceding the Expansion Increment Commencement Date for such Expansion Increment (i) the original Tenant named herein (and/or an Affiliate or Affiliates thereof to which this Lease has been assigned or portions of the Premises have been sublet in accordance with Paragraph 13.h. above) is not in occupancy of at least seventy percent (70%) of the entire Premises then leased hereunder, or such parties do not intend to occupy at least seventy percent (70%) of the entire Premises then leased hereunder, together with the subject Expansion Increment, or (ii) there exists an uncured Event of Default or there is a breach of this Lease by Tenant that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period, then, at Landlord’s option, Tenant shall have no right to lease the subject Expansion Increment and the exercise of the Expansion Option as to that Expansion Increment shall be null and void.

59. Right of First Offer.

a. Right of First Offer. Subject to the provisions of this Paragraph 59, commencing on the first day of the Fourth Lease Year or such sooner date that Tenant has leased all of the Expansion Increments, and continuing thereafter throughout the Lease term, as the same may be extended by the renewal options set forth in Paragraph 60 below (but not during the final nine (9) months of the Lease term, as extended, unless Tenant exercises any then-unexpired Renewal Option in accordance with terms of the Renewal Option), Tenant shall have a continuing right of first offer to lease space located on the two (2) floors immediately below the lowest floor of the Building on which Tenant then leases space (each a “ROFO Floor”), if such space is or becomes “available for lease” (each a “First Offer Increment”). A First Offer Increment shall not be deemed “available for lease” if the tenant under an expiring lease of such space renews or extends its lease, whether pursuant to a renewal option or a new arrangement with Landlord. Upon Landlord obtaining knowledge that a First Offer Increment is or will be available for lease, Landlord shall send Tenant a written notice (a “First Offer Notice”) which (i) identifies the First Offer Increment and specifies the rentable square footage thereof, (ii) specifies the estimated availability date of the First Offer Increment (the “ROFO Target Date”) and the length of the term for which Landlord intends to lease the First Offer Increment, and (iii) sets forth Landlord’s good faith determination of the Fair Market Rent (as defined in Paragraph 59.c. below) for the First Offer Increment for the intended lease term and, if fair market terms include a tenant improvement allowance or other market concessions, Landlord’s good faith determination of the amount of such allowance and other market concessions. Notwithstanding the foregoing, Landlord shall not send a First Offer Notice to Tenant more than twelve (12) months prior to the estimated availability date of a First Offer Increment.

b. Exercise of Right of First Offer. If Tenant receives a First Offer Notice for a First Offer Increment and desires to lease the First Offer Increment, Tenant shall, within ten (10) Business Days after the delivery of the First Offer Notice to Tenant, notify Landlord thereof in writing (“Tenant’s Exercise Notice”), which Tenant’s Exercise Notice shall advise Landlord that Tenant either (i) elects to lease the First Offer Increment on the terms set forth in the First Offer Notice or (ii) elects to lease the First Offer Increment, but desires to have the Fair Market Rent, tenant improvement allowance and other market concessions determined by appraisal in accordance with the procedures set forth in Paragraph 60.c. below. If Tenant’s Exercise Notice does not specify whether Tenant has selected (i) or (ii) from the immediately preceding sentence, Tenant shall be deemed to have selected item (i). If Tenant’s Exercise Notice selected item (ii), then the parties shall comply with the procedures of Paragraph 60.c. below to determine the Fair Market Rent, tenant improvement allowance and other market concessions (with the fifteen (15) day period referred to in the first sentence of Paragraph 60.c being the fifteen (15) day period following the date of Tenant’s Exercise Notice) and the results of the appraisal procedure shall be binding on the parties and Tenant may not revoke its exercise of the of the right of first offer for the subject First Offer Increment. Tenant must lease the entire First Offer Increment covered by a First Offer Notice and may not lease only a portion thereof and Tenant may only lease a First Offer Increment for the length of term specified by Landlord in the First Offer Notice.

If Tenant does not deliver a Tenant’s Exercise Notice within the required ten (10) Business Day period, then Landlord shall have a period of six (6) months to lease the First Offer Increment to a third party on any terms Landlord desires. If Landlord has not leased the First Offer Increment to a third party within the aforementioned six (6) month period, then Landlord must again comply with the notice provisions set forth above prior to leasing the First Offer Increment to a third party. If Tenant does not exercise its right of first offer and Landlord enters into a lease of the First Offer Increment with a third party, Tenant’s right of first offer shall again apply to the First Offer Increment if such space becomes “available for lease” (as defined above) at a later date during the Lease term.

If, during the period that the right of first offer is in effect, space on a ROFO Floor is available for Lease and Tenant has not received a First Offer Notice for such space in the prior six (6) months, then Tenant, by written notice to Landlord (a “ROFO Notice Request”) may require that Landlord deliver a First Offer Notice to Tenant for the First Offer Increment Tenant desires to lease. The ROFO Notice Request shall advise Landlord of which First Offer Increment Tenant elects to lease; provided, however, that the size of the First Offer Increment selected by Tenant shall not be less 30,000 rentable square feet unless the remainder of the vacant space on the subject ROFO Floor is less than 30,000 rentable square feet, in which even the First Offer Increment shall be all of the vacant space on the subject ROFO Floor. Further, in the event that Tenant desires to lease less than all of the available space on the subject ROFO Floor (e.g., more than 30,000 rentable square feet of space is available on the ROFO Floor, but Tenant does not exercise the right of first offer for all of the available space), then the size and configuration of the space to be leased by Tenant shall be subject to Landlord’s reasonable approval, which approval will not be unreasonably withheld but may be denied if the portion of the available space on the ROFO Floor that Tenant does not lease cannot (as reasonably determined by Landlord) reasonably be leased to one (1) or more third parties (e.g., the remaining space is too small, does not have an adequate number of exterior windows, does not have satisfactory elevator exposure or is otherwise oddly configured). If Tenant delivers a ROFO Notice Request in compliance with the foregoing, Landlord shall deliver a First Offer Notice to Tenant for the subject First Offer Increment and all of the provisions of this Paragraph 59 shall apply as if the First Offer Notice was initially given under Paragraph 59.a. above without Landlord having received a ROFO Notice Request.

c. Terms and Conditions. If Tenant timely exercises its right to lease a First Offer Increment, Landlord and Tenant shall promptly enter into an amendment of this Lease adding such First Offer Increment to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, except that (i) the First Offer Increment shall be delivered to Tenant in its then “as-is” condition, subject to Tenant receiving any tenant improvement allowance that was included in the First Offer Notice or established by the appraisal procedure provided for in Paragraph 59.b. above, (ii) the term of the lease to Tenant of such First Offer Increment shall commence upon the date the First Offer Increment is delivered to Tenant, which date shall not be sooner than the later of the ROFO Target Date or the date (30) days following Tenant’s delivery of Tenant’s Exercise Notice unless Tenant agrees in writing to such earlier commencement date (the “First Offer Increment Commencement Date”) and expire on the expiration date provided for in the First Offer Notice, (iii) the Monthly Rent payable by Tenant for the First Offer Increment and the market concessions (if any) applicable to Tenant’s lease of the First Offer Increment shall be the Fair Market Rent and market concessions (if any) that were set forth in the First Offer Notice or established by appraisal as provided in Paragraph 59.b. above, as applicable, (iv) Tenant’s Share shall be calculated by dividing the rentable square footage of the First Offer Increment by the rentable square footage of the Building, (v) the Base Year for the First Offer Increment shall be the calendar year in which the First Offer Increment Commencement Date occurs, and (vi) the Base Tax Year shall be the fiscal tax year during which the First Offer Increment is added to the Lease. For purposes of this Paragraph 59, “Fair Market Rent” shall have the meaning set forth in Paragraph 60.b. below with references therein to the “Premises” being deemed to refer to the First Offer Increment and disregarding any provisions which by their nature pertain only to the renewal term.

In the event of any delay in the delivery of a First Offer Increment to Tenant, Tenant’s lease of the First Offer Increment shall not be void or voidable, nor shall Landlord be liable to Tenant as a result thereof, but Landlord shall use commercially reasonably efforts to deliver the First Offer Increment to Tenant as soon as commercially reasonably possible. However, if Landlord does not deliver the applicable First Offer Increment to Tenant on or prior to the date that is six (6) months after the applicable ROFO Target Date (the “Outside First Offer Increment Delivery Date”) for any reason other than delays caused by Tenant or Force Majeure (provided, that for the purposes of this Paragraph 59.c., Force Majeure shall not include any holdover of the existing occupant(s) of the applicable First Offer Increment), then Tenant shall be entitled to a per diem credit against Monthly Rent for the applicable First Offer Increment, to be applied following

Tenant’s occupancy of such first Offer Increment, in an amount equal to the Monthly Rent for the First Offer Increment from the Outside First Offer Increment Delivery Date through the date of delivery of such First Offer Increment. In any event, Landlord agrees to use diligent efforts to cause any tenant of the First Offer Increment to timely vacate such First Offer Increment. Further, if Landlord has not, either on or before the Outside First Offer Increment Delivery Date, delivered the First Offer Increment to Tenant for any reason other than a delay caused by Tenant, then Tenant may, by written notice to Landlord at any time prior to the delivery of the First Offer Increment to Tenant, terminate Tenant’s lease of the subject First Offer Increment.

d. Delay in Determination of Monthly Rent. If the Fair Market Rent and other market concessions are not established prior to the First Offer Increment Commencement Date, then Tenant shall pay Monthly Rent and Additional Rent at the same rate per rentable square foot that Tenant then pays for the initial Premises and, after the Fair Market Rent has been determined, Tenant shall pay any deficiency in the amount paid by Tenant during such period, within thirty (30) days following the date Tenant receives from Landlord a written invoice for the amount of such deficiency, or, if Tenant paid excess rent during such period, Landlord shall credit such excess to the rent next due under this Lease.

e. Limitation on Tenant’s Right of First Offer. Notwithstanding the foregoing, if, on the date of exercise of the right of first offer, or the date immediately preceding the First Offer Increment Commencement Date the Lease term for the First Offer Increment is to commence (i) the original Tenant named herein (and/or an Affiliate or Affiliates thereof to which this Lease has been assigned or portions of the Premises have been sublet in accordance with Paragraph 13.h, above) is not in occupancy of seventy-five percent (75%) of the entire Premises then leased hereunder, or such parties do not intend to occupy at least seventy-five percent (75%) of the entire Premises then leased hereunder, together with the entire First Offer Increment, or (ii) there exists an uncured Event of Default or there is a breach of this Lease by Tenant that subsequently matures into an Event of Default of Tenant due to Tenant’s failure to cure the breach within the applicable notice and cure period, then, at Landlord’s option, Tenant shall have no right to lease the First Offer Increment and the exercise of the right of first offer shall be null and void.

60. Renewal Options.

a. Options to Renew. Tenant shall have two (2) consecutive options to extend the term of the Lease (each, a “Renewal Option”) for periods of five (5) years each (each, a “Renewal Term”), except that, if Tenant leases more than 405,000 rentable square feet of space as of the end of the initial Lease term, then Tenant shall instead have only one (1) Renewal Option for a Renewal Term of ten (10) years. A Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to expiration of the then-current Lease term. At Landlord’s option, Tenant shall have no right to renew the Lease, and Tenant’s exercise of a renewal potion shall be void, if, as of the date the term of the renewal term is to commence, the original Tenant named herein (and/or an Affiliate or Affiliates thereof to which this Lease has been assigned or portions of the Premises have been sublet in accordance with Paragraph 13.h. above) is not in occupancy of at least seventy-five percent (75%) of the Premises.

At Tenant’s option, Tenant may exercise a Renewal Option pursuant to the foregoing for less than the entire Premises then covered by the Lease (with the portion of the Premises to be covered by the Renewal Option being referred to hereinafter in this Paragraph 60 as the “Renewal Premises”), provided that (i) the Renewal Premises must consist of not less than 135,000 rentable square feet of space and be comprised of space on contiguous floors, (ii) the portions of the Premises that are not included in the Renewal Premises must be of a size and configuration that are, as reasonably determined by Landlord, leasable to third parties (e.g., the remaining space must be of adequate size, have an adequate number of exterior windows, have satisfactory elevator exposure and otherwise be reasonably configured) and (iii) Tenant (and/or an Affiliate or Affiliates thereof to which this Lease has been assigned or portions of the Premises have been sublet in accordance with Paragraph 13.h. above) must occupy and be conducting business in at least seventy five percent (75%) of the Renewal Premises.

Notwithstanding the foregoing, at Landlord’s election, a renewal option shall be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises the renewal option or on the date immediately preceding the commencement date of the renewal period there exists an uncured Event of Default or a breach of this Lease that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period.

b. Terms and Conditions. If Tenant exercises a renewal option, then during the subject Renewal Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Lease term shall apply during the Renewal Term, except that (i) Tenant shall have no further right to renew this Lease beyond the second Renewal Term (or, if the Renewal Term is for a period of ten (10) years, beyond the end of such 10-year Renewal Term), (ii) the Monthly Rent payable by Tenant for the First Offer Increment shall be the then Fair Market Rent based on the terms of this Lease as renewed, with Tenant to receive the then market leasing concessions, (iii) Tenant shall take the Premises in their then “as-is” condition, subject to Tenant receiving any tenant improvement allowance that is a part of then market concessions, (iv) the Base Year for the Premises shall be the calendar year in which the Renewal Term commences, (v) the Base Tax Year for the Premises shall be the fiscal tax year in which the Renewal Term commences and (vi) the amount of the Letter of Credit to be maintained by Tenant under Paragraph 6 during the renewal term shall be established concurrently with the determination of the Fair Market Rent and market leasing concessions, taking into account the Security Criteria, as defined in the third grammatical paragraph of Paragraph 6 above. Fair Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the Renewal Term. For purposes of this Paragraph 60, The term “Fair Market Rent” shall mean the rental rate for the relevant space in its “as-is” condition, determined by reference to comparable space under primary lease (and not sublease), taking into consideration the terms and conditions of this Lease, the Base Year and Base Tax Year for escalations, the improvement allowance (if any) provided for such space pursuant to the Lease, the quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable buildings in San Francisco, with comparable improvements, in good physical and economic condition, taking into consideration the then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then-prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate). The intent of the parties is that Tenant will obtain the same rent and other economic benefits that landlords would otherwise give in comparable transactions and that Landlord will make and receive the same economic payments and concessions that landlords would otherwise make and receive in comparable transactions. The Fair Market Rent and the amount of the Letter of Credit shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the subject Renewal Term. If Landlord and Tenant are unable to agree upon the Fair Market Rent (and/or the amount of the Letter of Credit for the renewal term) within such thirty (30)-day period, then the Fair Market Rent (and/or amount of the Letter of Credit) shall be established by appraisal in accordance with the procedures set forth in Paragraph 60.c. below.

c. Appraisal. Within fifteen (15) days after the expiration of the thirty (30)-day period for the mutual agreement of Landlord and Tenant as to the Fair Market Rent (and/or amount of the Letter of Credit), each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the Fair Market Rent (and/or amount of the Letter of Credit, as applicable). (If an appraisal is being conducted under this Paragraph 60.c. as to the fair market Letter of Credit for a Renewal Term, the references hereinafter to “Fair Market Rent” shall also refer to the amount of the Letter of Credit.) The brokers each shall have at least ten (10) years’ experience with leases in comparable buildings in San Francisco, with comparable improvements, and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within said fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the Fair Market Rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the Fair Market Rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the Fair Market Rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party. One a party has selected a broker and negotiations have commenced between the brokers, such broker may not be replaced with another broker.

The third broker shall conduct his own investigation of the Fair Market Rent, and shall be instructed not to advise either party of his determination of the Fair Market Rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the Fair Market Rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of Fair Market Rent is set forth, the third broker shall place his determination of the Fair Market Rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of Fair Market Rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the Fair Market Rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the Fair Market Rent, the envelope containing the determination of the Fair Market Rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of Fair Market Rent, the determination of the other party shall prevail and be treated as the Fair Market Rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is within two percent (2%) of the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of Fair Market Rent shall be the Fair Market Rent. If such is not the case, Fair Market Rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of Fair Market Rent by the third broker.

d. Delay in Determination of Monthly Rent. If the Fair Market Rent is not established prior to the commencement of the Renewal Term, then Tenant shall continue to pay as Monthly Rent and Additional Rent the sums in effect as of the last day of the prior term of the Lease and, as soon as the Fair Market Rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period, or, if Tenant paid excess Monthly Rent during such period, Landlord shall credit such excess payments to the Monthly Rent amounts next due.

61. Rooftop Communications Equipment License.

a. Ancillary Sites, Lines and Equipment. Landlord hereby grants to Tenant and Tenant hereby accepts from Landlord, a license (the “License”) to use the following portions of the Building:

(i) subject to availability, a portion of the roof of the Building to be designated by Landlord (the “Telecom Site”), for purposes of the installation, operation, maintenance and replacement by Tenant, at Tenant’s sole expense, of one (1) satellite receiving dish (the “Antenna”) not to exceed a size of one (1) meter at its largest dimension (or, alternatively, two (2) Antennae not to exceed a size of one-half (1/2) meter each).

(ii) on a non exclusive basis, in common with one or more other tenants or licensees of the Building and Landlord, (A) certain other portions of the roof of the Building for the installation of conduit which will run from the Telecom Site across designated pathways on the roof of the Building (as more particularly shown or described in the plans to be approved by Landlord pursuant to Section 60.d. below), and (B) certain existing cores and sleeves of the Building (as shown on the aforementioned plans), running from the roof down through the Building for purposes (and only for the purposes) of installing the conduit and cable required to interconnect Tenant’s equipment on the Telecom Sites with Tenant’s equipment in the Premises.

The above described conduit and cable (collectively the “Lines”) and the Antenna, and any replacement, alteration, addition or installation thereof approved by Landlord are collectively referred to herein as the “Communications Equipment”. The areas of the Building through which such Lines run and such Communications Equipment is located are sometimes referred to herein as the “Ancillary Sites”.

b. Lease Provisions Applicable. The provisions of the other sections of this Lease shall apply to the Ancillary Sites and this License, except to the extent inconsistent with the provisions of this Paragraph 61. Without limiting Paragraph 14 of the Lease, Tenant expressly agrees to indemnify, defend and save harmless Landlord and the other Indemnitees from and against all Claims to the extent arising (or claimed to have arisen) from the installation, use, maintenance or operation of the Lines or the Communications Equipment, except to the extent arising from the negligence or willful misconduct of Landlord or its agents or their respective employees, agents or contractors or arising from the acts of other tenants or licensees. Except to the extent caused by the gross negligence of willful misconduct of Landlord or any other Indemnitees, Landlord shall not be liable for any loss or damage to the Communications Equipment. In no event shall Landlord be liable for consequential damages related to loss or damage to the Communications Equipment.

c. Impositions; Charges.

(i) No monthly license fee shall be due in connection with Tenant’s license to use the Ancillary Sites under this Paragraph 61.

(ii) Tenant shall be responsible for and pay within thirty (30) days following receipt by Tenant of Landlord’s written invoice therefor and reasonable back-up documentation, any and all-additional real and personal property taxes, governmental assessments, governmental charges, governmental fees or other governmental impositions levied or assessed on the Building, Landlord or Tenant due solely to the Communications Equipment or the construction, operation or removal thereof. In addition, if Landlord deems it reasonably necessary to hire outside engineers or consultants in connection with the review of plans and specifications for the Communications Equipment and/or monitoring the affect of the Communications Equipment on any other equipment at the Building or Landlord reasonably incurs any other out-of-pocket costs in connection with the License, then Tenant shall reimburse Landlord (within thirty (30) days following receipt by Tenant of Landlord’s written invoice therefor and supporting back-up documentation) for such actual and reasonable costs.

d. Initial Installation of Communications Equipment; Modifications; Replacements. Prior to the initial installation of the Communications Equipment and prior to any subsequent modification or replacement of the Communications Equipment, Tenant shall submit to Landlord, for Landlord’s reasonable approval, (i) detailed plans showing all Communications Equipment, the manner of the installation of the Communications Equipment and the locations of the installations and (ii) such evidence as Landlord shall reasonably require evidencing that Tenant has obtained all necessary governmental approvals and permits for the installation and modification of the Communications Equipment. All work shall be performed in accordance with applicable Legal Requirements, Landlord’s reasonable construction requirements for the Building and by contractors reasonably approved in advance by Landlord. Landlord shall have no responsibility for, and Tenant holds Landlord harmless from, any failure of Tenant’s Communications Equipment to function properly notwithstanding the fact that Landlord may have approved plans and specifications therefor. Tenant shall keep the Building free from any liens arising out of any work performed, materials furnished or obligations incurred with respect to the Communications Equipment. Unless otherwise agreed by Landlord in writing, Tenant shall give Landlord not less than ten (10) days prior written notice of the commencement of any work by Tenant under this Paragraph 61.d.

Tenant shall cause Tenant’s personnel or contractor(s) to clearly mark (including any color coding required by the Building) each conduit, cable, wire and piece of equipment comprising the Lines with the License number assigned by the Building management and the starting point and the destination of such conduit, cable or wire (e.g. “No. 700, Roof to Floor 7”), and shall place such identification tags in each closet, if any, that the Lines pass through, on each horizontal run of the Lines, and on each item of Communications Equipment that is part of the Lines.

e. Use Compliance With Law. Tenant agrees that Tenant shall not sell the use of the Lines, or otherwise use the Communications Equipment to provide services to any party other than Tenant and its employees and clients in connection with its business, or to transmit to any other location other than the Premises. Landlord makes no representation that Tenant’s contemplated use of the Lines or the Ancillary Sites will comply with applicable Legal Requirements. Tenant, at Tenant’s sole expense, shall comply with all Legal Requirements regarding the operation and maintenance of the Communications Equipment, and shall be solely responsible for obtaining and shall obtain and keep in force all permits, licenses and approvals necessary for operation of the Communications Equipment.

f. Interference by Communications Equipment. Tenant shall not use the Ancillary Sites or the Communications Equipment so as to interfere in any way with the ability of tenants or other occupants of the Building or occupants of other properties to receive or transmit radio, television, telephone, computer, data processing, fiber optic, microwave, short wave, long wave or other signals of any sort. If the operation of the Communications Equipment interferes with any such items, then immediately following written notice from Landlord to Tenant of such interference, Tenant shall use reasonable efforts to eliminate such interference. If Tenant is unable to promptly eliminate interference that is caused by the Communications Equipment, Tenant shall cease operation of the interfering Communications Equipment until the problem is resolved and, if the problem cannot be resolved, Tenant shall remove the Communications Equipment and repair any damage to the Building caused by the installation and/or removal of the Communications Equipment. Landlord shall reasonably cooperate in relocating the Communications Equipment on the Ancillary Sites to a new location in or on the Building, if available, where such interference is not likely to be experienced, which relocation shall be at Tenant’s sole expense.

g. Removal of Communications Equipment. The Communications Equipment shall be and remain Tenant’s property throughout the term of this Lease. Upon the expiration or any sooner termination of the License, or if Tenant is required to remove the Communications Equipment by any governmental agency having jurisdiction over the Communications Equipment, Tenant shall promptly, at its sole expense, remove all of the Communications Equipment from the Ancillary Sites and restore any damage caused by the installation or removal.

h. Access to Ancillary Sites. Tenant may access the Ancillary Sites and perform construction work therein in accordance with the plans and specifications approved by Landlord pursuant to Paragraph 61.d. above. Tenant shall have access to the Ancillary Sites for such construction and for normal and emergency repairs, which access shall be in accordance with the commercially reasonable rules and procedures of the Building, including, without limitation, those relating to roof access (which procedures shall specify the amount of advance notice to Landlord required for such access) as in effect from time to time. Landlord may allow access to the Ancillary Sites to any persons who show evidence which, in Landlord’s reasonable and good faith judgment and discretion, appears to constitute authorization by Tenant or by any other tenant granted rights by Landlord to install, operate and/or maintain facilities or equipment of any kind in such areas of the Building, or by any representative or agent of Landlord for such access.

i. Maintenance and Repair. Tenant, at Tenant’s sole cost and expense, shall keep the Communications Equipment in good, safe condition and repair and shall not damage in any way the Ancillary Sites. Tenant shall, at Tenant’s sole cost and expense, promptly repair any damage to the Ancillary Sites caused by Tenant’s operations and, prior to commencing such repair work, shall obtain Landlord’s prior written approval of Tenant’s procedures for such repair work. Landlord makes no representations respecting the condition of the Ancillary Sites or their suitability for operation of the Communications Equipment. Landlord shall use its reasonable and good faith efforts to cause any repairs being performed by Landlord or its agents to or about the Ancillary Sites to be performed in such manner as shall not require Tenant to remove Tenant’s Communications Equipment from the Ancillary Sites, but Landlord, on reasonable advance notice to Tenant, may require Tenant to temporarily remove Tenant’s Communications Equipment from the Ancillary Sites if the same is reasonably required in order to allow Landlord to perform the repairs. Such removal and the reinstallation of the Communications Equipment shall be at Tenant’s sole cost and expense.

j. Relocation of Ancillary Sites. Upon not less than fifteen (15) days’ prior written notice to Tenant, Landlord may require Tenant to relocate the Ancillary Sites (or any of them) to another location in the risers of the Building which is suitable for Tenant’s purposes. All work necessary to move the Communications Equipment to the new location shall be performed by Tenant at Landlord’s expense (or, at Landlord’s option, by Landlord at Tenant’s expense), including the expense of complying with all Legal Requirements regarding the installation of the Communications Equipment in the new locations. Tenant acknowledges that during any such relocation the Communications Equipment will be unavailable for Tenant’s use. Landlord shall cooperate with Tenant in minimizing the period of any such unavailability. The provisions of this Paragraph 61.j. are inapplicable to a relocation of the Communications Equipment due to maintenance, repair or replacements by Landlord in or about the Ancillary Sites, it being agreed that any such relocation is governed instead by Section 61.i. above.

k. Security. Tenant shall obtain insurance coverage to the extent Tenant desires protection against loss or damage to the Communications Equipment and Tenant releases Landlord and the other Indemnitees from any liability for or in connection with such acts and losses, excluding losses resulting from the gross negligence or willful misconduct of Landlord or its authorized employees, agents on contractors. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by any Legal Requirement.

l. Survival. The indemnities granted by Tenant in this Paragraph 60 shall survive the expiration or earlier termination of the Lease.

62. License for Rooftop Generator or HVAC Equipment.

a. License for Specialty Equipment. If, at any time during the term of this Lease, Tenant desires to install an emergency electricity generator (the “Generator”) and/or supplemental HVAC equipment (the “HVAC Equipment”) on the roof of the Building, to service the Premises, then, subject to availability, Landlord hereby grants to Tenant (and Tenant accepts from Landlord) on an exclusive basis (but non-exclusive as to Landlord for purposes of operating and maintaining the Building) a license to use the space reasonably designated by Landlord on the roof of the Building for such purposes, as well as the right to run electrical wires and cables (the “Specialty Lines”) through shafts and raceways of the Building as reasonably designated by Landlord as reasonably needed to connect the subject equipment to the Premises. In no event shall Landlord be required to approve for Tenant’s use on the roof of the Building more than two hundred fifty (250) square feet of space for the Generator or more than two hundred fifty (250) square feet of space for the HVAC Equipment.

The Generator, HVAC Equipment, Specialty Lines, and any replacement, alteration, addition or installation thereof approved by Landlord pursuant to this Paragraph 62 are collectively referred to herein as the “Specialty Equipment”. The areas of the roof of the Building and the other areas of the Building in which any part of the Specialty Equipment is located are collectively referred to herein as the “Ancillary Specialty Sites.” All of the provisions of Paragraph 61 above, as they apply to the Communications Equipment, Lines and Ancillary Sites (as those terms are defined in Paragraph 61), including, without limitation the provisions of Paragraph 61.d. above regarding Landlord’s prior written approval of the plans and specifications for any and all installations and subsequent modifications to the Communications Equipment, shall apply in full to the installation, operation, repair and removal of the Specialty Equipment and to the use, and maintenance of the Ancillary Specialty Sites, except to the extent inconsistent with the express terms of this Paragraph 62 or to the extent such terms are by their nature applicable only to telecommunications equipment.

If the Ancillary Specialty Sites collectively occupy more than 250 square feet of space on the roof of the Building, Tenant shall pay a monthly license fee for such space as reasonably determined by Landlord based on market terms, with such fee to be in effect until all of the subject Specialty Equipment is removed from the Building and the restoration work required to be performed by Tenant completed. The aforementioned license fee shall constitute rent under Paragraph 5 above.

b. Diesel Fuel. Notwithstanding anything to the contrary in Paragraph 8.c. of this Lease, if Tenant installs a Generator on the Building roof pursuant to this Paragraph 62, Tenant may, following prior written notice to Landlord and compliance by Tenant with any reasonable conditions imposed by Landlord, utilize diesel fuel for the operation of the Generator, provided that in no event may Tenant store diesel fuel in the Building other than in the storage tank which is a part of the Generator and Tenant’s use of diesel fuel shall be in accordance with all applicable Legal Requirements. Tenant shall promptly provide Landlord with copies of all notices received by it, including, without limitation, any notice of violations, notice of responsibility or demand for action from any federal, state or local authority or official in connection with the presence of the fuel on the Real Property. In the event of any release of the fuel in any portion of the Real Property (or upon adjacent lands, if caused by Tenant or Tenant’s agents, employees, contractors, licensees or invitees) Tenant shall promptly remedy the problem in accordance with all applicable Legal Requirements.

c. Fueling and Testing of the Generator; Limited Purpose and Use of Equipment. If Tenant desires to have the Generator fueled, Tenant shall, at Tenant’s sole cost, arrange for a third party supplier of diesel fuel to supply the fuel by means approved in advance by Landlord. Tenant acknowledges and agrees that Landlord has no responsibility for fueling, or making arrangements to fuel, the Generator, and, without limiting the foregoing, in the event of an interruption in, or failure or inability to provide fuel to the Generator (a “Fuel Interruption”) such Fuel Interruption shall not impose upon Landlord any liability whatsoever (including, without limitation, liability for consequential damages or loss of business by Tenant) and Tenant hereby waives all claims against Landlord or the Indemnitees for any loss or damage resulting from any such Fuel Interruption.

Tenant may turn on the Equipment for the purpose of testing the Equipment only during non-business hours on non-Business Days of the Building. Further, Tenant shall provide Landlord with not less than two (2) Business Days prior notice that testing will occur and shall have appropriately trained representatives present for the testing. Tenant shall comply with any and all reasonable requirements of Landlord in connection with such testing.

Tenant agrees that the Equipment may be used only for providing emergency electrical power to the Premises during an interruption in the Building’s normal source of electrical power. Accordingly, except for turning the Equipment on for testing pursuant to the immediately preceding grammatical paragraph, the Equipment shall not be turned on unless electricity is not being provided to the Premises.

d. Evacuation. If Landlord closes the Building and calls for its evacuation by means of written or oral notice to the Premises (which notice may be personal, telephonic, email, or by means of the Building’s public address system), or suggests by means of written or oral notice to the Premises (which notice may be personal, telephonic, email or by means of the Building’s public address system) that the Building be evacuated for any reason, including because of an electrical failure, and if one or more of Tenant’s owners, officers, directors, employees, contractors, agents, licensees, invitees or other persons acting on behalf of or at the request, or with permission, of Tenant (collectively, “Tenant’s Personnel”) remain in or later enter the Building or the Premises during the evacuation period, then Tenant hereby waives all Claims against Landlord and the Indemnitees for any injury incurred by any of Tenant’s Personnel, or injury to property, due in whole or in part to Tenant’s failure to evacuate all of Tenant’s Personnel from the Premises and the Building. Further, Tenant will hold the Indemnitees harmless from and defend and indemnify them against any and all Claims incurred by them as a direct or indirect result of Tenant’s Personnel remaining in the Premises or the Building during such evacuation period.

63. Ninth Floor Outdoor Roof Deck. Throughout any portion of the Lease term (including any Renewal Term) that Tenant occupies space on the ninth (9th) floor of the Building, Tenant shall have a license to use the ninth (9th) floor outdoor roof deck (the “9th Floor Deck”). During any period that Tenant leases all of the rentable area on the ninth (9th) floor, such license shall be exclusive to Tenant (subject to Landlord’s right to access for purposes relating to the operation, maintenance and repair of the Building) and, during any portion of the Lease term that Tenant leases only a portion of the ninth (9th) floor, such license shall be non-exclusive and shared with other tenants of the ninth (9th) floor. The provisions of Paragraphs 14, 15 and 16 of this Lease shall apply to the 9th Floor Deck and the use thereof by Tenant, its employees, contractors, vendors and customers.

Landlord shall, at Landlord’s sole cost, without application of Landlord’s Allowance or reimbursement by Tenant in any manner, perform any and all work required for access to the 9th Floor Deck from the ninth (9th) floor of the Building and use of the 9th Floor Deck as an outside patio, which work shall include, without limitation, all work required to comply with Title 24 access requirements and all other applicable Legal Requirements for such use. The 9th Floor Deck shall have approximately 6,000 square feet of usable area (subject to reduction to the extent required by code due to the square footage requirements for the other areas of the ninth (9th) floor in connection with Landlord’s Work and the Tenant Improvements), with the balance of the 9th Floor Deck being landscaped or improved area. Tenant may use the 9th Floor Deck for social gatherings for Tenant’s employees and invited guests (which may include service of food and beverages, including bar-b-que equipment), so long as such use of the 9th Floor Deck is in compliance with all applicable Legal Requirements (including, without limitation, applicable, fire, smoke and exhaust codes and noise ordinances) and the number of persons on the 9th Floor Deck shall not, at any one time, exceed the load density for typical office uses. Landlord shall, at Landlord’s sole cost and without application of Landlord’s Allowance or reimbursement by Tenant in any manner, construct improvements on the 9th Floor Deck (the “Deck Finish Improvements”) that create a first class landscaped deck, appropriate for an office Building and consisting of plants and ground cover (including eco-friendly varieties), rock gardens, borders, pathways, benches and other appropriate first class improvements. The Deck Finish Improvements shall be constructed pursuant to plans and specifications (the “Deck Finish Plans”) to be prepared by Landlord, in consultation with Tenant, and reasonably approved by Tenant. Tenant shall respond promptly (but in any event within five (5)

Business Days) to inquires by Landlord with regard to the design of the Deck Finish Improvements (including plant varieties) so that Landlord can complete the Deck Finish Plans in an efficient manner. Within five (5) Business Days following receipt of the Deck Finish Plans, Tenant shall either approve the same in writing or provide Landlord in writing with Tenant’s requested revisions thereon. Landlord shall promptly revise the Deck Finish Plans to incorporate Tenant’s reasonable revisions as reasonably approved by Landlord and deliver the same to Tenant for Tenant’s written approval or disapproval, which shall be provided to Landlord within three (3) Business Days following Tenant’s receipt of the revised Deck Finish Plan. If Tenant fails to comply with the time periods above, or, if Tenant requests more than one set of revisions to the Deck Finish Plans (other than to correct errors on the same), delays in the completion of the Deck Finish Improvements resulting there from shall be a Tenant delay for purposes of Paragraph 4 and Exhibit D hereto.

During any period that Tenant has the exclusive use of the 9th Floor Deck, Tenant shall, at Tenant’s sole cost and expense, maintain the 9th Floor Deck in good condition and repair, provide janitorial services thereto and keep the 9th Floor Roof Deck free of dishes, utensils, food and debris from Tenant’s employees, customers, guests or licensees. Tenant may place on the 9th Floor Deck any furniture Tenant desires, provided that such furniture is appropriate for an outdoor deck in a building comparable to the Building and Tenant keeps such furnishings in good and safe condition and repair. During any period that Tenant does not have the exclusive use of the 9th Floor Deck, the 9th Floor Deck shall constitute a common area of the Building and Landlord shall be responsible for the maintenance and repair thereof and for furniture placed thereon; provided, however, to the extent any repairs are required as a result of the negligent or intentional acts or omissions of Tenant or its employees, contractors, agents, customers or invitees, the cost of such repairs shall be paid by Tenant to Landlord within fifteen (15) days after Landlord’s demand therefor; and, provided, further, that Tenant shall continue to be responsible for keeping the 9th Floor Roof Deck free of dishes, utensils, food and debris from Tenant’s employees, customers, guests or licensees.

Notwithstanding anything to the contrary above, Landlord shall be responsible for maintenance and repair of the structural elements of the 9th Floor Deck; provided that if any such structural repairs are required as a result of the negligent or intentional acts or omissions of Tenant or its employees, contractors, agents, customers or invitees, the cost of such repairs (including without limitation the reasonable cost of services provided by Landlord’s employees or independent contractors) shall be paid by Tenant to Landlord within fifteen (15) days after Landlord’s demand therefor.

Commencing on the Commencement Date, and continuing until such time as Tenant no longer has exclusive use of the 9th Floor Deck, Tenant shall pay as monthly rent for the 9th Floor Deck (the “Monthly Deck Rent”) the following amounts for the respective periods:

Period	Monthly Deck Rent
First Lease Year	$100,000.00
Second Lease Year	$103,000.00
Third Lease Year	$106,090.00
Fourth Lease Year	$109,272.70
Fifth Lease Year	$112,550.88
Sixth Lease Year	$115,927.41

The Monthly Deck Rent shall constitute rent under this Lease and shall be paid in advance, on the first day of each calendar month during the Lease term, concurrently with Tenant’s payment of Monthly Rent under Paragraph 5 above. All of the provisions of Paragraph 5 that are applicable to the payment of Monthly Rent shall apply to the Monthly Deck Rent. If and when Tenant’s use of the 9th Floor Deck becomes non-exclusive (as provided above) the Monthly Deck Rent shall not longer apply.

64. Bicycle Racks. Throughout the Lease term, Tenant’s employees may (subject to space availability and compliance with the applicable Rules and Regulations pertaining to the bike storage space) store their bicycles in the secured bicycle storage space currently located on the ground level of the Stevenson Building. Further, throughout the Lease term, Tenant’s employees may bring bicycles through the service elevator and into the Premises. Tenant shall ensure that the bicycles do not damage the walls, carpeting or floors in the Building and shall reimburse Landlord for any additional janitorial costs in the elevators or other Common Areas as a result of the bicycles being brought into the Premises.

[Remainder of page blank]

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

SRI NINE MARKET SQUARE LLC,		TWITTER, INC., a Delaware corporation
a Delaware limited liability company

By:	/s/ Charles Malet	By:	/s/ Ali Rowghani

Name:	Charles Malet	Name:	Ali Rowghani

Title:	VP	Title:	CFO

EXHIBIT A

Outline of Premises

EXHIBIT B

RULES AND REGULATIONS

MARKET SQUARE

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part of the Premises.

2. If Tenant utilizes an outside drinking water service or any other service provided to the Premises by an outside company, the service providers shall comply with Landlord’s reasonable regulations for deliveries and placement and maintenance of equipment.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof; provided, however, that Tenant may hang on the walls of the Premises certificates, plaques, artwork, white boards and other items typically hung in office premises using nails, hooks or other devices which are customarily used in office buildings comparable to the Building and minimize damage to walls.

8. The moving of large furniture, freight or equipment into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to reasonably prescribe the weight, size and position of all safes and other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord in Landlord’s reasonable discretion. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Project. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Project, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

9. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner reasonably offensive or reasonably objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor, except with respect to dogs permitted pursuant to the Lease, shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

11. Except in areas constructed for such purpose in accordance with the provisions of the Lease, no cooking shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, however, (a) Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the Premises, (ii) remove all food-related waste from the Premises and the Building, (iii) maintain and use such areas solely for Tenant’s employees and business invitees, not as public facilities, and (iv) keep the Premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the Premises and (b) Tenant may install and use one (1) or more barbeques or grills on the 9th Floor Deck, subject to the provisions of Paragraph 63 of the Lease.

12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

13. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced into the Premises and the Building. No material boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys famished by Landlord, Tenant shall pay Landlord for such keys.

15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be reasonably designated by Landlord, which elevator usage shall be free during Business Hours, but shall be subject to the Building’s customary charge for after-hour use.

17. On Saturdays, Sundays and legal holidays, and on other days between the hours of 7:00 P.M. and 8:00 A.M., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed.

22. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 7:00 P.M. and 8:00 A.M., and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

EXHIBIT C

Form of Commencement Date Letter

            , 201

Twitter, Inc.

Re:	Lease, dated as of 2011 (the “Lease”), between SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”) and Twitter, Inc., a Delaware corporation (“Tenant”) for premises on the 7th, 8th and 9th floors of the building located at 1355 Market Street, California.

Gentlemen or Ladies:

Pursuant to Paragraph 3 of your above-referenced Lease, this letter shall confirm the following dates:

1. The Commencement Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                     .

2. The Premises are comprised of [confirm whether remainder of 7th floor was added to Lease and, if so, also confirm new Tenant’s Share], and

3. The Expiration Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                     .

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company

By
Its designated signatory

The undersigned agrees to the dates set forth above:

TWITTER, INC., a Delaware corporation

By

Name

Title

EXHIBIT D

Landlord Pre-Delivery, Overlap & Post-Occupancy Work

In accordance with Section 4 of the Lease, Landlord shall provide the following Pre-Delivery, Overlap and Post-Occupancy Work. Landlord acknowledges that the completion of Pre-Delivery and Overlap work, as contemplated in this Exhibit D, is critical to Tenant’s ability to complete the construction of the Tenant Improvements and occupy the Premises.

A.	The Pre-Delivery Work is the portion of Landlord’s Work (as defined in Paragraph 4.b) that must be completed in order for Tenant to reasonably commence (and proceed in a reasonable time and cost efficient manner to complete) the construction of the Tenant Improvements. The target date for the completion of the Pre-Delivery Work is September 1, 2011, as provided in Paragraph 4.a. of the Lease. The provisions of Paragraph 4.a. of the Lease govern in the event of Landlord’s failure to deliver the Premises to Tenant with all of The Pre-Delivery Work completed on or before September 1, 2011. The Pre-Delivery Work is limited to the following.

1.	Landlord shall complete a comprehensive Building infrastructure and modernization plan for Market Square. Landlord shall provide detailed plans and specifications for the Renovation Work, when they become available, which date is currently anticipated to be approximately May 15, 2011.

2.	Landlord shall deliver the Premises and building systems in first class condition and operating order, free of defects, known hazardous materials and in compliance with all applicable laws.

3.	Landlord shall perform exterior envelope improvements to the Premises, including roofing and/or waterproofing the 9th floor deck area, to ensure a watertight Building.

4.

Landlord shall fully restore to a shell condition the existing structure located on the 9th floor approximately between gridlines 5 to 10.5 and P to O on the north side of the building, allowing Tenant to reasonably commence (and proceed in a reasonable time and cost efficient manner to complete) the construction of the Tenant Improvements. Landlord’s shell work will include removal of acoustic ceiling tiles, 1x nailer boards behind the ceiling tiles, MEP above the ceiling joists, flooring and wall furring. The exterior parapet shall be cleaned, painted and restored and exterior MEP shall be removed where it is no longer needed for the new base building systems. Landlord shall repair and or replace the waterproofing and roofing systems where needed. All work in this area shall comply with applicable laws and be completed to a quality and character consistent with the rest of the Building.

5.	Unless otherwise directed by Tenant, Landlord shall deliver the Premises fully demolished and in broom clean condition, with all Building Systems distributed to and stubbed into the Premises and with all pre-existing cabling removed. If Tenant desires that any portion of the existing improvements in the Premises not be demolished, Tenant shall deliver to Landlord not later than May 15, 2011, a plan (in form reasonably acceptable to Landlord) specifying the improvements to remain. Landlord and Tenant recognize that some demo items may be governed by State and/or City landmark/historic restrictions and Landlord and Tenant shall reasonably work together to accommodate those restrictions if any.

6.

Landlord shall demolish furring and repair major defects in the perimeter concrete walls. Walls, ceilings, columns and core areas shall be provided in a “ready for finish” condition. This includes removing all abandoned MEP’s (i.e., electrical conduits and boxes, radiators and heating equipment, etc.), patching where needed the larger pipe penetrations from the floor above and providing cover plates for the abandon j-boxes in the ceiling. Notwithstanding the above, Tenant recognizes that some surface irregularities will remain that are inherent to the age, character, and renovated nature of the building and the original Building materials. The shell condition which Landlord will deliver the Premises will be substantially similar to the shell portion of the 8th floor on the northwest side of the building. Landlord will remove the ceiling plaster and acoustic tiles throughout the premises.

7.

Landlord shall remedy areas of concrete floors with significant unevenness to the extent practicable with typical liquid or wet curing leveling products, to facilitate Tenant to install floor finishes (excluding exposed concrete finish) and furniture systems in a reasonable and cost effective manner and without significant additional treatment. Notwithstanding the above, Tenant recognizes that some surface irregularities will remain that are inherent to the age, character, and renovated nature of the building and the original Building materials. The condition of the floor will be substantially similar to the shell portion of the 8th floor on the northwest side of the building.

8.	Landlord shall complete common corridor walls, if any, and Tenant’s side shall receive Level 3 sheetrock finish.

9.	Landlord shall provide, in shell condition, the new elevator lobbies in the Premises, and Tenant’s side shall receive Level 3 sheetrock finish.

10.	Mechanical equipment room partitions, including acoustical rated walls and doors, shall be provided and completed by Landlord. The Tenant side shall receive a Level 3 sheetrock finish.

11.	Floors 7 and 8 of the Premises shall be divided approximately into thirds, with an electrical riser closet centrally located within each zone. Floor 9 shall have two electrical riser closets aligning with those below.

12.	Landlord shall provide three (3) telephone/telecom rooms on floors 7 and 8 of the Premises and two (2) telephone/telecom rooms on floor 9 of the Premises. Tenant shall have the right to run independent routes conforming to Building Standards for data, telecom and cable from the Building’s MPOE in the basement through two 4” sleeves at each of the three risers that service these telephone/telecom rooms. Tenant shall also have the right, subject to availability and with no additional payment to Landlord, to run conduit conforming to Building Standards at its own expense from the Premises to the Building’s MPOE and telephone/telecom rooms as well as to Tenant’s Building rooftop installations. All such work by Tenant shall be in accordance with Paragraph 61 of the Lease.

13.	Landlord shall provide a fire sprinkler riser with the capacity for Tenant to use for fire sprinkler distribution within Tenant space. Landlord provided fire sprinkler riser shall have the sizing and capacity for Tenant to distribute a complete fire sprinkler system that is sized adequately to meet NFPA 13 standards and City of San Francisco Fire Department regulations for standard office usage.

14.	Landlord shall provide fire sprinkler heads downstream of the fire sprinkler riser within Tenant space, including loop and temporary distribution typical of a shell floor, ready for expansion and adjustment by Tenant

15.	Landlord’s Work shall also comply with the following requirements in order to obtain LEED credits:

a.	AC units that are CFC (Chlorofluorocarbon) free.

b.	A no smoking policy in place.

c.	Capability to tap outside air per ASHRAE 62.1 minimum requirements.

d.	Composting and recycling provided by building operation and maintenance plan.

e.	Tenant requires a separate electric metering which will be provided with landlord equipment.

f.	Core toilets: Water closets LEED compliant: 1.1 gpf and faucets need to flow at 1.8 gpm

B.	The Overlap Work is the portion of Landlord’s Work that must be completed in order for Tenant to substantially complete (in a reasonable time and cost efficient manner) the construction of the Tenant Improvements and obtain legal occupancy of the Premises, for its intended use. Tenant and. Landlord agree to cooperate to establish a detailed schedule for this Overlap Work that supports Tenant’s construction and occupancy milestones.

Tenant requires occupancy by June 1, 2012. Landlord and Tenant agree to allow 15 calendar days for processing of TCO. The Overlap Work shall be completed no later than May 1, 2012, unless otherwise noted below. That date shall be extended on account of delays in completion of the subject work caused by Tenant delays or Force Majeure (but there shall be no Tenant delay for purposes of this Exhibit D unless Landlord notified Tenant of the act or omission causing the Tenant delay and Tenant did not cure the same within five (5) Business Days after receipt of such notice). The Overlap work includes, but is not limited to the following:

1.	Landlord shall perform seismic rehabilitation to the Building, meeting, at minimum, a Life Safety building performance objective for an earthquake hazard level equivalent to a 475 year return period seismic event (BSE-1). The rehabilitation design shall follow the procedure of ASCE 41-06 titled “Seismic Rehabilitation of Existing Buildings.” The design of the new elements shall follow the design and detailing requirements per the California Building Code 2007 Edition.

2.	Common corridors and elevator lobbies of any partial floor(s) shall be constructed in accordance with the building standards in terms of design and appearance.

3.	Landlord shall provide a new, first class quality, direct digitally controlled (DDC) mechanical system no later than April 15, 2012. The Building shall be cooled by floor-by-floor, water-cooled units complete with full airside economizer capability. Conditioned water shall be provided by roof mounted cooling towers and pumped to the Premises. Variable speed drives shall be provided for all major pieces of equipment for energy efficiency.

a.	The systems shall have sufficient cooling and heating capacity to maintain an average inside temperature of 75 FDB at perimeter zones during summer, 72 FDB at interior zones during summer and 70 FDB at all zones during winter, based on 0.5% conditions ASHRAE standards for minimum/maximum exterior temperature and humidity

b.	Internal heat loads for the general office areas of the Premises shall be calculated based on occupancy levels of one person per 150 square feet, lighting loads of 1.2 watts per square foot, and miscellaneous power loads of 1.5 watts per square foot

c.	Internal heat loads for the auditorium area of the Premises shall be calculated based on occupancy levels of one person per 15 square feet, lighting loads of 2.0 watts per square foot, and miscellaneous power loads of 1.0 watts per square foot

d.	Outdoor air ventilation shall be 0.15 CFM per square foot, per California Title 24 requirements.

e.	Landlord’s HVAC systems shall be designed to accommodate exhaust requirements related to general business services and toilet exhaust.

4.	Landlord shall provide auxiliary cooling capacity for auxiliary cooling needs as well as 24/7 cooling requirements. This auxiliary cooling capacity will be available no later than April 15, 2012 and have a capacity to supply, on average, 50 tons per floor of condenser water capacity for Tenant’s auxiliary cooling that will be delivered to a mechanical room at each floor.

5.	Landlord shall provide rectangular main duct runs of sizes and configurations substantially conforming to the diagrams attached to this Lease as Exhibit D-1. Landlord shall provide a new heating plant consisting of three (3) high efficiency boilers no later than April 15, 2012. Hot water shall be available to the Premises for Tenant connections to Tenant variable air volume reheat boxes. The Building Standard boxes and heating valves shall be DDC controlled by an ALC (Automated Logic) or equal system.

6.	Noise produced by Base Building equipment shall not exceed NC-40 at the core and mechanical room areas or in areas 10-feet away from the core and mechanical room areas. Noise produced by base building equipment in all other areas of the Premises shall not exceed NC-35.

7.	Mechanical equipment rooms, including acoustical rated walls and doors, shall be provided and completed by Landlord. The interior side shall have acoustical lining.

8.	The incoming electrical service to the Building shall be provided by PG&E from an underground radial distribution system at a primary voltage of 12kV, 3-phase, 3 wires. Service size is rated at 800 amps at this voltage.

9.	The primary substation shall distribute two, 600 Amp, 12kV, 3-phase, 3 wire circuits, via two load interrupter switches, in a loop-primary radial configuration, between four secondary substations, located in the basement below the three electrical riser closets, plus one in the main electrical room.

10.	Landlord shall distribute electrical service to each floor of the Premises via three 4000 amp busway risers, including lighting/power outlet panels, and transformers, metered separately from the Building, no later than April 15, 2012, as follows:

a.	277/480 volt panels, for Tenant and base building power distribution, equal to:

i.	1.5 watts per usable square foot for Tenant’s lighting fixtures;

ii.	5.5 watts per usable square foot for base building mechanical equipment;

iii.	Average of 3.0 watts per usable square foot of additional capacity is available on busway riser for Tenant’s miscellaneous 24/7 equipment loads or concentrated kitchen equipment loads.

b.	120/208 volt panels via transformers, for Tenant power distribution, equal to:

i.	3.0 watts per usable square foot for Tenant’s power outlet devices and miscellaneous small equipment loads.

11.	Landlord shall deliver emergency power to operate all essential Building services during an interruption of normal utility power service to Building, including elevator service, emergency lighting and life safety systems as required by all applicable laws.

12.	The Building shall have a fully operational fire alarm and life safety system installed in core areas and containing required points with sufficient capacity to accommodate Tenant Improvement needs, no later than April 15, 2012.

13.	Landlord shall provide Building standard restrooms, complete with new fixtures, partitions, floor coverings, etc. finished and compliant with ADA and all local codes.

14.	Landlord shall provide domestic tepid and cold water, waste and vent services to the Premises, provided in risers located at two sets of restrooms per floor, for Tenant connections no later than April 15, 2012.

15.	Landlord shall provide elevator signaling devices, consistent with destination controls, in good working order. Elevators shall be of a speed and character reflective of a Class-A Building and meet all current ADA requirements.

16.	Landlord shall upgrade the four existing historic passenger elevators to include destination controls and allow for maximum flexibility and compatibility in the use of the elevators in the elevator core.

17.	Landlord shall provide elevator access to any partial floor(s) via Building common corridor(s), connecting the Premises on such partial floor(s) to the existing historic passenger elevators, until such time that the six new high speed “destination system” passenger elevators, accessible from a new lobby entrance on Market Street, are completed in accordance with Paragraph C.2 of this Exhibit.

18.	Landlord shall replace one of two existing freight elevators with a new automatic service elevator that will satisfy the code mandated gurney cab requirements. Capacity for service elevator shall be 5,000 lbs (25 person capacity) elevator at 350 feet per minute speed.

19.	Building standard window treatments shall be installed by Landlord. Tenant may alter from the Building standard with Landlord’s reasonable approval and at Tenant’s expense, to the extent Tenant’s window treatments cost more than the Building standard.

20.

Landlord shall complete the exterior deck on the 9th floor, as required by code for legal ingress and egress from the Premises. Conforming with the Deck Finish Improvements as described in paragraph 63 of Lease.

21.	Landlord will not charge Tenant for use of the elevators, loading or utility consumption during initial Tenant Improvements, over and above the Construction Management Fee provided for in Paragraph 4.d.iii. of the Lease.

22.	Landlord shall complete the installation of the base building security system at elevators, stairs, lobbies (except the new lobby on Market Street), and the basement including card key access and closed circuit TV (CCTV) system with monitors located at the main security station.

If Landlord fails to achieve any of the dates above in this Paragraph B and the Substantial Completion of the Tenant Improvements is delayed as a result thereof; then the provisions of Paragraph 4.h. of the Lease regarding Landlord Delay shall apply thereto and the rent abatements and increase in Landlord’s Allowance provided for therein (if applicable) shall be Tenant’s sole remedy for such Landlord Delay.

C.	The Post-Occupancy Work is the portion of Landlord’s Work that may be completed after the completion of Tenant Improvements and during Tenant’s initial occupancy of the Premises, provided that the Post-Occupancy Work shall not unreasonably disturb Tenant’s intended use of the Premises. Landlord acknowledges that although the Post-Occupancy Work is not required for Tenant’s legal occupancy of the Premises, it is essential for Tenant to utilize the Premises to the fullest extent as is intended by this Lease. As such, Landlord shall use commercially reasonable and diligent efforts to deliver the Post-Occupancy Work in a timely manner and by August 1, 2012, subject to extension for Force Majeure or Tenant delays. Completion dates shall be extended on account of delays in completion of the subject work caused by Tenant delays (but there shall be no Tenant delay for purposes of this Exhibit D unless Landlord notified Tenant of the act or omission causing the Tenant delay and Tenant did not cure the same within five (5) Business Days after receipt of such notice).Tenant and Landlord agree to cooperate to establish a detailed schedule for the Post-Occupancy Work. The Post-Occupancy Work includes, but is not limited to, the following:

1.	In the event that any further hazardous materials (including asbestos containing materials and lead containing paint) are discovered in the Premises at any time after delivery, Landlord shall abate such materials in accordance with applicable laws.

2.	Landlord shall provide six new high speed “destination system” passenger elevators accessible from a new lobby entrance on Market Street. The new elevators shall be 18 person capacity elevators at 500 feet per minute speed, serving floors 1 to 11, by KONE or equal energy efficient machines.

3.	Landlord shall fully complete the construction of the new Lobby and entrance on Market Street including the card access system and closed circuit TV (CCTV) system.

4.	Landlord shall fully complete all hardscape and landscape improvements to the existing alley between 1355 Market and 875 Stevenson buildings.

5.	Landlord shall complete all other Renovation Project work as defined in this Lease.

6.	Landlord shall complete the renovation of the historical lobby of the building.

EXHIBIT E

Form of Letter of Credit

SRI Nine Market Square LLC

c/o Shorenstein Properties LLC

235 Montgomery Street, 16th floor

San Francisco, CA 94104

Attn: Corporate Secretary

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

We hereby establish our Irrevocable Letter of Credit in your favor available by your drafts drawn on [NAME OF BANK], at sight, for any sum or sums not exceeding          Dollars ($        ), for account of                              at [TENANT’S ADDRESS]. Draft(s) must be accompanied by supporting documents as described below:

A written statement to [INSERT NAME OF BANK] stating that “The principal amount [or the portion requested] of this Letter of Credit is due and payable to Beneficiary in accordance with the provisions of that certain Office Lease dated as of         ,     2011, originally entered into between SRI Nine Market Square, LLC, and                             .”

The written statement shall be accompanied by this Letter of Credit for surrender; provided, however, that if less than the balance of the Letter of Credit is drawn, this Letter of Credit need not be surrendered and shall continue in full force and effect with respect to the unused balance of this Letter of Credit unless and until we issue to you a replacement Letter of Credit for such unused balance, the terms of which replacement Letter of Credit shall be identical to those set forth in this Letter of Credit. We are not required to inquire as to the accuracy of the matters recited in the written statement or as to the authority of the person signing the written statement and may take the act of signing as conclusive evidence of such accuracy and his or her authority to do so. The obligation of [BANK] under this Letter of Credit is the individual obligation of [BANK], and is in no way contingent upon reimbursement with respect thereto.

Each draft must bear upon its face the clause “Drawn under Letter of Credit No.             , dated                     , of [BANK].”

This Letter of Credit shall be automatically extended for an additional period of one year from the present or each future expiration date unless we have notified you in writing delivered via U.S. registered or certified mail, return receipt requested, to your address stated above, or to such other address as you shall have furnished to us for such purpose, not less than sixty (60) days before such expiration date, that we elect not to renew this Letter of Credit. Upon your receipt of such notification, you may draw your sight draft on us prior to the then applicable expiration date for the unused balance of the Letter of Credit, which shall be accompanied by your signed written statement that you received notification of our election not to extend.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2006 Revision), International Chamber of Commerce - Publication No. 600.” If this Letter of Credit expires during an interruption of business as described in Article 36 of Publication 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee at our offices at [ADDRESS] on or before          PM [TIME ZONE] Time on [INITIAL EXPIRATION DATE], or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

If at any time Beneficiary or its authorized transferee is not in possession of the original of this letter of credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or transfer thereof, our obligations as set forth in this letter of credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

This Letter of Credit may be, without charge and without recourse, assigned to, and shall inure to the benefit of, any successor in interest to [LANDLORD], under the Office Lease. Transfer charges, if any, are for the account of the applicant.

Sincerely, [BANK]

EXHIBIT F

[RESERVED]

EXHIBIT G

Dog Rules

The ability to bring a dog to the Premises is a privilege. A dog owner is required to respect the needs and rights of the Landlord and the other employees, visitors and tenants of the Building when bringing a dog to the office. The following rules apply to bringing a dog onto the Project:

1.	An employee working in the Premises may bring a dog to the Premises, subject to the rules herein. The dog must be under control of its owner or on a leash when at the Project and when in the Premises. Dogs may not be kept in the Common Areas at any time.

2.	Dogs must stay with their owners or a designated watcher.

3.	Dogs brought into the Building must be clean. Dogs with fleas or ticks may not be brought into the Building.

4.	Owners are responsible for having their dog completely up to date on all immunizations, including, without limitation, rabies and distemper. If requested by Building management, the owner must show reasonable evidence of such immunization to Building management.

5.	Owners must find suitable spots outside of the Project for relieving their dog during walks. Dogs may not relieve themselves at the Project. In the event a dog accidentally relieves itself at the Project, the owner is responsible for clean-up of solid waste and disposing of the same in sealed plastic bags in trash receptacles outside of the Building. If a dog has repeated accidents, the dog will not be allowed inside the Building until the owner can prove to Building management that the dog has been through some kind of training program or the issue is otherwise resolved.

6.	Aggressive behavior, loud or repetitive barking or other disruptive behavior or persistent odor is not permitted.

7.	If any employee has a problem with the dog, he/she should discuss it directly with the dog’s owner. A dog owner must remove the dog from the Building if the presence of the dog is harmful to another occupant of the Premises or Building due to allergies.

8.	A tenant’s right to have dogs in the Premises may be revoked by Landlord in the event of repeated violations of these rules.

9.	If a dog is brought into the Building by an employee, agent or guest of Tenant (or by any guest of any such party) and, the dog bites, scratches or otherwise attacks or is aggressive towards any person at the Building, any Claim (as defined in Paragraph 14.b. of the Lease) arising therefrom shall be covered by Paragraph 14.b. of the Lease.

EXHIBIT H

AFFILIATE WAIVER, INDEMNITY AND ACKNOWLEDGMENT

SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”), as landlord, and Twitter, Inc., a Delaware corporation (“Tenant”), as tenant, are parties to that certain lease, dated as of             , 20    , pursuant to which Tenant leases from Landlord certain premises on the seventh (7th), eighth (8th) and ninth (9th) floors (with expansion and first offer rights on additional floors) of the building located at 1355 Market Street, San Francisco, California (the “Building”). The aforementioned lease, as such may be amended from time to time, is referred to hereinafter as the “Master Lease” and the premises from time to time demised under the Master Lease are referred to hereinafter as the “Premises.” Tenant and                             , a                             , an Affiliate of Tenant (as defined in Paragraph 13.h of the Master Lease) (hereinafter “Affiliate”), have entered into a written sublease (the “Sublease”) pursuant to which Affiliate is subleasing from Tenant the portion of the Premises outlined on Exhibit A hereto (the “Sublease Premises”). As a condition of Landlord’s agreement under Paragraph 13.h. of the Master Lease to permit Tenant to sublease the Sublease Premises to Affiliate, Tenant agreed to require Affiliate and Tenant to execute and deliver to Landlord a copy of this Affiliate Sharing Waiver, Indemnity and Acknowledgment (“Acknowledgement”). Accordingly, in consideration of Landlord’s consent to Affiliate’s sublease of the Sublease Premises, Affiliate, Tenant and Landlord hereby agrees as follows:

1. Occupancy of the Sublease Premises by Affiliate is in all respects subject to the Master Lease, and Landlord hereby informs Tenant and Affiliate that Landlord requires strict compliance by Tenant and Affiliate with all terms and conditions of the Master Lease. Neither the Sublease nor this Acknowledgement shall release or discharge Tenant from any obligations or liability under the Master Lease. The breach or violation of any provision of the Master Lease by Affiliate shall constitute a default by Tenant in fulfilling such provision and any such breach by Affiliate shall entitle Landlord to all the rights and remedies provided in the Master Lease in the event of such a breach, and any other available remedy, against Affiliate and Tenant. Landlord’s consent to the Affiliate’s occupancy within the Building is limited to Affiliate’s occupancy of the Sublease Premises (as expressly defined in the Sublease) and does not apply to any other space within the Premises.

2. This Acknowledgement shall not be construed as approval or consent to any provision(s) of the Sublease which may conflict with or be interpreted to restrict Landlord’s rights or Tenant’s obligations under the Master Lease, or to expand upon Tenant’s rights or Landlord’s obligations under the Master Lease, and Landlord shall not be bound or estopped in any way by the provisions of the Sublease. This Acknowledgement shall not create in Affiliate, as a third party beneficiary or otherwise, any rights except as specifically set forth herein. All communications with Landlord will be recognized by Landlord only if made by Tenant, not by Affiliate.

3. Upon the expiration or earlier termination of the term of the Master Lease, or upon the surrender of the Master Lease by Tenant to Landlord, the Sublease shall terminate as of the effective date (“Termination Date”) of such expiration, termination, or surrender, and Affiliate shall vacate the Sublease Premises on or before the Termination Date. Notwithstanding anything to the contrary contained in the Sublease, neither Landlord nor Tenant shall have any liability to Affiliate (and the Sublease shall terminate as of the Termination Date as provided herein) in the event Tenant elects to terminate the Master Lease, whether pursuant to a termination right expressly granted to Tenant in the Master Lease or pursuant to an agreement between Landlord and Tenant entered into after the date of the Sublease. In no event shall the foregoing be construed to grant to Tenant any right to terminate the Master Lease.

4. In consideration of Landlord’s agreement in the Master Lease to permit Tenant and Affiliate to enter into the Sublease, Affiliate agrees, for the benefit of Landlord and the other Indemnitees (as defined in Paragraph 14.b. of the Master Lease), to be bound by all of the indemnity, release and waiver obligations of Tenant under the Lease with respect to the Affiliate’s activities on or about the Sublease Premises and the Real Property and Affiliate shall be bound by the same as if each such indemnity, release and waiver provisions in the Lease were expressly set forth in this Acknowledgement with references in each such provision to “Tenant” being deemed to refer to “Affiliate.” Without limiting the foregoing, in the event of a Claim covered by the foregoing indemnity, upon notice from Landlord, Affiliate covenants to resist and defend the Claim at Affiliate’s sole expense using counsel reasonably satisfactory to Landlord pursuant to Paragraph 14.b. of the Lease. The provisions of this Paragraph shall survive the termination of the Master Lease and/or the Sublease with respect to any injury, illness, death or damage occurring prior to such termination. Affiliate shall carry, and cause the Indemnitees designated by Landlord to be named as additional insureds on, the policy of commercial general liability insurance required by Paragraph 15 of the Master Lease, and shall provide Landlord with such policy or a certificate thereof upon commencement of the term of the Sublease and shall provide Landlord with a renewal policy or certificate at least thirty (30) days prior to the expiration dates of expiring policies.

5. No provisions of this Acknowledgment shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. In the event of any action or proceeding by Landlord to enforce any provision of this Acknowledgment, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. This Acknowledgment may not be modified or amended except by a writing signed by Landlord, Tenant and Affiliate.

6. On or before the execution and delivery of this Acknowledgement to Landlord, Tenant shall deliver to Landlord the Processing Costs provided for under Paragraph 13.b. of the Lease, which Processing Costs total         Dollars ($        ).

Dated:             , 20

Affiliate:

, a

By:

Name:

Title:

Tenant:

TWITTER INC., a Delaware corporation

By:

Name:

Title:

Landlord:

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

(to Affiliate’s Waiver, Indemnity and Acknowledgement)

Outline of Sublease Premises

EXHIBIT I

SPACE SHARING WAIVER, INDEMNITY AND ACKNOWLEDGMENT

SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”), as landlord, and Twitter, Inc., a Delaware corporation (“Tenant”), as tenant, are parties to that certain lease, dated as of             , 20., pursuant to which Tenant leases from Landlord premises on the seventh (7th), eighth (8th) and ninth (9th) floors (with expansion and first offer rights on additional floors) of the building located at 1355 Market Street, San Francisco, California (the “Building”). The aforementioned lease, as such may be amended from time to time, is referred to hereinafter as the “Master Lease” and the premises from time to time demised under the Master Lease are referred to hereinafter as the “Premises.” Tenant and                             , a         (hereinafter “Occupant”), have entered into a written agreement (the “Space Sharing Agreement”) which permits Occupant to occupy and conduct business in the portion of the Premises outlined on Exhibit A hereto (the “Subject Premises”). As a condition of Landlord’s agreement under Paragraph 13.i. of the Master Lease to permit Tenant to grant Occupant the right to occupy and use the Subject Premises, Tenant agreed to require Occupant and Tenant to execute and deliver to Landlord a copy of this Space Sharing Waiver, Indemnity and Acknowledgment (“Acknowledgement”). Accordingly, in consideration of Landlord’s consent to Occupant’s occupancy of the Subject Premises, Occupant, Tenant and Landlord hereby agrees as follows:

1. Occupancy of the Subject Premises by Occupant is in all respects subject to the Master Lease, and Landlord hereby informs Tenant and Occupant that Landlord requires strict compliance by Tenant and Occupant with all terms and conditions of the Master Lease. Neither the Space Sharing Agreement nor this Acknowledgement shall release or discharge Tenant from any obligations or liability under the Master Lease. The breach or violation of any provision of the Master Lease by Occupant shall constitute a default by Tenant in fulfilling such provision and any such breach by Occupant shall entitle Landlord to all the rights and remedies provided in the Master Lease in the event of such a breach, and any other available remedy, against Occupant and Tenant. Landlord’s consent to the Occupant’s occupancy within the Building is limited to Occupant’s occupancy of the Subject Premises (as expressly defined in the Space Sharing Agreement) and does not apply to any other space within the Premises.

2. This Acknowledgement shall not be construed as approval or consent to any provision(s) of the Space Sharing Agreement which may conflict with or be interpreted to restrict Landlord’s rights or Tenant’s obligations under the Master Lease, or to expand upon Tenant’s rights or Landlord’s obligations under the Master Lease, and Landlord shall not be bound or estopped in any way by the provisions of the Space Sharing Agreement. This Acknowledgement shall not create in Occupant, as a third party beneficiary or otherwise, any rights except as specifically set forth herein. All communications with Landlord will be recognized by Landlord only if made by Tenant, not by Occupant.

3. Upon the expiration or earlier termination of the term of the Master Lease, or upon the surrender of the Master Lease by Tenant to Landlord, the Space Sharing. Agreement shall terminate as of the effective date (“Termination Date”) of such expiration, termination, or surrender, and Occupant shall vacate the Subject Premises on or before the Termination Date. Notwithstanding anything to the contrary contained in the Space Sharing Agreement, neither Landlord nor Tenant shall have any liability to Occupant (and the Space Sharing Agreement shall terminate as of the Termination Date as provided herein) in the event Tenant elects to terminate the Master Lease, whether pursuant to a termination right expressly granted to Tenant in the Master Lease or pursuant to an agreement between Landlord and Tenant entered into after the date of the Space Sharing Agreement. In no event shall the foregoing be construed to grant to Tenant any right to terminate the Master Lease.

4. In consideration of Landlord’s agreement in the Master Lease to permit Tenant and Occupant to enter into the Space Sharing Agreement, Occupant agrees, for the benefit of Landlord and the other Indemnitees (as defined in Paragraph 14.b. of the Master Lease), to be bound by all of the indemnity, release and waiver obligations of Tenant under the Lease with respect to the Occupant’s activities on or about the Subject Premises and the Real Property and Occupant shall be bound by the same as if each such indemnity, release and waiver provisions in the Lease were expressly set forth in this Acknowledgement with references in each such provision to “Tenant” being deemed to refer to “Occupant.” Without limiting the foregoing, in the event of a Claim covered by the foregoing indemnity, upon notice from Landlord, Occupant covenants to resist and defend the Claim at Occupant’s sole expense using counsel reasonably satisfactory to Landlord pursuant to Paragraph 14.b. of the Lease. The provisions of this Paragraph shall survive the termination of the Master Lease and/or the Space Sharing Arrangement with respect to any injury, illness, death or damage occurring prior to such termination. Occupant shall carry, and cause the Indemnitees designated by Landlord to be named as additional insureds on, the policy of commercial general liability insurance required by Paragraph 15 of the Master Lease, and shall provide Landlord with such policy or a certificate thereof upon commencement of the term of the Space Sharing Agreement and shall provide Landlord with a renewal policy or certificate at least thirty (30) days prior to the expiration dates of expiring policies; provided, however, that such insurance requirement shall be inapplicable to any particular Occupant that occupies, in total, less than five thousand (5,000) rentable square feet of space in the Premises.

5. No provisions of this Acknowledgment shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. In the event of any action or proceeding by Landlord to enforce any provision of this Acknowledgment, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. This Acknowledgment may not be modified or amended except by a writing signed by Landlord, Tenant and Occupant.

6. On or before the execution and delivery of this Acknowledgement to Landlord, Tenant shall deliver to Landlord the Five Hundred Fifty Dollars ($500.00) processing fee due Landlord pursuant to Paragraph 13.i. of the Lease.

Dated:             , 20

Occupant:

, a

By:

Name:

Title:

Tenant:

TWITTER INC., a Delaware corporation

By:

Name:

Title:

Landlord:

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

(to Space Sharing Waiver, Indemnity and Acknowledgement)

Outline of Subject Space

EXHIBIT J

Outline of Expansion Increments

EXHIBIT K

Outline of Reduced Expansion Increment on Fifth Floor

FIRST AMENDMENT TO LEASE

(Confirming rentable square footage of Premises)

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is executed as of the 16th day of May, 2011, between SRI NINE MARKET SQUARE LLC, a Delaware limited liability company (“Landlord”) and TWITTER, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease, dated as of April 20, 2011 (the “Lease”) pursuant to which Tenant is leasing from Landlord certain premises (the “Premises”) in the building located at 1355 Market Street, San Francisco, California (the “Building”). The Premises, as defined in Paragraph 2.a. of the Lease, consist of 26,748 rentable square feet on the 7th floor of the Building, 78,792 rentable square feet on the 8th floor of the Building and 57,366 rentable square feet on the 9th floor of the Building, for a total of 162,906 rentable square feet. Pursuant to Paragraph 2.a. of the Lease, Tenant has the right to add to the Premises the remainder of the rentable square footage of the 7th floor of the Building by providing Landlord with written notice thereof prior to the Commencement Date. Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. In accordance with Paragraph 2.a. of the Lease, Tenant has notified Landlord in writing that Tenant desires to add to the Premises the remainder of the rentable square footage on the 7th floor of the Building. Accordingly, Landlord and Tenant presently desire to amend the Lease to reflect the addition of such rentable square footage on the 7th floor of the Building to the Premises, as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Modifications to Lease. Effective as of the date hereof, the Lease is modified as follows:

a. Certain Basic Lease Terms. The first grammatical paragraph of Paragraph 2.a. of the Lease is deleted and the following language substituted therefor:

“a.

Floor(s) on which the Premises are located: 7th, 8th and 9th floors. The Premises are designated as Suites 700, 800 and 900. Landlord and Tenant agree that for the purpose of this Lease, the Premises are deemed to contain 214,950 rentable square feet of space, of which 78,792 rentable square feet is located on the 7th floor, 78,792 rentable square feet is located on the 8th floor and 57,366 rentable square feet is located on the 9th floor.”

b. Monthly Rent. The rent schedule presently set forth in Paragraph 2.c. of the Lease is deleted and the following rent schedule (which is based on 214,950 rsf) is substituted therefor:

Annual Rent

Applicable Period	Monthly Rent	per RSF

First Lease Year	0.00	0.00
Second Lease Year	$268,687.50	$15.00
Third Lease Year	$479,159.38	$26.75
Fourth Lease Year	$640,371.88	$35.75
Fifth Lease Year	$653,806.25	$36.50
Sixth Lease Year	$689,631.25	$38.50

As required by the final sentence of Paragraph 5.a. of the Lease, concurrently with the execution of the Lease by Landlord and Tenant, Tenant deposited with Landlord the sum of Two Hundred Three Thousand Six Hundred Thirty Two and 50/100 Dollars ($203,632.50) as advance payment of the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent commences. Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the additional sum of Sixty Five Thousand Fifty Five Dollars ($65,055.00) in order to cause Tenant’s advance payment of Monthly Rent to total Two Hundred Sixty Eight Thousand Six Hundred Eighty Seven and 50/100 Dollars ($268,687.50).

c. Security. The amount of the Letter of Credit provided for in Paragraphs 2.d. and 6 of the Lease is revised to be Four Million Two Hundred Ninety Nine Thousand Dollars ($4,299,000.00), which is Twenty Dollars ($20.00) per rentable square foot based on 214,950 rentable square feet. Within thirty (30) days following the date hereof, Tenant shall cause the issuing bank to issue an amendment to the Letter of Credit presently held by Landlord under Paragraphs 2.d and 6 of the Lease which increases the face amount of the Letter of Credit to four Million Two Hundred Ninety Nine Thousand Dollars ($4,299,000.00).

d. Tenant’s Share. Tenant’s Share provided tor in Paragraph 2.e. or the Lease is increased to 29.27%, which percentage is calculated by dividing the 214,950 rentable square feet of the Premises by the 734,467 rentable square feet of the Building.

e. Landlord’s Allowance. In Paragraph 4.e.i. or tile Lease, (i) Landlord’s Allowance is increased to Eight Million Five Hundred Ninety Eight Thousand Dollars ($8,598,000.00) (which is $40.00 per rsf based on 214,950 rsf) and (ii) the portion or Landlord’s Allowance that may be applied to reasonable space planning, architectural and engineering costs for the design of tile Tenant Improvements is increased to Two Million One Hundred Forty Nine Thousand Five Hundred Dollars ($2,149,500.00) (which is $10.00 per rsf based on 214,950 rsf).

f. Construction Management Fee. The Construction Management Fee set forth in Paragraph 4.e.iii. of the Lease is increased to One Hundred Seven Thousand Four Hundred Seventy Five Dollars ($107,475.00) (which is $.50 per rsf based 214,950 rsf).

g. Expansion Option. The 7th floor is deleted from the Expansion Options provided for in Paragraph 58 of the Lease. Further, the requirements of Paragraph 58.b. of the Lease are satisfied in their entirety so that Paragraph 58.b. of the Lease is of no force of effect.

2. Brokers. Landlord and Tenant each represents and warrants that it has negotiated this Amendment directly with Shorenstein Management. Inc., and Jones Lang LaSalle (“Brokers”), and

such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for it in connection with this Amendment. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker other than Brokers for a commission, finder’s fee or other compensation as a result of any inaccuracy in the indemnifying party’s foregoing representation and warranty. Pursuant to separate agreement(s), Landlord shall pay the Brokers any commissions, fees or other consideration to which they are entitled in connection with this Amendment.

3. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the stare in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

4. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in lull force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the dare and year first above written.

Landlord:		Tenant:

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company		TWITTER, INC., a Delaware corporation

By:	/s/ Paul W. Grafft	By:	/s/ Ali Rowghani

Name:	Paul W. Grafft	Name:	Ali Rowghani

Title:	Vice President	Title:	CFO

SECOND AMENDMENT TO LEASE

(Adding Additional Landlord Work and amending lease)

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is executed as of the 30th day of September, 2011, between SRI NINE MARKET SQUARE LLC, a Delaware limited liability company (“Landlord”) and TWITTER, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease, dated as of April 20, 2011, as amended by a First Amendment to Lease (the “First Amendment”), dated as of May 17, 2011 (the aforementioned lease, as amended, being referred to herein as the “Lease”) pursuant to which Tenant is leasing from Landlord certain premises (the “Premises”) in the building located at 1355 Market Street, San Francisco, California (the “Building”). The Premises are comprised of a total of 214,950 rentable square feet of space, of which 78,792 rentable square feet is located on the 7th floor, 78,792 rentable square feet is located on the 8th floor and 57,366 rentable square feet is located on the 9th floor. Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. Pursuant to Paragraph 4 and Exhibit D to the Lease, Landlord is performing Landlord’s Work, which Landlord’s Work includes the Pre-Delivery Work, Overlap Work and Post-Occupancy Work, as those terms are defined in Exhibit D to the Lease. Pursuant to Paragraphs 4.c. and 4.d. of the Lease, Tenant is constructing Tenant Improvements in the Premises. Pursuant to Paragraph 4.e. of the Lease, Landlord is providing to Tenant, for application to the cost of the construction of the Tenant Improvements, a Landlord’s Allowance not to exceed Eight Million Five Hundred Ninety Eight Thousand Dollars ($8,598,000.00). The parties desire to amend the construction provisions of the Lease to (i) change the manner in which disbursements are made from Landlord’s Allowance for application to the cost of the construction of the Tenant Improvements and (ii) establish a procedure pursuant to which Tenant may request that Landlord perform certain additional Landlord Work in the Premises and, if Landlord agrees to perform such work, that the cost of such additional work (as more specifically provided below) be deducted from Landlord’s Allowance, except to the extent otherwise expressly provided below or as may otherwise be expressly agreed in writing by Landlord and Tenant.

C. Pursuant to Paragraph 63 of the Lease, Tenant has a license to use the 9th Floor Deck (as defined in Paragraph 63 of the Lease). The parties have discovered that the Monthly Deck Rent amounts set forth in Paragraph 63 of the Lease are incorrect in that the amounts set forth are actually the annual rent amounts rather than monthly rent amounts.

D. Landlord and Tenant presently desire to amend the Lease to (i) modify the manner in which disbursements are made from Landlord’s Allowance for application to the cost of the construction of the Tenant Improvements, (ii) provide the procedure for Landlord to perform the additional Landlord work referenced in Recital B above, (iii) confirm Tenant’s agreement to a revised lay-out for the restrooms on the seventh (7th) and eighth (8th) floors of the Building, (iv) correctly state the Monthly Deck Rent in Paragraph 63 of the Lease and (v) correct two additional errors in the Lease, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Disbursement of Landlord’s Allowance. Effective as of the date hereof, Paragraph 4.e.ii. of the Lease (entitled “Disbursement of Landlord’s Allowance”) is deleted in its entirety and the following provisions substituted therefor:

“ii. Disbursement of Landlord’s Allowance. Landlord shall disburse Landlord’s Allowance directly to Tenant following the Substantial Completion of the Tenant Improvements in their entirety and the completion of all “punch-list” items (as those terms are defined in Paragraph 4.c. of the Lease), which disbursement shall be made by Landlord to Tenant in one (1) lump sum within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering all work actually performed and construction and materials in place (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a certificate from Tenant’s Architect certifying that the Tenant Improvements have been Substantially Completed and all punch-list work performed in accordance with the Construction Drawings, and (C) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities that performed work or supplied materials (all such waivers to be in the forms prescribed by the applicable provisions of the California Civil Code). Notwithstanding the foregoing, if Landlord determines that any portion or portions of the requested disbursement amount should not be disbursed because all of the above-referenced requirements for disbursement (or any other disbursement requirements expressly provided for in Paragraph 4.e.i. above) have not been met with regard to such portions, then Landlord shall disburse the portions of the requested disbursement for which all of the requirements have been met and notify Tenant in writing of the additional requirements that need to be met in order for the remainder of the requested disbursement to be disbursed. Upon Tenant’s satisfaction of such remaining requirements, Landlord shall disburse the subject withheld amounts.

If Landlord does not make the disbursement for a portion or portions of the requested disbursement (as provided in the penultimate sentence of the immediately preceding grammatical paragraph) and Tenant determines that Tenant has complied with all of the applicable requirements for the withheld portion or portions of the disbursement to be disbursed, then Tenant may send Landlord a written notice stating why Tenant has determined that the disbursement was required (the “Disbursement Failure Notice”) and, if the parties are unable, within thirty (30) days following Landlord’s receipt of the Disbursement Failure Notice, to resolve the disagreement with regard to the subject withheld portion of the requested disbursement, then either party may submit the issue to the dispute resolution procedure provided for in Paragraph 4.n. below and the results of such procedure shall be binding. If it is mutually agreed by Landlord and Tenant in writing (or confirmed in writing through the dispute resolution procedure in Paragraph 4.n. below) that Tenant has met all of the requirements for the disbursement of the withheld portion of Landlord’s Allowance that is the subject of the dispute and Landlord does not, within thirty (30) days following such written agreement or confirmation, disburse the subject amount to Tenant, then Tenant may deduct the subject amount (together with interest at the Interest Rate) from Tenant’s rental payments next due until such sums have been fully offset.

Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of Landlord’s Allowance.”

2. Additional Landlord Work.

a. Description of Additional Landlord Work. In addition to Landlord’s Work presently required to be performed by Landlord pursuant to Paragraph 4 and Exhibit D to the Lease, Tenant may from time to time request, by written notice to Landlord, that Landlord perform additional work in the Premises (the “Additional Landlord Work”), subject to the provisions of this Amendment. The parties acknowledge that, prior to the date hereof, Tenant requested that the following work be included as Additional Landlord Work (subject to Tenant’s acceptance of such work, at Tenant’s option, pursuant to the procedures set forth in Paragraph 2.d. below):

i.

Design, furnish and install the glass on line 15 of the 9th floor of the Building (including any structural modifications to the Building required due to the installation of such glass) and modify the size of the existing mechanical room on the 9th floor deck and convert the use of such room to a storage room, in a manner generally consistent with the plan attached hereto as Exhibit B-1.

ii.

Design, furnish and install two (2) sets of restrooms and one (1) powder room on the 9th floor of the Building in a manner generally consistent with the plan attached hereto as Exhibit B-2, using Building standard fixtures and finishes.

iii.

Design, furnish and install shower rooms on the 8th floor of the Building in a manner generally consistent with the plan attached hereto as Exhibit B-3 and using fixtures and finishes that are compatible with Building standards.

iv.	Purchase and install the air handler unit (including any additions or modifications to the existing Building structure required in connection with such installation) for the dining portion of the cafeteria in a manner generally consistent with the sketch and specifications attached hereto as Exhibit B-4.

v.

Design, furnish and install one (1) turnstile system (with multiple gates) at one side of the new 9th Street lobby in a manner generally consistent with the sketch and specifications attached hereto as Exhibit B-5.

The individual items of the Additional Landlord Work specified in items i. through v. above (which items are sometimes referred to as the “Initially Contemplated Increments”), as well as any other individual items of Additional Landlord Work covered by this Amendment, are sometimes referred to as “increments” of the Additional Landlord Work. From time to time, Tenant may request that additional increments (other than the Initially Contemplated Increments) become a part of the Additional Landlord Work, but particular increments (including the Initially Contemplated Increments) shall become a part of the Additional Landlord Work only if the increments are actually added to the Additional Landlord Work in accordance with the procedures set forth in Paragraph 2.d. below. Notwithstanding anything to the contrary herein (including, without limitation, Paragraph 2.d. below) if Tenant requests that increments other than the Initially Contemplated Increments be considered for inclusion in the Additional Landlord Work, Landlord shall have no obligation to consider the inclusion of those particular increments into the Additional Landlord Work. If additional plans and specifications are required for Landlord to perform a particular increment of the Additional Landlord Work, Landlord shall prepare such plans and specifications for the subject increment and submit them to Tenant for Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that Tenant may disapprove of such additional plans and specifications for the Initially Contemplated Increments only if they are inconsistent with the general concept specified above for the subject increment, it being agreed that Landlord is responsible for the specific details and specifications for the Initially Contemplated Increments, provided that they are within the general concept set forth in items i. through v. above and shown on the subject exhibits. Tenant shall provide Landlord with any information reasonably requested by Landlord in order to allow Landlord to timely and efficiently prepare any such plans and specifications. The parties acknowledge that the Additional Landlord Work does not constitute a part of Landlord’s Work under Paragraph 4 or Exhibit D to the Lease and is governed solely by this Amendment. Notwithstanding the foregoing or any other provision of this Amendment, the provisions of Paragraph 25.b.6. of the Lease shall apply in full to this Amendment.

b. Performance of Additional Landlord Work. The construction (and design, when applicable) of the Additional Landlord Work shall be performed by RMW Architects, acting as designer, and BNBuilders, Inc., acting as general contractor, or by any other architects or contractors selected by Landlord for such work. All work of design and construction of the Additional Landlord Work shall be performed in a good and workmanlike manner and in accordance with all applicable laws. The schedule for the performance of the Additional Landlord Work shall be at Landlord’s good faith discretion, with Landlord integrating the performance of the particular increments of the Additional Landlord Work into the performance of the Overlap Work in the manner Landlord deems most efficient, provided that (i) Landlord shall use good faith efforts to coordinate the timing of the performance of each increment of the Additional Landlord Work with Tenant in order to minimize the disruption, if any, to Tenant’s Construction Schedule (as defined in Paragraph 4.d.vi. of the Lease) and (ii) the estimated schedule for the performance of each increment shall be as set forth on the Estimated Increment Schedule (as defined in Paragraph 2.d. below). Landlord shall use good faith efforts to complete each increment of the Additional Landlord Work within the applicable Estimated Increment Schedule and shall keep Tenant apprised of the progress being made on each increment of the Additional Landlord Work. Further, Landlord shall use good faith efforts to (x) advise Tenant of any delays in the performance of the Overlap Work that are anticipated by Landlord to occur as a result of any particular increment of the Additional Landlord

Work and (y) specify the nature and estimated duration of the delay in question and the effect on the critical path of the construction schedule for the Overlap Work. Notwithstanding the foregoing and anything to the contrary in Paragraph 4.b. of the Lease, if the substantial completion of the Overlap Work is delayed beyond May 1, 2012, as a result of (A) Tenant’s request that Landlord consider performing any increment of Additional Landlord Work (except that, if Tenant instructed Landlord in writing not to delay any then current Landlord Work while the parties consider the proposed new increment (including, without limitation, any of the Initially Contemplated Increments) and prior to the date an Increment Addition Form (as defined in Paragraph 2.d. below) is executed by Landlord and Tenant for such new increment, then this clause (A) shall be inapplicable as to such increment) or (B) Tenant’s request (through the execution and mutual delivery by Landlord and Tenant of an Increment Addition Form) that Landlord perform, and/or Landlord’s performance of, any increment of the Additional Landlord Work (other than as a result of Landlord’s bad faith or willful misconduct), such delay shall constitute a Tenant Caused Overlap Work Delay for purposes of the first grammatical paragraph of Paragraph 4.b. of the Lease and the requirement of written notice from Landlord to Tenant specifying the act or omission by Tenant giving rise to the Tenant Caused Overlap Work Delay shall be inapplicable. Further, except in the event of Landlord’s bad faith or willful misconduct, in no event shall any delays in the commencement or substantial completion of any portion of the Tenant Improvements resulting from (AA) Tenant’s request that Landlord consider performing any increment of Additional Landlord Work (except that, if Tenant instructed Landlord in writing not to delay any then current Landlord Work while the parties consider the proposed new increment (including, without limitation, any of the Initially Contemplated Increments) and prior to the date an Increment Addition Form is executed by Landlord and Tenant for such new increment, then this clause (AA) shall be inapplicable as to such increment), or (BB) Tenant’s request (through the execution and mutual delivery by Landlord and Tenant of an Increment Addition Form) that Landlord perform, and/or Landlord’s performance of, any increment of the Additional Landlord Work, constitute a Landlord Delay under Paragraph 4.h. of the Lease for any purpose, it being agreed that Landlord is considering and, if applicable, performing, the Additional Landlord Work as an accommodation to Tenant and shall not (except in the event of Landlord’s bad faith or willful misconduct) be penalized for any delays in the commencement or completion of the Tenant Improvements resulting from Landlord’s consideration (subject to the express limitation in (AA) above) or performance of the Additional Landlord Work.

If, as provided in clauses (A) and (AA) in the immediately preceding subparagraph, Tenant instructs Landlord not to delay the then current Landlord Work while the parties consider a proposed new increment of Additional Landlord Work, Tenant acknowledges that Landlord’s continued performance of the then current Landlord Work without consideration of the proposed new increment might, if the proposed increment is ultimately added to the Additional Landlord Work (in accordance with the procedures in Paragraph 2.d. below), result in portions of the Landlord Work that were completed having to be removed in order to accommodate the performance of the new increment of Additional Landlord Work and, in such event, Tenant will be responsible for any and all costs associated therewith and/or any construction delays caused thereby, such cost to be included in the Final Total Cost (defined in Paragraph 2.d.iv. below) of all Additional Landlord Work.

Notwithstanding anything to the contrary herein, the provisions of Paragraph 4.n. of the Lease (entitled “Resolution of Construction Related Disputes”) shall apply in full to the performance of the Additional Landlord Work, including, without limitation, as to whether Landlord has engaged in bad faith or willful misconduct with regard to Landlord’s performance under this Amendment, including, without limitation, the performance of the Additional Landlord Work.

c. Construction Management Fee. As compensation to Landlord for construction management, inspection and administration with regard to the Additional Landlord Work, Landlord shall receive a fee (the “Construction Management Fee”) equal to four percent (4%) of the cost of construction of the Additional Landlord Work (which, in addition to hard construction costs, shall include architectural, engineering and permit fees).

d. Addition of Increments to Additional Landlord Work.

i. Contractor Fixed Price; Estimated Total Cost; Estimated Increment Schedule. If Tenant requests in writing that a particular increment be considered for inclusion in the Additional Landlord Work, and Landlord, in its sole discretion, agrees to consider such inclusion in the Additional Landlord Work (although Landlord has already agreed to process Tenant’s request with regard to the Initially Contemplated Increments, as provided in Paragraph 2.a. above), Landlord shall use good faith efforts to promptly obtain from Landlord’s general contractor a commercially reasonable fixed price for the particular increment (the “Contractor Fixed Price”), which Contractor Fixed Price is anticipated to be implemented in the form of a change order to Landlord’s original construction contract with Landlord’s general contractor for Landlord’s Work. Tenant shall provide Landlord with any and all information regarding the requested increment of Additional Landlord Work reasonably required by Landlord to solicit the Contractor Fixed Price. The parties acknowledge that Landlord will likely incur Design Costs (as defined below) and permit costs in order to obtain the Contractor Fixed Price and that Landlord is already in the process of obtaining a Contractor Fixed Price for the Initially Contemplated Increments. Landlord shall endeavor to deliver the Contractor Fixed Price to Tenant within a reasonable time following the date Landlord received from Tenant Tenant’s written request to consider the subject increment and all information required for Landlord to obtain the Contractor Fixed Price for that increment. Concurrently with the delivery of the Contractor Fixed Price to Tenant, Landlord shall deliver to Tenant Landlord’s reasonable estimate of (i) the design costs (which design costs shall include, without limitation, the cost of preparing plans and specifications and construction documents and the cost of compiling any other data or information required to obtain building permits or other governmentally required approvals for the performance of the increment, including approvals from the Historical Preservation Commission (such design costs being referred to collectively as “Design Costs”)), (ii) permit fees, (iii) the Construction Management Fee and (iv) any other costs that Landlord reasonably estimates will be incurred by Landlord in the performance of the subject increment of the Additional Landlord Work, including, supporting documentation, if applicable. (The Contractor Fixed Price for a particular increment, together with the other costs referenced in the immediately preceding sentence as to such increment, are referred to collectively hereinafter as the “Estimated Total Cost” for such increment). Tenant acknowledges that each increment of Additional Landlord Work will be performed using the subcontractors in the major sub-trades that are being used by the general contractor for the Landlord’s Work. The Additional Landlord Work performed by the designer, general contractor and subcontractors shall be on the same terms and conditions (including hourly rate, mark-up and fees) that are charged by the designer, general contractor and subcontractors for the Landlord’s Work. If the subcontractors already retained for Landlord’s Work do not agree to the aforementioned pricing restrictions or, as determined by Landlord in good faith, are unable to reasonably perform the subject work for any other reason, then Landlord shall cause the general contractor to obtain a bid or bids from another qualified (as determined by Landlord and general contractor in good faith) subcontractor or subcontractors for the subject work. Concurrently with Landlord’s delivery to Tenant of the Estimated Total Cost for the subject increment, Landlord shall deliver to Tenant an estimated construction schedule for the subject increment (the “Estimated Increment Schedule”), which Estimated Increment Schedule shall include (x) the estimated number of days the work will take to complete after an Increment Addition Form (as defined below) is duly executed and delivered by Landlord and Tenant and Landlord has obtained the required governmental permits and approvals for the work, (y) the estimated length of time required to obtain the aforementioned permits and approvals and (z) based on the foregoing, the estimated commencement and completion dates for the subject increment and the nature and length of any delays to the Overlap Work and/or Post-occupancy Work estimated by Landlord to result from the performance of the subject increment of the Additional Landlord Work.

Tenant shall have a period of ten (10) calendar days from receipt from Landlord of the Estimated Total Cost and the Estimated Increment Schedule for a particular increment to approve or reject in writing such Estimated Total Cost and Estimated Increment Schedule. If Tenant does not deliver either an approval or rejection notice to Landlord within the aforementioned ten (10) calendar day period, then Tenant shall be deemed to have rejected both the Estimated Total Cost and the Estimated Increment Schedule for that increment and the subject increment of Additional Landlord Work shall not be added to the Additional Landlord Work and, if Tenant desires that such work be performed, Tenant shall be responsible for performing the same as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 4.e. of the Lease (as modified by Paragraph 1 above). If Tenant delivers to Landlord, within the aforementioned ten (10) calendar day period, a written objection as to the Estimated Total Cost and/or the Estimated Increment Schedule, such written objection shall specify in reasonable detail the nature of the disapproval so as to allow Landlord, Landlord’s architect and general contractor (as applicable) to attempt to address the element that is the basis of such disapproval. Tenant shall make a Tenant representative available to confer with Landlord regarding Tenant’s disapproval and the possible measures which may be taken in order to obtain Tenant’s approval. Thereafter, as appropriate, Landlord shall modify the plans and specifications for the applicable increment (provided that any modifications to the plans and specifications shall be subject to Landlord’s written approval, which approval shall not be unreasonably withheld or delayed if the work is in accordance with current Building standards and finishes, as reasonably determined by Landlord; provided, further, that revisions to the plans and specifications for the Initially Contemplated Increments are subject to the limitations set forth in Paragraph 2.a. above regarding Tenant’s input on the plans and specifications for such work), update the Estimated Increment Schedule and, if the plans and specifications were modified, seek another Contractor Fixed Price for the work and present to Tenant, as applicable, a new Estimated Total Cost for the increment (including the new Contractor Fixed Price) and a revised Estimated Increment Schedule. Tenant shall have five (5) business days to accept or reject the new Estimated Total Cost and revised Estimated Increment Schedule (as applicable) and, if Tenant delivers a written notice to Landlord within the required five (5) business day period rejecting such revisions (or fails to deliver a written notice to Tenant within such period either accepting or rejecting such revisions), then the subject increment of Additional Landlord Work shall not be added to the Additional Landlord Work and, if

Tenant desires that such work be performed, Tenant shall be responsible for performing the same as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 4.e. of the Lease.

ii. Increment Addition Form. If Tenant accepts the Estimated Fixed Cost (initial or revised), and also accepts the Estimated Increment Schedule (initial or revised), for a particular increment of Additional Landlord Work, then Landlord and Tenant shall jointly complete and execute an Increment Addition Form in the form of attached Exhibit A (or in such modified form as Landlord and Tenant may mutually agree) for such increment. Notwithstanding anything to the contrary herein, no increment will be deemed a part of the Additional Landlord Work hereunder unless and until an Increment Addition Form is executed and delivered by both Landlord and Tenant for such increment and, if an Increment Addition Form is not executed and delivered by both Landlord and Tenant for a particular increment, for any reason, Tenant, if Tenant desires that such work be performed, shall be responsible for performing the subject work as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 4.e. of the Lease.

iii. Estimates. Tenant acknowledges that the dates in the Estimated Increment Schedule and Landlord’s explanation of anticipated delays (if any) in the performance of the Overlap Work and/or Post-Occupancy Work (as referenced in Paragraph 2.d.i. above) are Landlord’s good faith estimates only and are prepared by Landlord based on information then known to Landlord and that such dates and explanation of anticipated delays (if any) in the performance of the Overlap Work and/or Post-Occupancy Work are not binding on Landlord. Similarly, the Estimated Total Cost (as defined in Paragraph 2.d.i. above) is Landlord’s good faith estimated only (except for the Contractor Fixed Price, which is a fixed price and not an estimate) and shall not affect Tenant’s obligation for the Final Total Cost (as defined in Paragraph 2.d.iv. below) even if such Final Total Cost differs from the Estimated Total Cost that was set forth on the Increment Addition form or that was subsequently presented to Tenant in writing. However, without limitation of the foregoing, Landlord will use good faith efforts to cause Landlord’s contractor to meet the parameters of both the Estimated Increment Schedule and the Estimated Total Cost. If at any time Landlord becomes aware of a delay in the performance of a particular increment such that the Estimated Increment Schedule previously approved by Tenant for such increment is likely not to be met, and/or becomes aware of a change in Design Costs, permits fees or any other construction cost for a particular increment which will cause the total cost for such increment to exceed the Estimated Total Cost that was previously approved by Tenant for that increment, Landlord will, as soon as reasonably possible after Landlord becomes aware of the subject delay or additional cost, notify Tenant thereof, specifying in such notice the nature of the delay or cost increase, as applicable.

iv. Final Total Cost Deducted from Landlord’s Allowance. The (A) Contractor Fixed Price that was included in the Estimated Total Cost approved by Tenant pursuant to Paragraph 2.d.i. above, plus (B) the actual (i) Design Costs, (ii) permit fees, (iii) Construction Management Fee and (iv) any other costs that Landlord reasonably incurred in the performance of the subject increment of the Additional Landlord Work, constitute the “Final Total Cost” for such increment of the Additional Landlord Work (inclusive of any increased costs described in the second (2nd) grammatical paragraph of Paragraph 2.b. above, as well as any reimbursement obligation of Tenant pursuant to Paragraph 2.d.v. below). Upon completion of the subject increment of the Additional Landlord Work, Landlord shall notify Tenant in writing of the Final Total Cost for that increment and the Final Total Cost shall be deducted from Landlord’s Allowance, provided that (x) if the proposed increment set forth in item ii. of Paragraph 2.a. above is added to the Additional Landlord Work in accordance with the terms hereof, there shall only be deducted from Landlord’s Allowance the portion of the cost that is attributable to increasing the size of the restrooms beyond the size originally intended for the restrooms (which originally intended size is identified on attached Exhibit B-2) and (y) if the proposed increment set forth in item iv. of Paragraph 2.a. above is added to the Additional Landlord Work in accordance with the terms hereof, Landlord shall pay Sixty Thousand Dollars ($60,000.00) toward the cost of that increment of the Additional Landlord Work and only the portion of the cost that exceeds such Sixty Thousand Dollars ($60,000.00) shall be deducted from Landlord’s Allowance. The parties acknowledge that the entire cost of the powder room referenced in item ii. of Paragraph 2.a. above shall be deducted from Landlord’s Allowance. Notwithstanding anything to the contrary in this Amendment, in no event shall Landlord perform any increment of Additional Landlord Work that would cause the Final Total Cost of all Additional Landlord Work to exceed Landlord’s Allowance (which is $8,598,000.00). Further, notwithstanding anything to the contrary in Paragraph 4.e.ii. of the Lease (as amended by this Amendment) no portion of Landlord’s Allowance shall be disbursed for application to the cost of the construction of the Tenant Improvements until the Final Total Cost for all of the Additional Landlord Work has been deducted from Landlord’s Allowance in accordance with this Paragraph 2.d.iv.

v. Reimbursement of Design Costs for Increments Not Added to Additional Landlord Work. If Tenant requested that Landlord consider performing a particular increment of Additional Landlord Work, but, in accordance with the procedures above, such increment is not ultimately added to the Additional Landlord Work (other than because of Landlord’s bad faith or willful misconduct), then, notwithstanding the fact that Landlord will not perform the subject increment of work, Tenant shall be responsible for the Design Costs and costs of obtaining permits that were reasonably incurred by Landlord in connection with the proposed increment prior to the date that it was determined that the increment would not be included in the Additional Landlord Work (the “Reimbursable Costs”). The Reimbursable Costs shall be paid by Tenant to Landlord by deducting an amount equal to the Reimbursable Costs from Landlord’s Allowance and will be deemed a part of the Final Total Cost of all Additional Landlord Work. Landlord shall notify Tenant in writing of the amount of such deduction from Landlord’s Allowance on account of the Reimbursable Costs and shall deliver to Tenant any and all such plans that were prepared by Landlord for proposed increments that were not ultimately added to the Additional Landlord Work to be performed by Landlord.

3. Confirmation of Enlargement of 7th and 8th Floor Restrooms. Notwithstanding anything to the contrary in Paragraph 4 or Exhibit D to the Lease, Tenant hereby consents to the restrooms on the 7th and 8th floors of the Building having the lay-out set forth on Exhibit C attached hereto. Notwithstanding anything to the contrary in Paragraph 4 or Exhibit D to the Lease, Landlord shall be responsible for all costs associated with the increase in the size of the aforementioned restrooms beyond the size originally intended for the restrooms (which originally intended size is identified on attached Exhibit C).

4. Modification of Monthly Deck Rent. Effective as of the date hereof, in Paragraph 63 of the Lease, the table setting forth the Monthly Deck Rent is deleted and the following table substituted therefor:

Period	Monthly Deck Rent
First Lease Year	$8,333.33
Second Lease Year	$8,583.33
Third Lease Year	$8,840.83
Fourth Lease Year	$9,106.06
Fifth Lease Year	$9,379.24
Sixth Lease Year	$9,660.62

5. Additional Corrections to Lease. Effective as of the date hereof, the following two corrections are made to the Lease: (i) In the fourth sentence of Paragraph 7.c. of the Lease, the reference to “Paragraph 4.c.” is replaced with a reference to “Paragraph 7.c.” and (ii) in Paragraph 61.a.(ii) of the Lease, the reference to “Section 60.d.” is replaced with a reference to “Paragraph 61.d.”

6. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into the Lease and this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) that signs this Amendment on behalf of Tenant was and is duly and validly authorized to do so.

7. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

8. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

9. Counterparts. This Amendment may be signed in counterparts which, taken together, shall constitute one agreement.

10. Exhibits. Exhibits B-1 through B-5 and Exhibit C attached to this Amendment are reduced from their original size and the parties should refer to the original sized exhibits for greater detail.

(signatures on following page)

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:		Tenant:

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company		TWITTER, INC., a Delaware corporation

By:	/s/ Charles Malet	By:	/s/ Ali Rowghani

Name:	Charles Malet	Name:	Ali Rowghani

Title:	VP	Title:	CFO

EXHIBITS

Exhibit A – Increment Addition Form

Exhibit B-1 – Glass on line 15 of 9th floor

Exhibit B-2 – Restrooms and powder room on 9th floor

Exhibit B-3 – Shower rooms on 8th floor

Exhibit B-4 – Air handler unit

Exhibit B-5 – Turnstile at 9th floor street lobby

Exhibit C – Layout of 7th and 8th floor restrooms

EXHIBIT A

Increment Addition Form

INCREMENT ADDITION NO:	Date:

This document constitutes an “Increment Addition Form” under Paragraph 1.d. of the Second Amendment to Lease, dated as of September 30, 2011 (the “Second Amendment”), executed by SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”) and Twitter, Inc., a Delaware corporation (“Tenant”), in connection with Tenant’s lease of premises located at 1355 Market Street, San Francisco, CA.

1.	The following increment is hereby added to the Additional Landlord Work:

[insert written description or attach relevant documentation identifying increment]

2.	The Estimated Total Cost for the increment(s) described above is as follows:

[insert written description or attach relevant documentation specifying Estimated Total Cost]

3.	The Estimated Increment Schedule for the additional increments(s) described above is/are as follows:

[insert schedule or attach relevant documentation setting forth schedule]

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Second Amendment. Execution of this Additional Increment Form by Landlord and Tenant constitutes a binding agreement by Landlord and Tenant in accordance with the Second Amendment.

Landlord:	Tenant:

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company	TWITTER, INC., a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT B-1

Glass on line 15 of 9th floor

(see attached page)

EXHIBIT B-2

Restrooms and powder room on 9th floor

(see attached 2 pages)

EXHIBIT B-3

Shower rooms on 8th floor

(see attached page)

EXHIBIT B-4

Air handler unit

(see attached page)

EXHIBIT B-5

Turnstile at 9th floor street lobby

(see attached page)

EXHIBIT C

Layout of 7th and 8th floor restrooms

(see attached 2 pages)

THIRD AMENDMENT TO LEASE

(Adding Additional Premises)

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is executed as of the 1st day of June, 2012 (the “Third Amendment Effective Date”), between SRI NINE MARKET SQUARE LLC, a Delaware limited liability company (“Landlord”) and TWITTER, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain office lease, dated as of April 20, 2011, pursuant to which Tenant leases from Landlord certain premises in the building located at 1355 Market Street, San Francisco, California (the “Building”). The aforementioned lease was subsequently amended by (i) a First Amendment to Lease, dated as of May 16, 2011 (the “First Amendment”), pursuant to which the premises covered by the lease were modified to consist of all of the rentable area on the 7th, 8th and 9th floors of the Building (the “Original Premises”), and (ii) a Second Amendment to Lease, dated as of September 30, 2011 (the “Second Amendment”), pursuant to which, among other things, Landlord agreed to perform certain additional Landlord’s Work and the provisions of the Lease regarding the manner of disbursement of Landlord’s Allowance were modified. The aforementioned lease, as amended by the aforementioned amendments, is referred to hereinafter as the “Lease.” The Original Premises are comprised of a total of 214,950 rentable square feet of space, of which 78,792 rentable square feet is located on the 7th floor of the Building, 78,792 rentable square feet is located on the 8th floor of the Building and 57,366 rentable square feet is located on the 9th floor of the Building. Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. Landlord and Tenant presently desire to amend the Lease to add to the Original Premises covered by the Lease all of the rentable area of the 10th and 11th floors of the Building, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Lease of Additional Premises; Term. The premises located on the 10th floor of the Building and outlined on attached Exhibit A-1 (the “10th Floor Premises”) and the premises located on the 11th floor of the Building and outlined on attached Exhibit A-2 (the “11th Floor Premises”) are referred to collectively herein as the “Additional Premises.” (The 10th Floor Premises and the 11th Floor Premises are sometimes referred to individually herein as an “Additional Premises Floor.”) Landlord and Tenant agree that, for all purposes of the Lease, the 10th Floor Premises shall be deemed to consist of 44,954 rentable square feet of space and the 11th Floor Premises shall be deemed to consist of 40,305 rentable square feet of space, so that the Additional Premises consist of a total of 85,259 rentable square feet of space. Landlord confirms and agrees that the Additional Premises have been measured in accordance with the BOMA Standard (as defined in Paragraph 2.a. of the Lease). The aforementioned rentable square footage of the Additional Premises shall not be re-measured during the initial Lease term, or during any renewal term, as to the Additional Premises. However, if the BOMA Standard is revised prior to the date Tenant exercises a Renewal Option under Paragraph 8 below, then the Additional Premises may be re-measured at the commencement of the subject Renewal Term (as defined in Paragraph 8 below) in accordance with the revised BOMA Standard.

As used herein, the “11th Floor Commencement Date” is the date the 11th Floor Premises are delivered by Landlord to Tenant in Delivery Condition (as defined in Paragraph 2.a. below), but not earlier than October 1, 2012, and the “10th Floor Commencement Date” is the date the 10th Floor Premises are delivered by Landlord to Tenant in Delivery Condition (as defined in Paragraph 2.a. below), but not earlier than November 1, 2012. The date on which both the 11th Floor Commencement Date and the 10th Floor Commencement Date have occurred is sometimes referred to hereinafter the “Final Additional Premises Commencement Date.” Effective as of 11th Floor Commencement Date, as to the 11th Floor Premises, and the 10th Floor Commencement Date, as to the 10th Floor Premises, the 11th Floor Premises and the 10th Floor Premises shall be added to the premises demised under the Lease. The term of the Lease as to both the 11th Floor Premises and the 10th Floor Premises shall continue through and including the date (the “Additional Premises Expiration Date”) that is the later of (i) the date that is ninety-six (96) full calendar months following the Rent Commencement Date (as defined in Paragraph 3 below) or (ii) the date that is twenty-four (24) full calendar months following the expiration of the initial Lease term for the Original Premises, as such initial Lease term is extended from time to time pursuant to Paragraph 58.d. of the Lease.”

Upon either party’s request after the date by which such dates are able to be confirmed, Landlord and Tenant shall execute a letter in substantially the form of Exhibit B attached hereto confirming (i) the 11th Floor Commencement Date, (ii) the 10th Floor Commencement Date, (iii) the Rent Commencement Date and (iv) the Additional Premises Expiration Date.

Upon the Final Additional Premises Commencement Date, the Premises covered by the Lease will consist of all of the rentable area of the 7th, 8th, 9th, 10th and 11th floors of the Building and the Premises will consist of a total of approximately 300,209 rentable square feet of space. (As provided in Paragraph 8 below, the 6th Floor Expansion Increment will be included in the Premises covered by the Lease at such time as the 6th Floor Expansion Increment is added to the Lease in accordance with such Paragraph 8.)

2. Delivery of Additional Premises; Landlord’s Work; Tenant Improvements; Landlord’s Allowance; Early Access.

a. Delivery of Additional Premises. Landlord shall deliver the 11th Floor Premises and the 10th Floor Premises to Tenant with Landlord’s Work (as defined on attached Exhibit C) completed, but otherwise in their as-is condition (“Delivery Condition”). The delivery of a particular Additional Premises Floor to Tenant in Delivery Condition is referred to hereinafter as “Delivery” as to that floor. (For avoidance of doubt, the completion of any Additional Landlord Work being performed by Landlord on an Additional Premises Floor pursuant to attached Exhibit E is not required for Delivery of the Additional Premises Floor to have occurred.) The parties presently estimate that Landlord will deliver the 11th Floor Premises to Tenant in Delivery Condition on or about November 1, 2012 (the “11th Floor Target Delivery Date”), and that Landlord will deliver the 10th Floor Premises to Tenant in Delivery Condition on or about December 1, 2012 (the “10th

Floor Target Delivery Date”)(the 11th Floor Target Delivery Date and the 10th Floor Target Delivery Date are sometimes referred to individually as a “Target Delivery Date”). In the event of any delay in Delivery of an Additional Premises Floor resulting from Force Majeure (as defined below), Landlord shall promptly deliver notice to Tenant specifying the nature of the delay in question, and a good faith estimate of the anticipated length of the delay resulting therefrom (provided that Landlord will not be liable for any inaccuracy in the estimated delay contained in any such notice) and will thereafter promptly update Tenant in writing if and to the extent that Landlord’s good faith determination of the anticipated length of such Force Majeure delay changes in any material way.

If (x) Landlord does not achieve Delivery as to a particular Additional Premises Floor on or before the date one (1) month following the Target Delivery Date applicable to such Additional Premises Floor (such date being referred to as the “Outside Delivery Date for Additional Premises Rent Abatement” for such Additional Premises Floor, as such date may have been extended pursuant to the extension provisions in the penultimate grammatical paragraph of this Paragraph 2.a.) and (y) the Tenant Improvements (as defined in Paragraph 2.c. below) on the applicable Additional Premises Floor are not Substantially Completed (as defined in Paragraph 2.c. below) on or before the date (“Tenant’s Target Completion Date”) that is the later of (i) May 1, 2013, or (ii) the scheduled completion date for the subject Additional Premises Floor in the Construction Schedule (as defined in Paragraph 2.d.vi. below), due to Landlord’s failure to achieve Delivery of the subject Additional Premises Floor on or before the Outside Delivery Date for Additional Premises Rent Abatement for such Additional Premises Floor, then, for each day after the applicable Tenant’s Target Completion Date that the subject Tenant Improvements are not Substantially Completed due to the fact that Delivery did not occur on or before the subject Outside Delivery Date for Rent Abatement (as the same may have been extended pursuant to the extension provisions below), Tenant shall receive one day of abatement of Monthly Rent for that Additional Premises Floor, which abatement shall commence on the Rent Commencement Date (as defined in Paragraph 3 below).

Notwithstanding the above, the aforementioned rent abatement is conditioned upon the Tenant Improvements for the subject Additional Premises Floor consisting of improvements that could reasonably have been completed, using diligent and commercially reasonable efforts (but, as described below, not work on an overtime or “after-hours” basis) within a four (4) month construction period if Tenant’s Contractor used good faith and commercially reasonable and diligent efforts to Substantially Complete the Tenant Improvements on the Additional Premises Floor within such period. Further, if the Tenant Improvements for an Additional Premises Floor are not Substantially Completed on or before Tenant’s Target Completion Date due in part to delays caused by (i) Tenant not having commenced the Tenant Improvements promptly following Delivery, (ii) changes made to Tenant’s plans after commencement of construction which delay the construction process originally provided for in the Construction Schedule, (iii) the inclusion in the Tenant Improvements of “long lead” materials (such as fabrics, paneling, carpeting or other items that are not readily available within industry standard lead times (e.g., custom made items that require time to procure beyond that customarily required for standard items, or items that are currently out of stock and will require extra time to back order) and for which suitable substitutes exist) and/or (iv) any other delays caused by Tenant, Tenant’s Contractor, subcontractors, vendors, architects, consultants or other agents in commencing or completing the Tenant Improvements (each a “Tenant Caused Substantial Completion Delay”), then the rental abatement shall not apply to the extent the delay in Substantial Completion of the subject Tenant Improvements beyond Tenant’s Target Completion Date for such Tenant Improvements was caused by such Tenant Caused Substantial Completion Delay. For purposes of clause (iv) in the immediately preceding sentence, so long as Tenant’s Contractor meets or exceeds the milestone dates described in the Construction Schedule (as defined in Paragraph 2.d.vi. below), no delay in the completion of the Tenant Improvements on the part of Tenant’s Contractor shall be deemed to have occurred. Tenant shall not be required to use overtime labor in order to Substantially Complete the Tenant Improvements by Tenant’s Target Completion Date if the failure to Substantially Complete the Tenant Improvements by such date will result from Landlord’s failure to achieve Delivery by the Outside Delivery Date for Additional Premises Rent Abatement, as opposed to resulting from a Tenant Caused Substantial Completion Delay(s). However, if Landlord is responsible for the delay in accordance with the foregoing provisions, and if Landlord agrees (at Landlord’s sole option) to pay the increase in Tenant’s construction costs that will result from use of overtime labor so that Tenant is able to Substantially Complete the Tenant Improvements on the subject Additional Premises Floor on or before Tenant’s Target Completion Date, then Tenant shall, if reasonably feasible, employ overtime labor, provided that Landlord makes the funds for the increased construction costs (which will include, without limitation, the “overtime” portion of wages to laborers, as well as other costs (if any) necessarily and reasonably incurred as a result of the modification of the Construction Schedule, such as increased costs to expedite material deliveries, etc.) available for timely disbursement (in accordance with an industry-standard payment cycle) during the course of construction. Upon the request of Landlord or Landlord’s Contractor from time to time during Tenant’s construction of the Tenant Improvements, Tenant shall advise Landlord of Tenant’s progress in Substantially Completing the Tenant Improvements and whether overtime labor would be required in order for Tenant to Substantially Complete the Tenant Improvements on or before Tenant’s Target Completion Date, so that Landlord can determine whether Landlord elects to pay for the overtime costs in order to enable Tenant to Substantially Complete the Tenant Improvements on or before Tenant’s Target Completion Date.

In addition to the foregoing, if Landlord fails to achieve Delivery of any Additional Premises Floor on or before the date (the “Outside Delivery Date for Termination”) that is three (3) months following the Target Delivery Date for the subject Additional Premises Floor (which Target Delivery Date is set forth in the second sentence of the first grammatical paragraph of this Paragraph 2.a.), then Tenant may notify Landlord in writing within ten (10) Business Days following the Outside Delivery Date for Termination (but in any event prior to Delivery) that Tenant elects to terminate Tenant’s lease of the subject Additional Premises Floor and, if Delivery of the subject Additional Premises Floor does not occur within thirty (30) days following Landlord’s receipt of such termination notice, then Tenant’s lease of the subject Additional Premises Floor shall terminate. However, if Delivery of the applicable Additional Premises Floor occurs prior to the end of such 30-day period, then Tenant’s lease of the Additional Premises Floor shall continue in effect. If Tenant is entitled to terminate Tenant’s lease of an Additional Premises Floor pursuant to the foregoing, but does not exercise such termination right, Tenant shall still be entitled to the rent abatement as to that Additional Premises Floor pursuant to the provisions above. In the event Tenant’s lease of a particular Additional Premises Floor is terminated pursuant to this grammatical paragraph, then the Letter of Credit (which was increased pursuant to Paragraph 5 below to a total of $6,004,180.00)

shall be reduced by an amount equal to Eight Hundred Fifty Two Thousand Five Hundred Ninety Dollars ($852,590.00) on account of the deletion of that Additional Premises Floor from the Lease. For avoidance of doubt, if both Additional Premises Floors are deleted from the Lease pursuant to this grammatical paragraph, the Letter of Credit would be reduced by a total of One Million Seven Hundred Five Thousand One Hundred Eighty Dollars ($1,705,180.00) so that the amount of the Letter of Credit would be Four Million Two Hundred Ninety Nine Thousand Dollars ($4,299,000.00).

The Outside Delivery Date for Additional Premises Rent Abatement and the Outside Delivery Date for Termination, as to each Additional Premises Floor, will be extended by the length of any delays in Delivery that result from strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of Landlord (“Force Majeure”) and/or delays resulting from the act or failure to act of Tenant or Tenant’s Contractor (a “Tenant Delay of Landlord’s Work”); provided, however, that (x) extension of the Outside Delivery Date for Termination on account of Force Majeure shall not exceed a total of ninety (90) days and (y) delays incurred by Landlord in obtaining permits required for Landlord’s Work shall not constitute Force Majeure delays. As provided in attached Exhibit E, delays in Delivery of an Additional Premises Floor caused by Tenant’s request for, or the performance of, Additional Landlord Work constitute Tenant Delays of Landlord’s Work. Notwithstanding the foregoing, in the event any act or omission of Tenant, in Landlord’s reasonable determination, constitutes a Tenant Delay of Landlord’s Work, Landlord will, promptly after determining that the act or omission will create a Tenant Delay of Landlord’s Work, deliver notice to Tenant specifying the action or omission in question, and if Tenant cures such action or omission within five (5) Business Days following receipt of such notice, no Tenant Delay of Landlord’s Work shall be deemed to have occurred. Notwithstanding the foregoing, if Tenant fails to deliver to Landlord, on or before July 1, 2012 (as required by Paragraph 2 of attached Exhibit C) a conceptual plan designating which improvements on an Additional Premises Floor shall not be demolished by Landlord, Tenant shall be deemed to have waived its right to deliver such notice as to that Additional Premises Floor and Landlord shall continue with the demolition of all of the then existing improvements on the subject Additional Premises Floor in accordance with Paragraph 2 of Exhibit C and no Tenant Delay of Landlord’s Work shall result therefrom. Notwithstanding anything to the contrary above, Landlord will use reasonable efforts, without additional cost to Landlord unless Tenant agrees in writing to reimburse Landlord for such costs, to mitigate the effects of any Tenant Delay of Landlord’s Work. If and to the extent the Landlord reasonably incurs a net increased cost (taking into account any cost saving Tenant might have facilitated by its actions) in the performance of Landlord’s Work as a direct result of any Tenant Delay of Landlord’s Work (as reasonably evidenced by Landlord, with supporting documentation), Tenant will be responsible for such reasonable increased costs and Landlord’s Allowance (as defined in Paragraph 2e. below) will be decreased by the amount of such reasonable increased cost and, if the net increased cost of Landlord’s Work exceeds Landlord’s Allowance, then Tenant shall pay to Landlord a penalty equal to such excess, which penalty shall be paid not later than ten (10) Business Days following the later of (i) the Rent Commencement Date (or, if the Lease is terminated prior to the Rent Commencement Date due to an Event of Default, the date of Lease termination) and (ii) the date Landlord delivers a written invoice to Tenant for such excess with supporting invoices evidencing such excess cost.

The rent abatement and termination rights provided for above in this Paragraph 2.a. shall be Tenant’s sole remedy in the event of Landlord’s failure to achieve Delivery of any Additional Premises Floor by the by the required dates.

b. Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense (without application of Landlord’s Allowance) perform Landlord’s Work. The general contractor performing Landlord’s Work is referred to hereinafter as “Landlord’s Contractor.” Landlord’s Work shall also include all work required to cause the Base Building (as defined in Paragraph 4.b. of the Lease) components of the Additional Premises (prior to the construction of the Tenant Improvements) to comply, as of Delivery, with Title 24, ADA and any other applicable Legal Requirements regarding access. Except for Landlord’s Work, Landlord shall not be required to perform any work in the Additional Premises to prepare them for Tenant’s occupancy and Tenant shall accept the Additional Premises in their as-is condition. If, subsequent to the Third Amendment Effective Date, Tenant desires to have Landlord perform additional work associated with the Tenant Improvements being constructed by Tenant’s Contractor pursuant to Paragraph 4.c. below, then Tenant shall advise Landlord thereof and the provisions of attached Exhibit E shall apply with regard to such requested additional work. As used in this Third Amendment, the term “Additional Landlord Work” shall have the meaning set forth in Paragraph a. of attached Exhibit E.

c. Tenant Improvements. Promptly following Delivery of each Additional Premises Floor, Tenant shall commence construction of the improvements Tenant desires to make therein prior to Tenant’s initial occupancy of the Additional Premises Floor (the “Tenant Improvements”). For avoidance of doubt, (i) the Tenant Improvements shall consist of interior improvements necessary to facilitate the use by Tenant of the Additional Premises for the use(s) permitted hereunder, and shall not include the installation of Building Systems (as defined in Paragraph 4.b. of the Lease) or the modification of same; and (ii) Tenant is not acting as the agent of Landlord in its construction efforts and not performing any work of improvements within the Additional Premises on behalf of Landlord. If, as of the Delivery of an Additional Premises Floor, all of the Additional Landlord Work on that Additional Premises Floor (if any) has not been completed, then, during the period commencing on the Delivery of such Additional Premises Floor and continuing through the date immediately preceding the date that all of the Additional Landlord Work on that Additional Premises Floor is completed, (i) no rent shall be due or accrue under the Lease (as amended by this Third Amendment) for the Additional Premises, (ii) the Indemnitees covered by Tenant’s indemnity obligations under Paragraph 14.b. of the Lease shall, as to the Additional Premises, be limited to SRI Nine Market Square LLC, and (iii) Tenant’s liability under the Lease (as amended by this Third Amendment) for acts or failures to act, to the extent applicable to the Additional Premises, will be limited as described in Paragraph 25.b.6. of the Lease (with the term “Construction Period” meaning the period commencing on the Third Amendment Effective Date and ending on the date all of the Landlord’s Work and Additional Landlord Work is completed), provided, that for the purposes of application to the Additional Premises only, (x) the term “Tenant’s Share” as used in Paragraph 25.b.6 of the Lease shall mean 11.61% and (y) the rate included in clauses (b)(i) and (b)(ii) of the introductory paragraph of Paragraph 25.b.6 shall remain 7.8%. Accordingly, the example contained in the penultimate grammatical paragraph of Paragraph 25.b.6 would be restated, solely with respect to the Additional Premises, as follows:

“By way of example, if, as of the Occurrence Date, (i) Landlord’s Project costs equal $100,000,000.00 (assuming $65,000,000.00 as the purchase price for the Building, and $35,000,000.00 of subsequent costs to improve the Building) and (ii) Tenant has not previously paid to Landlord any Monthly Rent with respect to the Additional Premises, and (iii) there has been no draw upon the Letter of Credit, and (iv) as there are no payments due from Tenant to Landlord under the Lease (as amended by this Third Amendment) with respect to the Additional Premises prior to the date upon which Landlord completes Landlord’s Work in the Additional Premises, Tenant’s liability with respect to the Additional Premises would be limited to (x) 11.61% of $89,950,000.00 (i.e.,89.95% of Project Costs) or approximately $10,443,195.00.”

For avoidance of doubt, the foregoing limitation on Tenant’s liability with respect to the Additional Premises will not be deemed to alter or diminish the limitation on the liability of Tenant with respect to the Original Premises during the Construction Period (as defined in the Lease) as described in Paragraph 25.b.6 of the Lease.

Except as otherwise expressly provided in this Paragraph 2 or Paragraph 9 of the Lease, all of the provisions of Paragraph 9 of the Lease (entitled “Alterations and Restoration”) shall apply to the construction of the Tenant Improvements. Notwithstanding anything to the contrary herein, the Alteration Operations Fee provided for in Paragraph 9.a. of the Lease shall be inapplicable to the construction of the Tenant Improvements and the Construction Management Fee provided for in Paragraph 2.e.iii. below shall instead apply. The general contractor selected by Tenant for the construction of the initial Tenant Improvements (“Tenant’s Contractor”) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves NOVO Construction as Tenant’s Contractor, if Tenant elects to select NOVO Construction as Tenant’s Contractor.

Subject to Landlord’s reasonable approval of the plans and specifications for the Tenant Improvements in accordance with the provisions of Paragraph 9.a. of the Lease and Paragraphs 2.d.i. and ii. below (and provided that the work complies with all applicable Legal Requirements) the Tenant Improvements may, at Tenant’s option, include, without limitation, the following work (which work shall constitute Specialty Alterations for purposes of Paragraph 9.b. and 20.a. of the Lease):

i.

the construction of an internal stairway between the 9th floor of the Premises and the 10th Floor Premises and/or between the 10th Floor Premises and the 11th Floor Premises (although, in any event, Tenant shall retain the right to utilize the designated fire stairs for travel between such floors, subject to Legal Requirements and reasonable Building rules)(provided that, if such stairway(s) are to be constructed, such work will constitute an Initially Contemplated Increment under attached Exhibit E); and

ii.

a full service kitchen and cafeteria in the 10th Floor Premises, which may include connecting equipment to existing mechanical, electrical, plumbing and fire suppression systems, modifying the Base Building and the installation of equipment and pertinent infrastructure required for a functioning kitchen, including but not limited to food service equipment, exhaust systems, waste systems (including grease interceptors), food storage units, and similar installations; provided that the installation of any equipment on the roof of the Building shall be subject to availability of space (as reasonably determined by Landlord) and subject to the same conditions and restrictions as set forth in Paragraph 62 of the Lease regarding Specialty Equipment and Ancillary Specialty Sites (as those terms are defined in such Paragraph 62) located on the roof of the Building. To the extent Tenant has determined and advised Landlord that any of the work under this item ii. constitutes work that is not a “normal tenant improvement” for purposes of Accounting Standards Codification 840-40, such work will be an Initially Contemplated Increment under attached Exhibit E).

In no event shall Tenant or Tenant’s Contractor be given access to the Additional Premises until Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the construction of the Tenant Improvements.

The Tenant Improvements shall be deemed “Substantially Completed” by Tenant’s Contractor when they have been completed in accordance with the final plans (as reasonably approved by Landlord and Tenant), subject only to correction or completion of “punch list” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s use of the Additional Premises for Tenant’s business and the subsequent performance of the completion of the work will not materially interfere with or impair the use of the Additional Premises for Tenant’s business.

d. Construction Plans; Tenant’s Construction Schedule.

i. Selection of Architect; Construction Drawings. Tenant shall select an architect, subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, to prepare the Space Plan and Working Drawings (as those terms are defined below) (“Tenant’s Architect”). Landlord hereby approves Interior Architects to act as Tenant’s Architect if Tenant elects Interior Architects to be Tenant’s Architect. The Space Plan and Working Drawings shall be subject to Landlord’s prior written approval in accordance with Paragraph 9.a. of the Lease and the timelines described in this Paragraph 2.d.

ii. Space Plan. Tenant shall initially supply Landlord with four (4) copies of its proposed space plan for the Additional Premises (the “Space Plan”). The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and any major equipment to be contained therein. Landlord shall advise Tenant within five (5) Business Days after Landlord’s receipt of the Space Plan if the same is unsatisfactory or incomplete in any respect (Landlord’s approval not to be unreasonably withheld or conditioned). If Tenant is so advised, Tenant shall cause the Space Plan to be revised by Tenant’s Architect to correct any deficiencies or other matters Landlord may reasonably require and re-submit the proposed Space Plan to Landlord. Landlord will approve or disapprove of the revised Space Plan in writing within two (2) Business Days after receipt thereof. This process will continue until the Space Plan is fully approved in writing by Landlord. To the extent Landlord is able to identify Specialty Alterations during Landlord’s review of the Space Plan, then concurrently, with Landlord’s review and approval of the Space Plan, Landlord shall notify Tenant in writing of whether any of the Tenant Improvements described therein (other than any internal stairway described in Paragraph 2.c. above, which is hereby expressly deemed a Specialty Alteration without express designation by Landlord) are deemed Specialty Alterations and, if so, whether Tenant is required to remove the subject Specialty Alterations in accordance with Paragraphs 9.b. and 20.a. of the Lease at the expiration or earlier termination of the Lease. Notwithstanding anything to the contrary above, if, when reviewing revised Space Plans, Landlord requires material revisions to design items that Landlord previously approved (and the material revisions to previously approved items are not triggered by the other revisions being made to the Space Plan), then the additional time (if any) required for Tenant’s Architect to revise the Space Plan to address those additional deficiencies shall constitute a Landlord Delay for purposes of Paragraph 2.f. below.

iii. Working Drawings. After the Space Plan has been approved in writing by Landlord, Tenant shall cause Tenant’s Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings and specifications in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and submit the same to Landlord for Landlord’s approval (Landlord’s approval not to be unreasonably withheld or conditioned). Tenant shall supply Landlord with four (4) copies of the Working Drawings. Landlord shall advise Tenant in writing within seven (7) Business Days after Landlord’s receipt of the draft Working Drawings if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall cause Tenant’s Architect to revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require and re-submit the same to Landlord. Landlord will approve or disapprove the revised Working Drawings in writing within seven (7) Business Days following receipt thereof (provided that, if the modifications to the Working Drawings are of a nature that the revisions can be reviewed in a shorter period, Landlord shall use reasonable efforts to provide its approval or disapproval within such shorter period and within five (5) Business Days if reasonably possible). This process will continue until the Working Drawings are fully approved by Landlord. If Landlord determines that any work shown on the Working Drawings constitutes a Specialty Alteration, and Landlord did not advise Tenant of such fact at the time of Landlord’s approval of the Space Plan, then concurrently with Landlord’s review and approval of the Working Drawings, Landlord shall notify Tenant in writing that the subject work is a Specialty Alteration and whether Tenant is required to remove the subject Specialty Alteration in accordance with Paragraphs 9.b. and 20.a. of the Lease at the expiration or earlier termination of the Lease. Notwithstanding anything to the contrary above, if, when reviewing revised Working Drawings, Landlord requires material revisions to items that Landlord previously approved (and the material revisions to previously approved items are not triggered by the other revisions being made to the Working Drawings), then the additional time (if any) required for Tenant’s Architect to revise the subject Working Drawings to address those additional deficiencies shall constitute a Landlord Delay for purposes of Paragraph 2.f. below. The final Working Drawings, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “Construction Drawings.” Tenant shall also submit the Working Drawings in the form of an AutoCad compatible drawing file.

Notwithstanding anything to the contrary in Paragraph 2.d.ii. above or this Paragraph 2.d.iii., Tenant may, at Tenant’s option, “fast track” construction of the Tenant Improvements by submitting the Space Plan and/or the Working Drawings in multiple packages so that Landlord is able to review the subject plans for the portions of the Tenant Improvements for which the plans are complete (which may be on a floor-by-floor basis). The time periods set forth above for Landlord’s written approval or disapproval of the Span Plan and the Working Drawings shall separately apply as to each package of plans that is separately submitted by Tenant to Landlord. Following Tenant’s receipt of Landlord’s initial comments on any submitted Working Drawings, but prior to Landlord’s final approval of the Working Drawings for the complete Tenant Improvements, Tenant may, at Tenant’s option, proceed with construction in accordance with Landlord’s initial comments on the submitted Working Drawings, at Tenant’s sole risk, provided that Tenant has obtained all required governmental permits for such work and the work is in compliance with all applicable Legal Requirements. Tenant acknowledges that any improvements made by Tenant prior to Landlord’s final written approval of the Construction Drawings, as provided above, and which do not comply with such Construction Drawings, shall be removed or corrected (as applicable) by Tenant at Tenant’s cost, although Landlord’s Allowance may be applied to such costs.

iv. Permits. Promptly following Landlord’s approval of the Construction Drawings, Tenant will submit the same to the applicable governmental authorities for permit; provided, however, as provided in Paragraph 2.d.iii. above, Tenant may, at Tenant’s option, apply for permits prior to Landlord’s final approval of the Construction Drawings. Landlord will reasonably cooperate with Tenant in any such submission, with any and all costs reasonably incurred by Landlord in connection therewith being reasonably funded from Landlord’s Allowance.

v. Change Orders. If, after approval of the Construction Documents, Tenant desires to submit a change order to Landlord, Tenant will deliver notice of such proposed change order (as well as the applicable plan revisions) to Landlord together with a description of any change in the Construction Schedule resulting therefrom. Landlord will approve or disapprove the proposed change order in writing (Landlord’s approval no to be unreasonably withheld or conditioned) within five (5) Business Days following delivery of the same to Landlord.

vi. Tenant’s Construction Schedule. Promptly following Landlord’s and Tenant’s written approval of the Construction Drawings, Tenant’s selection of Tenant’s Contractor and the receipt of all bids from subcontractors, Tenant will prepare a construction schedule outlining the major milestones of planned progress of construction of the Tenant Improvements (the “Construction Schedule”) and deliver a copy of the Construction Schedule to Landlord.

vii. Construction of Tenant Improvements Concurrently with the Performance of Additional Landlord Work. Following Delivery of each Additional Premises Floor, if Landlord is performing any Additional Landlord Work pursuant to the provisions of attached Exhibit E, Landlord and Tenant shall both have access to the Additional Premises for the purposes of Tenant’s construction of the Tenant Improvements and Landlord’s performance of the Additional Landlord Work, in substantially the same manner that Landlord and Tenant each concurrently performed construction in the Original Premises during the Overlap Period as described in the Lease.

e. Landlord’s Allowance.

i. Landlord’s Allowance. Notwithstanding anything to the contrary in Paragraph 9 of the Lease, as an inducement to Tenant to enter into this Third Amendment, Landlord shall contribute toward the cost of the design, construction and installation of the Tenant Improvements for the Additional Premises (including, without limitation, Tenant’s Contractor’s fee and the Construction Management Fee provided for in Paragraph 2.e.iii. below) an amount not to exceed Four Million Four Hundred Seventy Six Thousand Ninety Seven and 50/100 Dollars ($4,476,097.50) (which is Fifty Two and 50/100 Dollars ($52.50) per rentable square foot of the Additional Premises)(the “Landlord’s Allowance”); provided, however that not more than Eight Hundred Fifty Two Thousand Five hundred Ninety Dollars ($852,590.00)(which is Ten Dollars ($10.00) per rentable square foot of the Additional Premises) of Landlord’s Allowance may be applied to Tenant’s reasonable space planning, architectural and engineering costs for the design of the Tenant Improvements. No portion of the Landlord’s Allowance may be applied to the cost of equipment, trade fixtures, moving expenses, furniture, cabling, signage or free rent. Further, Tenant may only apply Landlord’s Allowance to portions of the Additional Premises which are then the subject of a sublease, or are intended to be sublet, if the Tenant Improvements in such space are consistent with the general design and finish of the Tenant Improvements in the remainder of the Premises. Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Landlord’s Allowance if Tenant is in default under the Lease (as amended hereby) at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under the Lease (as amended hereby), Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met. Notwithstanding anything to the contrary in this Paragraph 2.e.i., Landlord’s Allowance shall be available for disbursement pursuant to the terms hereof only for the period (the “Allowance Availability Period”) commencing on the Third Amendment Effective Date and ending on the date that is fifteen (15) months following the Final Additional Premises Commencement Date. Accordingly, if any portion of the Landlord’s Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the last day of the Allowance Availability Period, such unused portion shall be forfeited by Tenant. Notwithstanding the foregoing, (a) the Allowance Availability Period shall be extended for any period that construction of the Tenant Improvements is delayed due to Force Majeure and (b) if and to the extent that the Substantial Completion of any portion of the Tenant Improvements is delayed due to a Landlord Delay (as defined in Paragraph 2.f. below) for more than thirty (30) days beyond the scheduled completion date that would have occurred without the Landlord Delay (as reasonably evidenced by Tenant with supporting documentation) then the Allowance Availability Period for the pro-rata portion of Landlord’s Allowance that applies to the portion of the Additional Premises for which the Landlord Delay applies will be extended one day for each day beyond such thirty (30) day period that Substantial Completion did not occur because of the Landlord Delay.

Tenant acknowledges that Landlord’s Allowance is to be applied to Tenant Improvements generally covering the entire Additional Premises outlined in Exhibit A-1 and A-2. If Tenant elects to leave any substantial portion of the Additional Premises unimproved, then the Landlord’s Allowance shall be adjusted on a pro-rata per rentable square foot basis to reflect the number of square feet actually being improved; provided that if Tenant, prior to the expiration of the

Allowance Availability Period, subsequently elects to improve any such unimproved space, Landlord’s Allowance will be re-adjusted to reflect and include the rentable area of the space so improved, but the Allowance Availability Period shall not be extended.

ii. Disbursement of Landlord’s Allowance. Landlord shall disburse Landlord’s Allowance directly to Tenant following the Substantial Completion of the Tenant Improvements in their entirety for all of the Additional Premises and the completion of all “punch-list” items (as those terms are defined in Paragraph 2.c. above), which disbursement shall be made by Landlord to Tenant in one (1) lump sum within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering all work actually performed and construction and materials in place (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a certificate from Tenant’s Architect certifying that the Tenant Improvements have been Substantially Completed and all punch-list work performed in accordance with the Construction Drawings, and (C) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities that performed work or supplied materials (all such waivers to be in the forms prescribed by the applicable provisions of the California Civil Code). Notwithstanding the foregoing, if Landlord determines that any portion or portions of the requested disbursement amount should not be disbursed because all of the above-referenced requirements for disbursement (or any other disbursement requirements expressly provided for in Paragraph 2.e.i. above) have not been met with regard to such portions, then Landlord shall disburse the portions of the requested disbursement for which all of the requirements have been met and notify Tenant in writing of the additional requirements that need to be met in order for the remainder of the requested disbursement to be disbursed. Upon Tenant’s satisfaction of such remaining requirements, Landlord shall disburse the subject withheld amounts.

If Landlord does not make the disbursement for a portion or portions of the requested disbursement (as provided in the penultimate sentence of the immediately preceding grammatical paragraph) and Tenant determines that Tenant has complied with all of the applicable requirements for the withheld portion or portions of the disbursement to be disbursed, then Tenant may send Landlord a written notice stating why Tenant has determined that the disbursement was required (the “Disbursement Failure Notice”) and, if the parties are unable, within thirty (30) days following Landlord’s receipt of the Disbursement Failure Notice, to resolve the disagreement with regard to the subject withheld portion of the requested disbursement, then either party may submit the issue to the dispute resolution procedure provided for in Paragraph 2.j. below and the results of such procedure shall be binding. If it is mutually agreed by Landlord and Tenant in writing (or confirmed in writing through the dispute resolution procedure in Paragraph 2.j. below) that Tenant has met all of the requirements for the disbursement of the withheld portion of Landlord’s Allowance that is the subject of the dispute and Landlord does not, within thirty (30) days following such written agreement or confirmation, disburse the subject amount to Tenant, then Tenant may deduct the subject amount (together with interest at the Interest Rate) from Tenant’s rental payments next due until such sums have been fully offset.

Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of Landlord’s Allowance and shall submit to Landlord unconditional lien waivers with regard to such excess costs executed by Tenant’s Contractor and the persons and entities that performed the subject work or supplied materials.

iii. Construction Management Fee. Landlord shall receive a construction management fee (the “Construction Management Fee”) equal to Fifty Cents ($.50) per rentable square foot of the Additional Premises (which totals Forty Two Thousand Six Hundred Twenty Nine and 50/100 Dollars ($42,629.50)) as compensation to Landlord for Landlord’s internal review of Tenant’s plans, general oversight of the construction, access, elevator usage during normal Business hours, and electricity consumed during construction. Landlord’s aforementioned review of Tenant’s plans and oversight of construction shall be solely for the benefit of Landlord and in no event shall approval of the plans by Landlord be deemed to constitute a representation by Landlord that the work called for in the plans complies with applicable codes and other Legal Requirements or release Tenant from Tenant’s obligation to supply plans which conform to applicable codes and other Legal Requirements and in no event shall Landlord’s aforementioned oversight of construction release Tenant from its obligation to retain such project management or other services as shall be necessary to ensure that the Tenant Improvements are performed properly and in accordance with the requirements of this Third Amendment. The Construction Management Fee shall be paid from Landlord’s Allowance.

f. Landlord Delay. Landlord’s (a) failure to comply with any time requirements expressly set forth in Paragraph 2.d. above with respect to Landlord’s obligation to provide notice of approval or disapproval of the Space Plan, Working Drawings or Change Orders, or (b) Landlord’s unreasonable interference with the completion of Tenant Improvements, including any failure or refusal of Landlord or Landlord’s agents or contractors to permit Tenant, its agents or contractors, access to and use of the Building or any Building facilities or services (including hoists, elevators, and loading docks) which access or use is reasonably required for the orderly and continuous performance of the work necessary to complete Tenant Improvements, are referred to collectively herein as “Landlord Delay” (provided that no Landlord Delay as described in clause (b) above will be deemed to have occurred unless and until Tenant has notified Landlord of the event which Tenant claims constitutes a Landlord Delay and Landlord has failed to cure such event within five (5) Business Days thereafter). Tenant will use commercially reasonable efforts to mitigate its damages and/or construction delays in the event of an alleged Landlord Delay.

Notwithstanding anything to the contrary in this Paragraph 2, if and to the extent Tenant reasonably incurs a net increased cost (taking into account any cost saving Landlord might have facilitated by its actions, including any Landlord Delay) of design or construction of the Tenant Improvements as a direct result of any Landlord Delay (as reasonably evidenced by Tenant, with supporting documentation), Landlord will be responsible for such reasonable increased costs and Landlord’s Allowance will be increased by the amount of such reasonable increased cost. Further, when determining whether a particular Landlord Delay delayed Substantial Completion of the Tenant Improvements, the subject Landlord Delay shall be offset by any action or response by Landlord that achieved a reduction in Tenant’s construction schedule (each day saved in Tenant’s construction schedule being a “Schedule Saving Day”) and any aggregate Landlord Delay as described in this Paragraph 2.f. shall first be offset against, and reduced on a day-for-day basis by, the aggregate number of Schedule Saving Days. In the event of a disagreement between Landlord and Tenant as to whether a Landlord Delay has occurred and/or as to the application of this grammatical paragraph, either party may submit the issue to the dispute resolution procedure set forth in Paragraph 2.j. below.

This Paragraph 2.f. is inapplicable to delays in Delivery, whether caused by Landlord, Landlord’s Contractor or otherwise (such delays being expressly covered by Paragraph 2.a. above) and this Paragraph 2.f. only applies to delays in the commencement or Substantial Completion of the Tenant Improvements following Delivery.

g. Representatives.

(i) Tenant’s Representative. Tenant has designated Ed Axelsen and Norm Doerges as its sole representatives with respect to the design and completion of the Tenant Improvements, who, until further written notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant for purposes of this Paragraph 2.

(ii) Landlord’s Representative. Landlord has designated Todd Sklar and Paul Grafft as its sole agents with respect to Landlord’s Work (and, if applicable, the Additional Landlord Work) and Perry Brandt and Paul Grafft as its sole representatives with respect to the design and completion of the Tenant Improvements, who, until further written notice to Tenant, shall each, individually, have full authority and responsibility to act on behalf of the Landlord for purposes of this Paragraph 2 as to the respective work.

h. No Miscellaneous Charges. Neither Tenant nor the Contractor (or any subcontractor) shall be charged for parking (to the extent parking is available) or for the use of electricity (provided that the electricity usage is limited to typical construction use), water, HVAC, security elevators, and/or hoists during the construction of the Tenant Improvements or during Tenant’s move-in to the Additional Premises.

i. Presence of Hazardous Materials. If, at any point during the Lease term after Delivery of an Additional Premises Floor (including, without limitation, during construction of the Tenant Improvements therein), the subject Additional Premises Floor is determined to have contained Hazardous Materials in violation of applicable Legal Requirements as of the date of Delivery of such Additional Premises Floor, Landlord, at Landlord’s sole cost and expense, shall remove, encapsulate, contain, or otherwise dispose of such Hazardous Materials in accordance with applicable Legal Requirements. Any delay incurred by Tenant in the design or construction of the Tenant Improvements because of the presence of such Hazardous Materials (and/or Landlord’s subsequent removal, encapsulation, containment of the same pursuant to the foregoing) shall constitute a Landlord Delay for purposes of Paragraph 2.f. above.

j. Resolution of Construction Related Disputes. In the event of a disagreement between Landlord and Tenant regarding the date of Delivery, Delivery Condition, the Presumptive Commencement Date (as defined in Paragraph 3 below), the date of Substantial Completion of the Tenant Improvements, or the occurrence of an instance of Force Majeure, Landlord Delay, Tenant Delay of Landlord’s Work, Rent Delay for Completion of Additional Landlord Work (as defined in Paragraph 3 below), Tenant Caused Substantial Completion Delay, or any other issues regarding the commencement, completion or delays in the performance of Landlord’s Work or the Tenant Improvements or regarding rent abatements or cost reimbursements due in connection Landlord’s Work or the construction of the Tenant Improvements, then if such disagreement is not resolved within thirty (30) days, either party may require that such disagreement be submitted by the parties to a dispute resolution procedure mutually and reasonably agreed to by the parties, which may be JAMS or another reputable dispute resolution group or may be a mutually agreed upon expert acting independently, provided that any expert retained in connection with the resolution of a dispute regarding completion of Landlord’s Work shall be an independent general contractor with not less than fifteen (15) years’ experience in construction projects such as the construction of Landlord’s Work and any expert retained in connection with the Substantial Completion of the Tenant Improvements, shall be an independent architect with not less than fifteen (15) years’ experience as an architect for projects such as, or similar to, the Tenant Improvements. The parties shall agree upon the dispute resolution procedure and expert(s) within thirty (30) days following the date that the parties have agreed to resolve such disagreement pursuant to this Paragraph 2.j. The decision reached through the dispute resolution procedure shall be binding on the parties. Each party shall bear one-half (1/2) of the cost of the dispute resolution procedure.

k. Staging Area. During the period (the “Staging Area Term”) commencing on the Third Amendment Effective Date and continuing through and including the date thirty (30) days after the Rent Commencement Date (as defined in Paragraph 3 below), Tenant shall have the right to use up to 10,000 rentable square feet of space on the sixth (6th) floor of the Building (“Staging Area”) for the purposes of storing and staging its furniture and equipment only. With respect to the Staging Area, Tenant shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities for the Staging Area, subject to Landlord’s reasonable approval of the same. No utilities or services shall be provided to the Staging Area. Tenant shall be responsible for installing, at Tenant’s sole cost (although Landlord’s Allowance may be applied to such costs) any lighting or other improvements required for Tenant’s occupancy of the Staging Area during the Staging Area Term, including, without limitation, any life safety alarms or other installations required by applicable Legal Requirements. Tenant shall be obligated to remove all of the stored materials, its fencing and other improvements and facilities (and restore the affected areas of the Building to their condition prior to delivery of the Staging Area to Tenant) within ten (10) Business Days after the end of the Staging Area Term. Further, if, prior to the end of the Staging Area Term, Tenant exercises its option to lease the 6th Floor Expansion Increment (as defined in Paragraph 7 below), then, not later than ten (10) Business Days following Landlord’s written notice to Tenant that Tenant must vacate the Staging Area in order for Landlord to commence construction on the 6th Floor Expansion Increment, Tenant shall vacate the Staging Area in the manner provided above.

Except to the extent inconsistent with this Paragraph 2.k., all of the provisions of this Lease shall apply to Tenant’s use of the Staging Area, including, without limitation, Paragraph 14 and 15 of the Lease, provided that (i) no rent shall accrue with respect to Staging Area during the Staging Area Term, (ii) provided that Tenant is utilizing the Staging Area solely for the purposes contemplated by this Paragraph 2.k., Tenant will not be deemed to be in occupancy of, or constructing Tenant Improvements within, any portion of the 6th Floor Expansion Increment for the purposes of Paragraph 7 below during any portion of the Staging Area Term, (iii) Tenant will not be required to insure any property located on the 6th floor of the Building during the Staging Area Term other than Tenant’s property which is stored in the Staging Area, (iv) the provisions of Paragraph 25.6.b of the Lease, as modified pursuant to the provisions of Paragraph 7 below for the purposes of application to the 6th Floor Expansion Increment, will apply to Tenant’s liability with respect to the Staging Area during the Staging Area Term and (v) the Indemnitees covered by Tenant’s obligations under Paragraph 14.b. of the Lease shall be limited to SRI Nine Market Square LLC with respect to the Staging Area during the Staging Area Term.

3. Monthly Rent for Additional Premises. During the initial Lease term for the Additional Premises, Tenant shall pay Monthly Rent under Paragraph 5.a. of the Lease for the Additional Premises in the following amounts for the respective periods set forth below:

Applicable Period	Monthly Rent	Annual Rate per RSF
First Rent Year	$326,826.17	$46.00
Second Rent Year	$336,630.95	$47.38
Third Rent Year	$346,729.88	$48.80
Fourth Rent Year	$357,131.78	$50.27
Fifth Rent Year	$367,845.73	$51.77
Sixth Rent Year	$378,881.10	$53.33
Seventh Rent Year	$390,247.53	$54.93
Eighth Rent Year	$401,954.96	$56.57	***

The “First Rent Year” is the period commencing on the Rent Commencement Date (as defined below) and ending on the last day of the twelfth (12th) full calendar month thereafter. Each period of twelve (12) full calendar months thereafter constitutes a “Rent Year.” The “Rent Commencement Date” is the date nine (9) months following the Final Additional Premises Commencement Date (as defined in Paragraph 1 above). ***If, pursuant to the second grammatical paragraph of Paragraph 1 above, the Additional Premises Expiration Date (as defined in such paragraph) is extended to be the date that is twenty-four (24) full calendar months following the expiration of the initial Lease term for the Original Premises, as such initial Lease term is extended from time to time pursuant to Paragraph 58.d. of the Lease, then commencing on the date immediately following the last day of the Eighth Rent Year, and on each successive anniversary of such date until the Additional Premises Expiration Date (as extended in accordance with the foregoing), Monthly Rent for the Additional Premises shall increase by three percent (3%) over the Monthly Rent in effect during the immediately prior year.

If, due to any Tenant Delay of Landlord’s Work (as defined in the fifth grammatical paragraph of Paragraph 2.a. above, and including any Tenant Delay of Landlord’s Work which occurs under attached Exhibit E) the Final Additional Premises Commencement Date is delayed beyond the Final Additional Premises Commencement Date that would have occurred if not for such Tenant Delay of Landlord’s Work (such date that the Final Additional Premises Commencement Date would have occurred if not for the Tenant Delay of Landlord’s Work being referred to hereinafter and the “Presumptive Commencement Date”), (i) the Rent Commencement Date will continue to be established as provided above (i.e., the Rent Commencement Date will be the date nine (9) months following the actual Final Additional Premises Commencement Date without regard to the fact that a Tenant Delay of Landlord’s Work delayed such date), and (ii) for each day between (x) the Rent Commencement Date that would have occurred based on the Presumptive Commencement Date and (y) the Rent Commencement Date established under clause (i) above, Tenant will be obligated to pay Landlord a per diem penalty equal to the per diem Monthly Rent for the Additional Premises during the First Rent Year (the “Per Diem Penalty Rate”) (by way of

example, if the Rent Commencement Date under clause (i) is twenty (20) days later than the Rent Commencement Date that would have occurred if the actual Final Additional Premises Commencement Date was the Presumptive Commencement Date, Tenant will pay a penalty of $214,899.40 (20 x $10,744.97)) (the “Per Diem Penalty”). Any such Per Diem Penalty owed to Landlord shall be paid by Tenant within ten (10) Business Days after the later to occur of (A) the Rent Commencement Date (or, if the Lease is terminated prior to the Rent Commencement Date due to an Event of Default, the date of Lease termination) and (B) the date of Landlord’s delivery to Tenant of the calculation of the penalty in question. In addition to the foregoing, if pursuant to attached Exhibit E, Landlord is performing Additional Landlord Work in the Additional Premises, and the Additional Landlord Work is not completed by the Rent Commencement Date (as the same may have been adjusted by application of the provisions above in this grammatical paragraph) then the Rent Commencement Date shall be delayed until all of the Additional Landlord Work is completed (with the length of such delay in the Rent Commencement Date being referred to hereinafter as a “Rent Delay for Completion of Additional Landlord Work”), and Tenant shall pay an additional Per Diem Penalty (calculated as provided above) for each day between (x) the Rent Commencement Date that would have occurred if not for the Rent Delay for Completion of Additional Landlord Work and (y) the Rent Commencement Date established under clause (x) above. If the Rent Commencement Date is delayed by application of any of the provisions of this grammatical paragraph, then then the First Rent Year (as defined above) shall be shortened by the number of days for which a Per Diem Penalty was assessed, with the following Rent Years to be unchanged, except that the Eighth Rent Year shall end on the Expiration Date.

Further, notwithstanding the foregoing, if, after the Delivery of an Additional Premises Floor, a Landlord Delay (as defined in Paragraph 2.f. above) delays Substantial Completion of the Tenant Improvements on that Additional Premises Floor for more than thirty (30) days beyond the scheduled completion date that would have occurred for that Additional Premises Floor without the Landlord Delay (as reasonably evidenced by Tenant with supporting documentation) then, commencing on the Rent Commencement Date, the Monthly Rent for the subject Additional Premises Floor shall be abated one (1) day for each day beyond such thirty (30) day period that the Tenant Improvements were not Substantially Completed due to the Landlord Delay. (As provided in Paragraph 2.j. below, any disagreement regarding whether a Tenant Delay of Landlord’s Work has delayed the Final Additional Premises Commencement Date, or regarding whether a Landlord Delay has delayed Substantial Completion of the Tenant Improvements by more than thirty (30) days, may be submitted by either party to the dispute resolution procedures in such Paragraph 2.j.)

4. Additional Rent for Additional Premises. Effective as of the Rent Commencement Date, Paragraph 7 of the Lease shall apply in full to the Additional Premises, provided, however, that, as to the Additional Premises only, (a) Tenant’s Share (as defined in Paragraph 2.e. of the Lease) shall be 11.61% (which is 85,259/734,467), (b) the Base Year (as defined in Paragraph 2.e. of the Lease) shall be the 2013 calendar year, and (c) the Base Tax Year (as defined in Paragraph 2.e. of the Lease) shall be the fiscal tax year ending June 30, 2013. Notwithstanding the foregoing, if, due to Tenant Delay(s) of Landlord’s Work, the Rent Commencement Date does not occur by the end of the Base Year or the Base Tax Year, then, within ten (10) Business Days following the Rent Commencement Date (or, if the Lease is terminated prior to the Rent Commencement Date due to an Event of Default, the date of the Lease termination), Tenant shall pay to Landlord, as a penalty, the additional amounts (if any) that Tenant would have paid under Paragraph 7 of the Lease on account of the Additional Premises if the Rent Commencement Date had occurred on the date it would have occurred if not for the Tenant Delay(s) of Landlord’s Work.

Notwithstanding anything to the contrary above, the provisions of Paragraph 7.b.ii. of the Lease (regarding a reassessment of the Real Property caused by a sale, refinancing or other transfer of the Real Property or any interest therein) shall apply to the Additional Premises, except that the table therein is, for purposes of the Additional Premises only, replaced with the following table:

“Applicable Period of Term	Percentage
Rent Commencement Date through date 3 years following Presumptive Delivery Date (“Protection End Date”)	0

Date following Protection End Date through Expiration Date	100	%”

5. Letter of Credit. As a result of the addition of the Additional Premises to the Lease, the Four Million Two Hundred Ninety Nine Thousand Dollars ($4,299,000.00) Letter of Credit required under Paragraphs 2.d. and 6 of the Lease (as amended by the First Amendment) is hereby increased by One Million Seven Hundred Five Thousand One Hundred Eighty Dollars ($1,705,180.00) to the total sum of Six Million Four Thousand One Hundred Eighty Dollars ($6,004,180.00). Not later than thirty (30) days following the Third Amendment Effective Date, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit held by Landlord that increases the amount of the Letter of Credit to the new increased amount, or, at Tenant’s option, Tenant may deliver an additional Letter of Credit to Landlord in the required additional amount, which additional Letter of Credit shall be in compliance in all respects with the requirements of Paragraph 6 of the Lease. Tenant’s failure to deliver the amendment to the Letter of Credit (or additional Letter of Credit) to Landlord on or before the date thirty (30) days after the Third Amendment Effective Date shall constitute an Event of Default under Paragraph 25.a. of the Lease and, in addition to the remedies afforded to Landlord under Paragraph 25.b. of the Lease, Landlord may, at Landlord’s option, terminate this Third Amendment by written notice to Tenant given at any time prior to receipt of the amended or additional Letter of Credit. Further, notwithstanding anything to the contrary in Paragraphs 2.b. or 2.e. above, Landlord shall not be required to commence Landlord’s Work or disburse any portion of Landlord’s Allowance until the amendment to the Letter of Credit or additional Letter of Credit is received in the required form and amount, and (i) any delays in Delivery caused by Tenant’s failure to timely deliver the same shall constitute a Tenant Caused Delivery Delay and (ii) any delays in Substantial Completion of the Tenant Improvements resulting from such failure shall constitute a Tenant Caused Substantial Completion Delay.

6. Parking. Commencing on the Third Amendment Effective Date and continuing throughout the term of the Lease as to the Additional Premises (as the same may be extended pursuant to Paragraph 8 below), Tenant shall be entitled to lease, on an unassigned, non-exclusive and unlabeled basis, up to nineteen (19) parking spaces (the “Additional Premises Parking Spaces”) in the Parking Facility (as defined in Paragraph 53 of the Lease). The Additional Premises

Parking Spaces are separate from the parking spaces allocated to Tenant under the first sentence of Paragraph 53.a. of the Lease and the rentable square footage of the Additional Premises shall not be taken into account when determining the number of parking spaces available to Tenant under the first sentence of Paragraph 53.a. of the Lease. Commencing on the Third Amendment Effective Date, Tenant shall pay to Landlord or the operator of the Parking Facility, as directed by Landlord, for each of the Additional Premises Parking Spaces the rate or charge in effect from time to time for parking in the Parking Facility. If, at any time, Tenant releases to Landlord any of the Additional Premises Parking Spaces, then Tenant’s right under this Paragraph 6 to use such released Additional Premises Parking Space shall automatically forever terminate.

Except to the extent otherwise expressly provided above in this Paragraph 6 (or in the immediately following sentence) all of the terms and conditions set forth in Paragraph 53 of the Lease as to the lease of parking spaces in the Parking Facility shall apply to Tenant’s lease of the Additional Premises Parking Spaces. The second grammatical paragraph of Paragraph 53.a. of the Lease is expressly inapplicable to the Additional Premises Parking Spaces.

Tenant has advised Landlord that Tenant desires to implement a procedure pursuant to which individual employees of Tenant, on a first come first served basis, may utilize and pay for, on a daily basis, the parking spaces allocated to Tenant under Paragraph 53 of the Lease and the Additional Premises Parking Spaces, with the payments made by such employees to the operator of the Parking Facility for such daily parking to be applied to Tenant’s parking charges under the Lease. Landlord agrees that Tenant may, at Tenant’s option, establish such a procedure with the operator of the Parking Facility, provided that Landlord shall have no responsibility for the implementation or administration of such procedure by the operator of the Parking Facility and Tenant shall deal directly and solely with the operator of the Parking Facility in connection with such procedure. Any fees assessed by the operator of the Parking Facility for the administration of such procedure shall be the responsibility of Tenant. Landlord makes no representation to Tenant as to whether the operator of the Parking Facility will agree to such a procedure and Tenant’s obligations under the Lease shall not be modified or amended in any manner if the operator of the Parking Facility does not agreed to such procedure.

7. 6th Floor Expansion Option – Must Take Term Extension for Floors 7, 8 and 9.

a. 6th Floor Expansion Option – Must Take. Notwithstanding anything to the contrary in Paragraph 58 of the Lease, Tenant shall be obligated to lease the Expansion Increment comprised of the entire rentable area of the sixth (6th) floor of the Building, which the parties deem, for all purposes of the Lease, to consist of 78,792 rentable square feet of space (the “6th Floor Expansion Increment”). Landlord confirms and agrees that the 6th Floor Expansion Increment has been measured in accordance with the BOMA Standard (as defined in Paragraph 2.a. of the Lease.) If Tenant has not delivered to Landlord an Expansion Option Notice (as defined in Paragraph 58.a. of the Lease) for the 6th Floor Expansion Increment on or before November 1, 2014, then the Expansion Increment Commencement Date (as defined in Paragraph 58.a. of the Lease) for the 6th Floor Expansion Increment shall be November 1, 2014, and Landlord shall deliver the 6th Floor Expansion Increment to Tenant in Delivery Condition (as defined in Paragraph 2.a. above) on or before such date. Notwithstanding the foregoing, if Landlord fails to deliver the 6th Floor Expansion Increment to Tenant in Delivery Condition on or before November 1, 2014, then the Expansion

Increment Commencement Date for the 6th Floor Expansion Increment shall be the actual date Landlord delivers the 6th Floor Expansion Increment to Tenant in Delivery Condition. Except as provided above, all of the existing terms and conditions of Paragraph 58 of the Lease shall apply to Tenant’s lease of the 6th Floor Expansion Increment, except that the Expansion Increment Rent Commencement Date (as defined in Paragraph 58.e. of the Lease) shall, for the 6th Floor Expansion Increment, be the earlier of (i) the date six (6) months following the Expansion Increment Commencement Date for the 6th Floor Expansion Increment (as set forth above) and (ii) the date Tenant commences business in any portion of the 6th Floor Expansion Increment; provided, however, that in no event will Tenant be entitled to commence business within any portion of the 6th Floor Expansion Increment until Landlord has delivered the 6th Floor Expansion Increment to Tenant in Delivery Condition. For avoidance of doubt, notwithstanding that Tenant is, pursuant to the provisions of this Paragraph 7, obligated to lease the 6th Floor Expansion Increment from Landlord, Tenant will have no financial obligation under the Lease, as amended by this Third Amendment, with respect to the 6th Floor Expansion Increment nor will the terms of the Lease, as amended by this Third Amendment, apply to the 6th Floor Expansion Increment, unless and until Landlord has delivered the 6th Floor Expansion Increment to Tenant in Delivery Condition (i.e., with all Landlord’s Work therein substantially completed). Notwithstanding anything to the contrary above, if, due to any Tenant Delay of Landlord’s Work (as defined in the fifth grammatical paragraph of Paragraph 2.a. above) the Expansion Increment Rent Commencement Date is delayed beyond the Expansion Increment Rent Commencement Date that would have occurred if not for such Tenant Delay of Landlord’s Work, then (i) the Expansion Increment Rent Commencement Date will continue to be established in the manner provided above (i.e. shall be based on the date of the actual delivery of the 6th Floor Expansion Increment to Tenant in Delivery Condition), and (ii) for each day between (x) the Expansion Increment Rent Commencement Date that would have occurred if not for the Tenant Delay of Landlord’s Work and (y) the Rent Commencement Date established under clause (i) above, Tenant will be obligated to pay Landlord a per diem penalty equal to the per diem Monthly Rent for the 6th Floor Expansion Increment at the rental rate in effect during the first full twelve (12) calendar months of the Lease term as to the 6th Floor Expansion Increment. Any such per diem penalty owed to Landlord shall be paid by Tenant within ten (10) Business Days after the later to occur of (A) the Expansion Increment Rent Commencement Date (or, if the Lease is terminated prior to the Expansion Increment Rent Commencement Date due to an Event of Default, the date of Lease termination) and (B) the date of Landlord’s delivery to Tenant of the calculation of the penalty in question. If the immediately preceding sentence applies, then the initial twelve (12) full calendar month rent period for the 6th Floor Expansion Increment (which period commences on the Expansion Increment Rent Commencement Date) shall be shortened by the number of days for which the per diem penalty was assessed, with the annual $1.00 per rentable square foot increases to occur thereafter as required by Paragraph 58.e.

In addition to the foregoing, during the period prior to the completion of Tenant’s construction of Tenant Improvements within the 6th Floor Expansion Increment, (i) the Indemnitees covered by Tenant’s obligations under Paragraph 14.b. of the Lease shall, as to the 6th Floor Expansion Increment, be limited to SRI Nine Market Square LLC, and (ii) Tenant’s liability under the Lease for acts or failures to act to the extent applicable to the 6th Floor Expansion Increment only will be limited as described in Paragraph 25.b.6 of the Lease, provided, that for the purposes of application to the 6th Floor Expansion Increment only, (a) the term “Tenant’s Share” as used in

Paragraph 25.b.6 of the Lease shall be 10.73% and (b) the discount rate used in determining the remedy shall be at least the Tenant’s Incremental Borrowing Rate for the 6th Floor Expansion Increment (which rate is 7.8% in Paragraph 25.b.6 the Lease and is 7.8% pursuant to Paragraph 4.c of this Third Amendment). For avoidance of doubt, the foregoing limitation on Tenant’s liability with respect to the 6th Floor Expansion Increment will not be deemed to alter or diminish (x) the limitation on the liability of Tenant with respect to the Original Premises during the Construction Period as described in Paragraph 25.b.6 of the Lease or (y) the limitation on the liability of Tenant with respect to the Additional Premises described in Paragraph 4.c above.

Prior to the Expansion Increment Commencement Date, Landlord and Tenant shall execute the amendment to the Lease required by Paragraph 58.g. of the Lease in order to add the 6th Floor Expansion Increment to the Lease. Such amendment shall include the concepts of Exhibit E attached hereto (regarding Additional Landlord Work), with appropriate modifications to the language of Exhibit E to reflect that such concepts are being applied to the 6th Floor Expansion Increment rather than the Additional Premises.

b. Term Extension for Floors 7, 8 and 9. Paragraph 58.d. of the Lease presently provides that, at such time as Tenant leases an Expansion Increment under Paragraph 58 of the Lease, the Lease term as to the then Premises covered by the Lease will automatically be extended through the date that is the last day of the sixtieth (60th) full calendar month following the Expansion Increment Rent Commencement Date for the Expansion Increment being added to the Lease at such time. Notwithstanding the foregoing, as provided in Paragraph 1 of this Third Amendment, the Additional Premises (i.e., the 10th Floor Premises and the 11th Floor Premises) have a separate expiration date from the Original Premises and, in the event of an extension of the Lease term for the Original Premises pursuant to Paragraph 58.d. of the Lease, the Lease term for the Additional Premises will be extended as provided for in Paragraph 1 of this Third Amendment.

Notwithstanding anything to the contrary in Paragraph 58.d. of the Lease or above, Tenant may, at Tenant’s option, elect not to have the Lease term as to the then Premises under the Lease automatically extended pursuant to Paragraph 58.d. of the Lease as a result of Tenant’s lease of the 6th Floor Expansion Increment. Tenant shall make such election, if at all, by providing written notice thereof to Landlord concurrently with Tenant’s delivery of the Expansion Option Notice for the 6th Floor Expansion Increment. If Tenant does not deliver an Expansion Option Notice for the 6th Floor Expansion Increment on or before November 1, 2014, then Tenant shall be deemed to have waived Tenant’s right to prevent the automatic extension of the Lease term under Paragraph 58.d. of the Lease and the automatic extension shall occur. Further, if Tenant timely elected to prevent the automatic extension of the Lease term under Paragraph 58.d. upon Tenant’s lease of the 6th Floor Expansion Increment, and Tenant subsequently leases the Expansion Increment located on the fifth (5th) floor of the Building, then, effective as of the Expansion Increment Commencement Date for the fifth (5th) Floor Expansion Increment, the provisions of Paragraph 58.d. shall apply to all of the then Premises under the Lease (including the 6th Floor Expansion Increment) and shall extend the Lease term for all of such Premises (provided that the Lease term for the Additional Premises shall continue to be governed by Paragraph 1 of this Third Amendment).

8. Renewal Options for Additional Premises.

a. Tenant shall have two (2) consecutive options to extend the term of the Lease for the entire Additional Premises (but not a portion thereof) (each, a “Renewal Option”) for periods of five (5) years each (each, a “Renewal Term”). A Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to expiration of the then-current Lease term for the Additional Premises. At Landlord’s option, Tenant shall have no right to renew the Lease for the Additional Premises, and Tenant’s exercise of a renewal option shall be void, if, as of the date the term of the renewal term is to commence, the original Tenant named herein (and/or an Affiliate or Affiliates thereof to which this Lease has been assigned or portions of the Additional Premises have been sublet in accordance with Paragraph 13.h. of the Lease) is not in occupancy of at least eighty-five percent (85%) of the Additional Premises. Further, at Landlord’s election, a Renewal Option shall be null and void and Tenant shall have no right to renew the Lease for the Additional Premises, if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the renewal period, there exists an uncured Event of Default or a breach of the Lease that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period. If Landlord is entitled to void Tenant’s exercise of a Renewal Option pursuant to either of the two (2) immediately preceding sentences, then Landlord must exercise its right to void the Renewal Option, if at all, by providing Tenant with written notice thereof not later than thirty (30) days after the date Landlord’s right to void the exercise of the Renewal Option was triggered and, if Landlord does not timely deliver such written notice to Tenant voiding the exercise of the Renewal Option, then Tenant’s exercise of the Renewal Option shall remain in effect.

b. Terms and Conditions. If Tenant exercises a Renewal Option, then during the subject Renewal Term all of the terms and conditions set forth in the Lease (as amended by this Third Amendment) as applicable to the Additional Premises during the prior term shall apply during the Renewal Term, except that (i) Tenant shall have no further right to renew the Lease for the Additional Premises beyond the end of the second Renewal Term, (ii) the Monthly Rent payable by Tenant for the Additional Premises shall be the then Fair Market Rent (as defined below) based on the terms of the Lease for the Additional Premises as renewed, with Tenant to receive the then market leasing concessions, (iii) Tenant shall take the Additional Premises in their then “as-is” condition, subject to Tenant receiving any tenant improvement allowance that is a part of then-market concessions, (iv) the Base Year for the Additional Premises shall be the calendar year in which the Renewal Term commences, (v) the Base Tax Year for the Additional Premises shall be the fiscal tax year in which the Renewal Term commences and (vi) the amount of the Letter of Credit or Security Deposit to be maintained by Tenant during the Renewal Term on account of the Additional Premises pursuant to Paragraph 5 of this Third Amendment and under Paragraph 6 of the Lease shall be established concurrently with the determination of the Fair Market Rent and market leasing concessions, taking into account the Security Criteria, as defined in the third grammatical paragraph of Paragraph 6 of the Lease. Fair Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the Renewal Term. For purposes of this Paragraph 8.b., the term “Fair Market Rent” shall have the meaning set forth in Paragraph 60.b. of the Lease. The Fair Market Rent and the amount of the Letter of Credit shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the subject Renewal Term. If Landlord and Tenant are unable to agree upon the Fair Market Rent (and/or the amount of the Letter of Credit for the renewal term) within such thirty (30)-day period, then the Fair Market Rent (and/or amount of the Letter of Credit) shall be established by appraisal in accordance with the procedures set forth in Paragraph 60.c. of the Lease.

c. Delay in Determination of Monthly Rent. If the Fair Market Rent is not established prior to the commencement of a Renewal Term, then Tenant shall continue to pay as Monthly Rent and Additional Rent for the Additional Premises the sums in effect as of the last day of the prior term of the Lease for the Additional Premises and, as soon as the Fair Market Rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period, or, if Tenant paid excess Monthly Rent during such period, Landlord shall credit such excess payments to the Monthly Rent amounts next due.

9. 10th Floor Deck. Subject to applicable Legal Requirements and the terms of this Paragraph 9, throughout the term of Tenant’s lease of the Additional Premises (as the same may be extended from time to time), Tenant may, but shall not be obligated to, utilize the deck located outside the 10th Floor Premises and outlined on attached Exhibit D (the “10th Floor Deck”) as an outside deck, which use shall be exclusive, subject to Landlord’s entry rights under Paragraph 23 of the Lease. If Tenant elects not to use the 10th Floor Deck, Tenant will have no obligation to improve or repair the 10th Floor Deck. Landlord shall deliver the 10th Floor Deck to Tenant in good structural condition adequate for an occupancy live load of fifty (50) pounds per square foot (this assumes that a paver system with a maximum weight of twenty-five (25) pounds per square foot is installed, so that total load on the 10th Floor Deck does not exceed seventy-five (75) pounds per square foot), but otherwise in its as-is condition. Tenant may, at Tenant’s option, perform alterations to the 10th Floor Deck, which alterations shall constitute Alterations under Paragraph 9 of the Lease and Tenant shall comply with all of the requirements of Paragraph 9 with regard to such Alterations. If Tenant desires that Alterations be performed on the 10th Floor Deck, the work shall constitute an Initially Contemplated Increment under attached Exhibit E. Notwithstanding anything to the contrary in Paragraph 9 of the Lease, Tenant shall only be required to remove from the 10th Floor Deck, upon the expiration or earlier termination of the Lease as to the Additional Premises, those Alterations to the 10th Floor Deck that are not customary for an outside deck in an office building comparable to the Building in the San Francisco Financial District. Tenant may place on the 10th Floor Deck any furniture Tenant desires, provided that such furniture is appropriate for an outdoor deck in a building in the San Francisco Financial District comparable to the Building and Tenant, at Tenant’s sole cost and expense, keeps such furnishings in good and safe condition and repair and in an aesthetically acceptable manner and in compliance with all applicable Legal Requirements. During any period that Tenant utilizes the 10th Floor Deck, Tenant shall maintain the same in good condition and repair, at Tenant’s sole cost and expense and in accordance with all Legal Requirements; provided, however, that Landlord shall be responsible for any and all structural repairs required to the 10th Floor Deck, except that, if the structural repairs are required due to Tenant’s overloading the 10th Floor Deck beyond the occupancy live load referenced above or due to any other structural damage caused by the negligence or willful misconduct of Tenant or any other Tenant Party then, subject to Paragraph 16 of the Lease, Tenant shall reimburse Landlord for the cost of such repairs within ten (10) Business Days following written demand with supporting documentation of such costs. No Monthly Rent or Additional Rent shall accrue or be payable for the 10th Floor Deck. All of the provisions of this Lease that apply to the Premises shall apply to Tenant’s use of the 10th Floor Deck, except to the extent inconsistent with the terms of this Paragraph 9.

10. Rooftop Building Mechanical Equipment. Landlord shall, at Landlord’s sole cost and expense (subject to the immediately following sentence), perform the work required to ensure that the noise created by the operation of the Base Building mechanical equipment located on the roof of the Building is within commercially reasonable levels so as not to not unreasonably disturb Tenant’s reasonable business operations in the Additional Premises. Notwithstanding the foregoing, the parties acknowledge that, in order to achieve the commercially reasonable noise levels required by the immediately preceding sentence, a suspended acoustical ceiling may need to be installed in the portion of the ceiling of the 11th Floor Additional Premises that is located immediately under and around the equipment pad on which the rooftop Base Building mechanical equipment is located, which suspended acoustical ceiling shall be installed by Tenant as a part of the Tenant Improvements, at Tenant’s cost (although (x) Landlord’s Allowance provided for in Paragraph 2.e.i. above may be applied to such costs and (y) if such work is determined to be necessary, the work will constitute an Initially Contemplated Increment under attached Exhibit E).

11. Monthly Rent for Original Premises if Lease Term Extended Due to Expansion. Pursuant to Paragraph 58.d of the Lease, the Lease term for the Original Premises, together with all Expansion Increments then leased by Tenant, shall, upon Tenant’s leasing of an Expansion Increment, automatically be extended through and including the last day of the sixtieth (60th) full calendar month following the Expansion Increment Rent Commencement Date for the most recently added Expansion Increment (the period of each such extension of the Lease term being referred to herein as an “Expansion Increment Extended Term”). However, neither Paragraph 58.d. of the Lease nor Paragraph 58.e. of the Lease (which sets forth the Monthly Rent for each Expansion Increment) sets forth the Monthly Rent applicable to the Original Premises during the Expansion Increment Extended Term. Accordingly, Landlord and Tenant hereby agree that, if the Lease term is extended for the Original Premises and any previously leased Expansion Increment to include an Expansion Increment Extended Term, then the Monthly Rent rate applicable to the Original Premises during the initial year of the first Expansion Increment Extended Term will be Thirty Eight and 50/100 Dollars ($38.50) per rentable square foot of the Original Premises per annum, which Monthly Rent rate will be subject to an increase of $1.00 per rentable square foot per annum on each anniversary of the first day of the first Expansion Increment Extended Term. For avoidance of doubt, the terms and conditions set forth in this Paragraph 11 do not apply to the Additional Premises.

12. Renewal Options. The rentable area of the Additional Premises will not be included in any calculation of the rentable square footage leased by Tenant for the purposes of the first sentence of Paragraph 60.a of the Lease. Further, the rentable area of the Additional Premises will not be included in the calculation of the rentable square footage occupied by Tenant for the purposes of Paragraph 58.g., 59.e., or 60.a. of the Lease.

13. Dog Policy. Notwithstanding anything to the contrary in Paragraph 8.a. of the Lease, the provisions of Paragraph 8.a. of the Lease permitting pet dogs in the Premises shall be inapplicable to the original Tenant hereunder (and any Affiliate of Tenant to which this Lease is assigned or to which portions of the Premises are sublet) and dogs (other than aid dogs) shall not be permitted in the Premises during such tenancy. Notwithstanding the foregoing, if this Lease is assigned, or portions of the Premises are sublet, to a party other than an Affiliate of Tenant, then the provisions of Paragraph 8.a of the Lease permitting pet dogs in the Premises shall apply in full to the assignee of the Lease, or to the portions of the Premises covered by the sublease, as applicable.

14. Brokers. Tenant represents and warrants that it has negotiated this Third Amendment directly with Shorenstein Management, Inc., and Jones Lang LaSalle and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesmen to act for Tenant in connection with this Third Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesmen other than the real estate brokers identified above in this Paragraph 14 for a commission, finder’s fee or other compensation as a result of Tenant’s entry into this Third Amendment. Pursuant to a separate written agreement, Landlord shall pay the commission due the aforementioned brokers in connection with this Third Amendment and Tenant shall have no liability therefor

15. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into the Lease and this Third Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Third Amendment, and (d) each person (and all of the persons if more than one signs) that signs this Third Amendment on behalf of Tenant was and is duly and validly authorized to do so.

16. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

17. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

18. Counterparts. This Third Amendment may be signed in counterparts which, taken together, shall constitute one agreement.

(Continued on next page)

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:		Tenant:

SRI NINE MARKET SQUARE LLC,		TWITTER, INC., a Delaware corporation
a Delaware limited liability company

By:	/s/ Charles Malet	By:	/s/ Richard Costolo

Name:	Charles Malet	Name:	Richard Costolo

Title:	VP	Title:	CFO

EXHIBITS

Exhibit A-l - Outline of 10th Floor Premises

Exhibit A-2 - Outline of 11th Floor Premises

Exhibit B - Form of letter confirming relevant dates

Exhibit C - Landlord’s Work

Exhibit D - Outline of 10th Floor Deck

Exhibit E - Procedure for Additional Landlord Work

EXHIBIT A-1

Outline of 10th Floor Premises

EXHIBIT A-2

Outline of 11th Floor Additional Premises

EXHIBIT B

Form of letter confirming relevant dates

            , 201

Twitter, Inc.

Re:	Lease, dated as of April 20, 2011, as amended (the “Lease”), between SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”) and Twitter, Inc., a Delaware corporation (“Tenant”) for premises in the building located at 1355 Market Street, California.

Gentlemen or Ladies:

Reference is hereby made to the Third Amendment to Lease, dated as of             , 2012 (the “Third Amendment”), pursuant to which all of the rentable area on the 10th and 11th floors of the Building is being added to your above-referenced Lease. All capitalized terms not otherwise defined herein shall have the meaning given them in the Third Amendment.

Pursuant to the penultimate sentence of Paragraph 1 of the Third Amendment, this letter shall confirm the following:

1.	The 11th Floor Commencement Date (as defined in Paragraph 1 of the Third Amendment) is .

2.	The 10th Floor Commencement Date (as defined in Paragraph 1 of the Third Amendment) is .

3.	The Rent Commencement Date (as defined in Paragraph 3 of the Third amendment) is and

4.

The Additional Premises Expiration Date (as defined for in Paragraph 1 of the Third Amendment) is                     , which is the last day of the ninety-sixth (96th) full calendar month following the Rent Commencement Date. (Paragraph 1 of the Third Amendment contains provisions regarding the extension of the Additional Premises Expiration Date upon the extension of the Lease term for the Original Premises pursuant to Paragraph 58.d. of the Lease.)

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

SRI NINE MARKET SQUARE LLC, a Delaware limited liability company

By
Its designated signatory

The undersigned agrees to the dates set forth above:

TWITTER, INC.,
a Delaware corporation

By

Name

Title

EXHIBIT C

Landlord’s Work

Landlord shall deliver the Additional Premises and Building Systems in first class condition and operating order, free of defects, known hazardous materials and in compliance with all applicable laws, similar to the delivery condition of floors 7, 8 and 9, subject to the following specific items of work.

1. Landlord shall perform exterior envelope improvements to the Additional Premises, including roofing, to ensure a watertight Building.

2. Landlord shall deliver the Additional Premises in broom clean condition, with all Building Systems distributed to and stubbed into the Additional Premises and with all pre-existing cabling removed. If Tenant desires that any portion of the existing improvements on an Additional Premises Floor not be demolished, Tenant shall, on or before July 1, 2012, deliver to Landlord a plan (in a form reasonably acceptable to Landlord) specifying the improvements on the Additional Premises Floor to remain. If Tenant does not deliver such plan to Landlord on or before July 1, 2012, Landlord shall demolish all of the then existing improvements on the subject Additional Premises Floor. Landlord and Tenant recognize that some demolition items may be governed by State and/or City landmark/historic restrictions and Landlord and Tenant shall reasonably work together to accommodate any such applicable restrictions.

3. Landlord shall repair major defects to the interior surface of exterior walls of the Additional Premises. Walls, ceilings, columns and core areas shall be provided in a “ready for finish” condition. This includes drywall at the inside face of the perimeter walls, and drywall at the interior columns, removing all abandoned MEP’s (i.e., electrical conduits and boxes, radiators and heating equipment, etc.), patching where needed the larger pipe penetrations from the floor above and providing cover plates for the abandoned j-boxes in the ceiling and repairing or replacing missing or damaged base at the perimeter walls. Landlord shall remove existing plaster at the ceiling of floor 10. Notwithstanding the above, Tenant recognizes that some surface irregularities will remain that are inherent to the age, character, and renovated nature of the building and the original Building materials and that the surfaces of the Additional Premises will be delivered in a condition substantially similar to the previously accepted delivery condition of floors 7, 8 and 9.

4. Landlord shall remedy areas of concrete floors with significant unevenness to the same 5/8” per bay and major divot standard as the previously accepted delivery condition of floors 7, 8 and 9.

5. Landlord shall provide, in shell condition, including firedoors, the new elevator lobbies in the Additional Premises, and sheetrock shall be fire-taped. Tenant shall complete finishes as part of the Tenant Improvements.

6. Mechanical equipment room partitions, including acoustical rated walls and doors, shall be provided and completed by Landlord. The Tenant side shall receive a Level 3 sheetrock finish, and the interior shall have acoustic lining.

7. Tenant accepts the current number, size and location of new electrical rooms and risers on floors 10 and 11.

8. Tenant accepts the current number, size and location of new telephone/telecom rooms and risers on floors 10 and 11.

9. Landlord shall provide a fire sprinkler riser with the capacity for Tenant to use for fire sprinkler distribution within the Additional Premises. Landlord provided fire sprinkler riser shall have the sizing and capacity for Tenant to distribute a complete fire sprinkler system that is sized adequately to meet NFPA 13 standards and City of San Francisco Fire Department regulations for standard office usage.

10. Landlord shall provide fire sprinkler heads downstream of the fire sprinkler riser within the Additional Premises, including loop and temporary distribution typical of a shell floor, ready for expansion and adjustment by Tenant.

11. The escalator between floors 10 and 11 will be delivered in good operating condition and in compliance with the requirements of the State Elevator Inspector & City of San Francisco for operation of the escalator as of Delivery of the Additional Premises (with maintenance during the Lease term to be at Tenant’s sole expense).

12. Landlord’s Work in the Additional Premises shall also comply with the following requirements in order to obtain LEED credits:

a.	AC units that are CFC (Chlorofluorocarbon) free.

b.	A no smoking policy in place.

c.	Capability to tap outside air per ASHRAE 62.1 minimum requirements.

d.	Composting and recycling provided by building operation and maintenance plan.

e.	Tenant requires a separate electric metering which will be provided with landlord equipment.

f.	Core toilets: Water closets LEED compliant: 1.1 gpf and faucets need to flow at 1.8 gpm

13. Landlord shall replace the exterior windows and louvers within the Additional Premises, including the lowering of the sills on the 10th Floor Premises to approximately 36” above floor slab, and shall patch or repair the exterior surfaces of these walls as required to coordinate with the demolition and best practices installation sequence for the new windows and louvers. Notwithstanding the foregoing, this work (lowering of the sill height on the 10th Floor Premises) is subject to review and approval by the Historic Preservation Commission (“HPC”). Landlord shall use commercially reasonable efforts to obtain such approvals in time to permit completion of this item; however, if, notwithstanding Landlord’s good faith efforts, Landlord determines that it will not receive approval from HPC and required permits by June 1, 2012, Landlord will promptly notify Tenant, setting forth in such notice the potential impacts on the overall schedule of the performance of Landlord’s Work which might result from a delay of the performance of the sill-lowering on 10th Floor Premises as described above. Upon receipt of such notice, Tenant, at Tenant’s sole option, may, by written notice to Landlord delivered on or before the date that is five (5) Business Days after delivery of Landlord’s notice, request that Landlord delay performance of the 10th Floor

Premises exterior window replacement until HPC approval (and required permits) allowing the lowering of the sills as described above are received, in which event any delay in Delivery of the 10th Floor Premises which actually results from the delay in Landlord’s performance of the exterior window replacement shall constitute a Tenant Delay of Landlord’s Work (as defined in the fifth grammatical paragraph of Paragraph 2.a. of the Third Amendment) and the notice and cure period provided for in the second sentence of such grammatical paragraph shall be inapplicable. If Tenant fails to timely elect to have Landlord delay such work (or, if Tenant previously elected in writing to delay such work, but subsequently notifies Landlord in writing to cease such delay), Landlord shall proceed in replacing windows in the currently existing window openings.

14. Landlord shall provide auxiliary cooling capacity for auxiliary cooling needs for the Additional Premises as well as 24/7 cooling requirements. There shall be available to Tenant auxiliary cooling capacity for the Additional Premises of not less than 25 tons per Additional Premises Floor.

15. Landlord’s responsibility for the HVAC ducting shall end at the interior wall of the mechanical rooms on floors 10 and 11, respectively, and the installation of the ducting for the distribution of HVAC within the Additional Premises shall be an Initially Contemplated Increment of Additional Landlord Work under Exhibit E to the Third Amendment. Landlord shall provide Tenant with a credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) to be applied toward the cost of that work and such credited amount shall be added to Landlord’s Allowance. Hot water shall be available to the Additional Premises for Tenant connections to Tenant variable air volume reheat boxes. Landlord shall require reheat boxes within the Additional Premises only at the perimeter zones within the Additional Premises. The Building Standard boxes and heating valves shall be DDC controlled by an ALC (Automated Logic) or equal system.

16. Landlord shall provide Building standard restrooms in the Additional Premises, complete with new fixtures, partitions, floor coverings, etc. finished and compliant with ADA and all local codes with finishes similar in quality, fit and finish as the restrooms located on the ninth (9th) floor.

17. Landlord shall provide domestic water, waste and vent services to the Additional Premises, provided in risers located at the restrooms and at the mechanical rooms on the floor.

18. Landlord shall provide elevator signaling devices in the Additional Premises, consistent with destination controls, in good working order. Elevators shall be of a speed and character reflective of a Class-A Building and meet all current ADA requirements.

19. Notwithstanding anything to the contrary in Paragraph 17.c. of the Lease, Tenant may, consistent with the requirements and procedures of the Building Standards, make no more than one (1) core drill hole per every one thousand (1,000) rentable square feet of space on each of the 10th Floor Premises and the 11th Floor Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s request, fill-in the core drill holes and remove all related conduit and cabling in the same manner as Tenant is required to remove and restore Specialty Alterations pursuant to Paragraph 20.a. of the Lease.

20. Building standard window treatments shall be installed by Landlord. Tenant may alter from the Building standard with Landlord’s reasonable approval and at Tenant’s expense, to the extent Tenant’s window treatments cost more than the Building standard, provided Tenant notifies Landlord of such intent prior to July 1, 2012.

21. Landlord shall deliver the 11th Floor Premises in compliance with the insulation requirements of Title 24.

22. Noise produced by mechanical equipment located in the mechanical rooms on the 10th and 11th floors shall not exceed NC40 in the Additional Premises within ten (10) feet of the mechanical rooms. (This Paragraph 22 is inapplicable to equipment on the roof of the Building, which is governed by Paragraph 10 of the Third Amendment.)

23. Landlord shall replace one of two existing freight elevators with a new automatic service elevator that will satisfy the code mandated gurney cab requirements. Capacity for such service elevator shall be 5,000 lbs (25 person capacity) at 350 feet per minute speed.

EXHIBIT D

Outline of 10th Floor Deck

EXHIBIT E

Procedure for Additional Landlord Work

a. Description of Additional Landlord Work. In addition to Landlord’s Work presently required to be performed by Landlord pursuant to Paragraph 2.b. and Exhibit C of the Third Amendment, Tenant may from time to time request, by written notice to Landlord, that Landlord perform additional work in the Additional Premises (the “Additional Landlord Work”), subject to the provisions of this Exhibit E. (For avoidance of doubt, the parties confirm that any work that is performed in the 6th Floor Expansion Increment is unrelated to Tenant’s lease of the Additional Premises and that this Exhibit E applies only to the Additional Premises.) The parties acknowledge that, prior to the date hereof, Tenant requested that the following work be included as Additional Landlord Work (subject to Tenant’s acceptance of such work, at Tenant’s option, pursuant to the procedures set forth in Paragraph d. below):

i.	Install mechanical duct loop for distribution of HVAC, as described in item 15 of Exhibit C (see Paragraph d.vii. below regarding monetary credit),

ii.	Install opening in concrete wall between 9th floor café and 10th floor,

iii.	Install rooftop equipment as necessary to support ventilation requirements for potential kitchen, and

iv.	Install improvements on 10th Floor Deck

The individual items of the Additional Landlord Work specified in items i. through iv. above (which items are sometimes referred to as the “Initially Contemplated Increments”), as well as any other individual items of Additional Landlord Work covered by this Exhibit E, are sometimes referred to as “increments” of the Additional Landlord Work. From time to time, Tenant may request that additional increments (other than the Initially Contemplated Increments) become a part of the Additional Landlord Work, but particular increments (including the Initially Contemplated Increments) shall become a part of the Additional Landlord Work only if the increments are actually added to the Additional Landlord Work in accordance with the procedures set forth in Paragraph d. below. Notwithstanding anything to the contrary herein (including, without limitation, Paragraph d. below) if Tenant requests that increments other than the Initially Contemplated Increments be considered for inclusion in the Additional Landlord Work, Landlord shall have no obligation to consider the inclusion of those particular increments into the Additional Landlord Work. Landlord shall prepare plans and specifications for the subject increment and submit them to Tenant for Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord with any information reasonably requested by Landlord in order to allow Landlord to timely and efficiently prepare any such plans and specifications. The parties acknowledge that the Additional Landlord Work does not constitute a part of Landlord’s Work under Paragraph 2.b. or Exhibit C to the Third Amendment and is governed solely by this Exhibit E. Notwithstanding the foregoing or any other provision of this Exhibit E, the provisions of Paragraph 25.b.6. of the Lease (as modified by Paragraph 2.c. of the Third Amendment) shall apply in full to this Exhibit E.

b. Performance of Additional Landlord Work. The construction (and design, when applicable) of the Additional Landlord Work shall be performed by RMW Architects (“RMW”), acting as designer, and BNBuilders, Inc. (“BNB”), acting as general contractor, or by any other architects or contractors selected by Landlord for such work. All work of design and construction of the Additional Landlord Work shall be performed in a good and workmanlike manner and in accordance with all applicable laws. The schedule for the performance of the Additional Landlord Work shall be at Landlord’s good faith discretion, with Landlord integrating the performance of the particular increments of the Additional Landlord Work into the performance of the Landlord’s Work or performing particular increments of Additional Landlord Work after Delivery of the subject Additional Premises Floor, as Landlord deems most efficient, provided that (i) Landlord shall use good faith efforts to coordinate the timing of the performance of each increment of the Additional Landlord Work with Tenant in order to minimize the disruption, if any, to Tenant’s Construction Schedule (as defined in Paragraph 2.d.vi. of the Third Amendment) and (ii) the estimated schedule for the performance of each increment shall be as set forth on the Estimated Increment Schedule (as defined in Paragraph d. below). Landlord shall use good faith efforts to complete each increment of the Additional Landlord Work within the applicable Estimated Increment Schedule and shall keep Tenant apprised of the progress being made on each increment of the Additional Landlord Work. Further, Landlord shall use good faith efforts to (x) advise Tenant of any delays in the performance of the Landlord’s Work that are anticipated by Landlord to occur as a result of any particular increment of the Additional Landlord Work and (y) specify the nature and estimated duration of the delay in question and the effect on the critical path of the construction schedule for the Landlord’s Work. Notwithstanding the foregoing and anything to the contrary in Paragraph 2.a. of the Third Amendment, if the Delivery of an Additional Premises Floor is delayed beyond the applicable Target Delivery Date as a result of (A) Tenant’s request that Landlord consider performing any increment of Additional Landlord Work (except that, if Tenant instructed Landlord in writing not to delay any then current Landlord Work while the parties consider the proposed new increment (including, without limitation, any of the Initially Contemplated Increments) and prior to the date an Increment Addition Form (as defined in Paragraph d. below) is executed by Landlord and Tenant for such new increment, then this clause (A) shall be inapplicable as to such increment) or (B) Tenant’s request (through the execution and mutual delivery by Landlord and Tenant of an Increment Addition Form) that Landlord perform, and/or Landlord’s performance of, any increment of the Additional Landlord Work (other than as a result of Landlord’s bad faith or willful misconduct), such delay shall constitute a Tenant Delay of Landlord’s Work for purposes of the fifth grammatical paragraph of Paragraph 2.a. of the Third Amendment and the requirement of written notice from Landlord to Tenant specifying the act or omission by Tenant giving rise to the Tenant Delay of Landlord’s Work, and the related cure period, shall be inapplicable. Further, except in the event of Landlord’s bad faith or willful misconduct, in no event shall any delays in the commencement or substantial completion of any portion of the Tenant Improvements resulting from (AA) Tenant’s request that Landlord consider performing any increment of Additional Landlord Work (except that, if Tenant instructed Landlord in writing not to delay any then current Landlord Work while the parties consider the proposed new increment (including, without limitation, any of the Initially Contemplated Increments) and prior to the date an Increment Addition Form is executed by Landlord and Tenant for such new increment, then this clause (AA) shall be inapplicable as to such increment), or (BB) Tenant’s request (through the execution and mutual delivery by Landlord and Tenant of an Increment Addition Form) that Landlord perform, and/or Landlord’s performance of, any increment of the Additional Landlord

Work, constitute a Landlord Delay under Paragraph 2.f. of the Third Amendment for any purpose, it being agreed that Landlord is considering and, if applicable, performing, the Additional Landlord Work as an accommodation to Tenant and shall not (except in the event of Landlord’s bad faith or willful misconduct) be penalized for any delays in the commencement or completion of the Tenant Improvements resulting from Landlord’s consideration (subject to the express limitation in (AA) above) or performance of the Additional Landlord Work.

If, as provided in clauses (A) and (AA) in the immediately preceding subparagraph, Tenant instructs Landlord not to delay the then current Landlord Work while the parties consider a proposed new increment of Additional Landlord Work, Tenant acknowledges that Landlord’s continued performance of the then current Landlord Work without consideration of the proposed new increment might, if the proposed increment is ultimately added to the Additional Landlord Work (in accordance with the procedures in Paragraph d. below), result in portions of the Landlord Work that were completed having to be removed in order to accommodate the performance of the new increment of Additional Landlord Work and, in such event, Tenant will be responsible for any and all costs associated therewith and/or any construction delays caused thereby, such cost to be included in the Final Total Cost (defined in Paragraph d.iv. below) of all Additional Landlord Work.

Notwithstanding anything to the contrary herein, the provisions of Paragraph 2.j. of the Third Amendment (entitled “Resolution of Construction Related Disputes”) shall apply in full to the performance of the Additional Landlord Work, including, without limitation, as to whether Landlord has engaged in bad faith or willful misconduct with regard to Landlord’s performance under this Exhibit E.

c. Construction Management Fee. As compensation to Landlord for construction management, inspection and administration with regard to the Additional Landlord Work, Landlord shall receive a fee (the “Construction Management Fee”) equal to four percent (4%) of the cost of construction of the Additional Landlord Work (which, in addition to hard construction costs, shall include architectural, engineering and permit fees).

d. Addition of Increments to Additional Landlord Work.

i. Contractor Fixed Price; Estimated Total Cost; Estimated Increment Schedule. If Tenant requests in writing that a particular increment be considered for inclusion in the Additional Landlord Work, and Landlord, in its sole discretion, agrees to consider such inclusion in the Additional Landlord Work (although Landlord has already agreed to process Tenant’s request with regard to the Initially Contemplated Increments, as provided in Paragraph a, above), Landlord shall use good faith efforts to promptly obtain from Landlord’s general contractor a commercially reasonable fixed price for the particular increment (the “Contractor Fixed Price”), which Contractor Fixed Price may be implemented in the form of a change order to Landlord’s original construction contract with Landlord’s general contractor for Landlord’s Work. Tenant shall provide Landlord with any and all information regarding the requested increment of Additional Landlord Work reasonably required by Landlord to solicit the Contractor Fixed Price. The parties acknowledge that Landlord will likely incur Design Costs (as defined below) and permit costs in order to obtain the Contractor Fixed Price. Landlord shall endeavor to deliver the Contractor Fixed Price to Tenant within a reasonable time following the date Landlord received from Tenant Tenant’s written request to consider the subject increment and all information required for Landlord to obtain the Contractor Fixed Price for that increment. Concurrently with the delivery of the Contractor Fixed Price to Tenant, Landlord shall deliver to Tenant Landlord’s reasonable estimate of (i) the design costs (which design costs shall include, without limitation, the cost of preparing plans and specifications and construction documents and the cost of compiling any other data or information required to obtain building permits or other governmentally required approvals for the performance of the increment, including approvals from the Historical Preservation Commission (such design costs being referred to collectively as “Design Costs”)), (ii) permit fees, (iii) the Construction Management Fee, (iv) a “contingency” component and (v) any other costs that Landlord reasonably estimates will be incurred by Landlord in the performance of the subject increment of the Additional Landlord Work, including, supporting documentation, if applicable. (The Contractor Fixed Price for a particular increment, together with the other costs referenced in the immediately preceding sentence as to such increment, are referred to collectively hereinafter as the “Estimated Total Cost” for such increment). Tenant acknowledges that each increment of Additional Landlord Work will be performed using the subcontractors in the major sub-trades that are being used by the general contractor for the Landlord’s Work. The Additional Landlord Work performed by the designer, general contractor and subcontractors shall be on the same terms and conditions (including hourly rate, mark-up and fees) that are charged by the designer, general contractor and subcontractors for the Landlord’s Work. If the subcontractors already retained for Landlord’s Work do not agree to the aforementioned pricing restrictions or, as determined by Landlord in good faith, are unable to reasonably perform the subject work for any other reason, then Landlord shall cause the general contractor to obtain a bid or bids from another qualified (as determined by Landlord and general contractor in good faith) subcontractor or subcontractors for the subject work. Concurrently with Landlord’s delivery to Tenant of the Estimated Total Cost for the subject increment, Landlord shall deliver to Tenant an estimated construction schedule for the subject increment (the “Estimated Increment Schedule”), which Estimated Increment Schedule shall include (x) the estimated number of days the work will take to complete after an Increment Addition Form (as defined below) is duly executed and delivered by Landlord and Tenant and Landlord has obtained the required governmental permits and approvals for the work, (y) the estimated length of time required to obtain the aforementioned permits and approvals and (z) based on the foregoing, the estimated commencement and completion dates for the subject increment and the nature and length of any delays to the Landlord’s Work estimated by Landlord to result from the performance of the subject increment of the Additional Landlord Work.

Tenant shall have a period of ten (10) Business Days from receipt from Landlord of the Estimated Total Cost and the Estimated Increment Schedule for a particular increment to approve or reject in writing such Estimated Total Cost and Estimated Increment Schedule. If Tenant does not deliver either an approval or rejection notice to Landlord within the aforementioned ten (10) Business Day period, then Tenant shall be deemed to have rejected both the Estimated Total Cost and the Estimated Increment Schedule for that increment and the subject increment of Additional Landlord Work shall not be added to the Additional Landlord Work and, if Tenant desires that such work be performed, Tenant shall be responsible for performing the same as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 2.e. of the Third Amendment. If Tenant delivers to Landlord, within the aforementioned ten (10) Business Day period, a written objection as to the Estimated Total Cost and/or the Estimated Increment Schedule, such written objection shall specify in reasonable detail the nature of the disapproval so as to allow Landlord, Landlord’s architect and general contractor (as applicable) to attempt to address the element that is the basis of such disapproval. Tenant shall make a Tenant representative available to confer with Landlord regarding Tenant’s disapproval and the possible measures which may be taken in order to obtain Tenant’s approval. Thereafter, as appropriate, Landlord shall modify the plans and specifications for the applicable increment (provided that any modifications to the plans and specifications shall be subject to Landlord’s written approval, which approval shall not be unreasonably withheld or delayed if the work is in accordance with current Building standards and finishes, as reasonably determined by Landlord, update the Estimated Increment Schedule and, if the plans and specifications were modified, seek another Contractor Fixed Price for the work and present to Tenant, as applicable, a new Estimated Total Cost for the increment (including the new Contractor Fixed Price) and a revised Estimated Increment Schedule. Tenant shall have five (5) Business Days to accept or reject the new Estimated Total Cost and revised Estimated Increment Schedule (as applicable) and, if Tenant delivers a written notice to Landlord within the required five (5) Business Day period rejecting such revisions (or fails to deliver a written notice to Tenant within such period either accepting or rejecting such revisions), then the subject increment of Additional Landlord Work shall not be added to the Additional Landlord Work and, if Tenant desires that such work be performed, Tenant shall be responsible for performing the same as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 2.e. of the Third Amendment.

ii. Increment Addition Form. If Tenant accepts the Estimated Fixed Cost (initial or revised), and also accepts the Estimated Increment Schedule (initial or revised), for a particular increment of Additional Landlord Work, then Landlord and Tenant shall jointly complete and execute an Increment Addition Form in the form of attached Schedule 1 (or in such modified form as Landlord and Tenant may mutually agree) for such increment. Notwithstanding anything to the contrary herein, no increment will be deemed a part of the Additional Landlord Work hereunder unless and until an Increment Addition Form is executed and delivered by both Landlord and Tenant for such increment and, if an Increment Addition Form is not executed and delivered by both Landlord and Tenant for a particular increment, for any reason, Tenant, if Tenant desires that such work be performed, shall be responsible for performing the subject work as a part of the Tenant Improvements and Tenant may apply Landlord’s Allowance to the cost of such work in accordance with the provisions of Paragraph 2.e. of the Third Amendment.

iii. Estimates. Tenant acknowledges that the dates in the Estimated Increment Schedule and Landlord’s explanation of anticipated delays (if any) in the performance of the Landlord’s Work (as referenced in Paragraph d.i. above) are Landlord’s good faith estimates only and are prepared by Landlord based on information then known to Landlord and that such dates and explanation of anticipated delays (if any) in the performance of Landlord’s Work are not binding on Landlord. Similarly, the Estimated Total Cost (as defined in Paragraph d.i. above) is Landlord’s good faith estimated only (except for the Contractor Fixed Price, which is a fixed price and not an estimate) and shall not affect Tenant’s obligation for the Final Total Cost (as defined in Paragraph d.iv. below) even if such Final Total Cost differs from the Estimated Total Cost that was set forth on the Increment Addition form or that was subsequently presented to Tenant in writing (subject to the limitations set forth in Paragraph d.iv. below). However, without limitation of the foregoing, Landlord will use good faith efforts to cause Landlord’s contractor to meet the parameters of both the Estimated Increment Schedule and the Estimated Total Cost. If at any time Landlord becomes aware of a delay in the performance of a particular increment such that the Estimated Increment Schedule previously approved by Tenant for such increment is likely not to be met, and/or becomes aware of a change in Design Costs, permits fees or any other construction cost for a particular increment which will cause the total cost for such increment to exceed the Estimated Total Cost that was previously approved by Tenant for that increment, Landlord will, as soon as reasonably possible after Landlord becomes aware of the subject delay or additional cost, notify Tenant thereof, specifying in such notice the nature of the delay or cost increase, as applicable.

iv. Final Total Cost Deducted from Landlord’s Allowance. The (A) Contractor Fixed Price that was included in the Estimated Total Cost approved by Tenant pursuant to Paragraph 2.d.i. above, plus (B) the actual (i) Design Costs, (ii) permit fees, (iii) Construction Management Fee, (iv) contingency component of the Estimated Total Cost previously approved by Tenant under Paragraph d.i. above, and (v) any other costs that Landlord reasonably incurred in the performance of the subject increment of the Additional Landlord Work (other than Force Majeure Costs, as defined in Paragraph 25.b.6. of the Lease), constitute the “Final Total Cost” for such increment of the Additional Landlord Work (inclusive of any increased costs described in the second (2nd) grammatical paragraph of Paragraph b. above). Upon completion of the subject increment of the Additional Landlord Work, Landlord shall notify Tenant in writing of the Final Total Cost for that increment and the Final Total Cost shall be deducted from Landlord’s Allowance. Notwithstanding anything to the contrary in this Exhibit E, in no event shall Landlord perform any increment of Additional Landlord Work that would cause the Final Total Cost of all Additional Landlord Work (plus the Reimbursable Costs under Paragraph v. below) to exceed Landlord’s Allowance (which is $4,476,097.50). Further, notwithstanding anything to the contrary in Paragraph 2.e.ii. of the Third Amendment, no portion of Landlord’s Allowance shall be disbursed for application to the cost of the construction of the Tenant Improvements until the Final Total Cost for all of the Additional Landlord Work has been deducted from Landlord’s Allowance in accordance with this Paragraph d.iv. Without limitation of any other provisions herein, if, for any reason (other than a Force Majeure Event, as defined in Paragraph 25.b.6. of the Lease) the Final Total Cost exceeds the available Landlord’s Allowance, then Tenant shall pay to Landlord a penalty equal to such excess, which penalty shall be paid not later than ten (10) Business Days following the later of (i) the Rent Commencement Date (or, if the Lease is terminated prior to the Rent Commencement Date due to an Event of Default, the date of the Lease termination) and (ii) the date Landlord delivers a written invoice to Tenant for such excess with supporting invoices evidencing such excess cost.

v. Reimbursement of Design Costs for Increments Not Added to Additional Landlord Work. If Tenant requested that Landlord consider performing a particular increment of Additional Landlord Work, but, in accordance with the procedures above, such increment is not ultimately added to the Additional Landlord Work (other than because of Landlord’s bad faith or willful misconduct), then, notwithstanding the fact that Landlord will not perform the subject increment of work, Tenant shall be responsible for the Design Costs and costs of obtaining permits that were reasonably incurred by Landlord in connection with the proposed increment prior to the date that it was determined that the increment would not be included in the Additional Landlord Work (the “Reimbursable Costs”). The Reimbursable Costs shall be paid by Tenant to Landlord by deducting an amount equal to the Reimbursable Costs from Landlord’s Allowance and will be deemed a part of the Final Total Cost of all Additional Landlord Work. Landlord shall notify Tenant in writing of the amount of such deduction from Landlord’s Allowance on account of the Reimbursable Costs and shall deliver to Tenant any and all such plans that were prepared by Landlord for proposed increments that were not ultimately added to the Additional Landlord Work to be performed by Landlord.

vi. Alternate “Fast Track” Process. Notwithstanding the provisions of Paragraph d.i above, in lieu of waiting for an Estimated Total Cost and Estimated Increment Schedule and executing an Increment Addition Form, Tenant may elect to “fast track” the commencement of an increment of Additional Landlord Work by requesting that Landlord provide Tenant with a “Rough Order of Magnitude” price (“ROM Price”) on any proposed increment of Additional Landlord Work, and, upon receipt of the ROM Price, Tenant may direct Landlord to commence the applicable increment of Additional Landlord Work (i.e., commence performance of such work on a so-called “price and proceed” basis), in which event Landlord shall proceed with the increment of Additional Landlord Work immediately and concurrently with Landlord’s solicitation of Estimated Total Cost and Estimated Increment Schedule for such increment. Tenant expressly acknowledges that if, following Landlord’s delivery of the Estimated Total Cost and Estimated Increment Schedule for the increment in question, Tenant rejects such Estimated Total Cost and/or Estimated Increment Schedule, Landlord shall continue to attempt to produce a new Estimated Total Cost and Estimated Increment Schedule as described in the second grammatical paragraph of Paragraph d.i above, however if Tenant ultimately disapproves such revised Estimated Increment Schedule and Estimated Total Cost, Landlord shall have no obligation to continue work on the subject increment, and Tenant shall be responsible for the cost incurred by Landlord with respect to the design and construction of such increment incurred to date, which will nonetheless be Reimbursable Costs and part of the Final Total Cost to be deducted from Landlord’s Allowance.

vii. Duct Loop Credit. Construction of the duct loop for distribution of HVAC on each Additional Premises Floor shall constitute an Initially Contemplated Increment. Landlord shall provide Tenant with the credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) described in item 15 of Exhibit C attached to the Third Amendment, to be applied towards Landlord’s cost of design and installation of such duct loop (and such credited amount shall be added to Landlord’s Allowance for such purpose); if and to the extent the design and installation of such duct loop exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), then any such excess shall be included in the Final Total Cost.

Schedules

Schedule 1 - Increment Addition Form

SCHEDULE 1

Increment Addition Form

INCREMENT ADDITION NO:	Date:

This document constitutes an “Increment Addition Form” under Paragraph d. of Exhibit E attached to the Third Amendment to Lease, dated as of June     , 2012 (the “Third Amendment”), executed by SRI Nine Market Square LLC, a Delaware limited liability company (“Landlord”) and Twitter, Inc., a Delaware corporation (“Tenant”), in connection with Tenant’s lease of the 10th and 11th floors of the building located at 1355 Market Street, San Francisco, CA.

1.	The following increment is hereby added to the Additional Landlord Work:

[insert written description or attach relevant documentation identifying increment]

2.	The Estimated Total Cost for the increment(s) described above is as follows:

[insert written description or attach relevant documentation specifying Estimated Total Cost]

3.	The Estimated Increment Schedule for the additional increments(s) described above is/are as follows:

[insert schedule or attach relevant documentation setting forth schedule]

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Third Amendment. Execution of this Additional Increment Form by Landlord and Tenant constitutes a binding agreement by Landlord and Tenant in accordance with the Third Amendment.

Landlord:	Tenant:

SRI NINE MARKET SQUARE LLC,	TWITTER, INC., a Delaware corporation
a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title: